Exhibit 10.8

Execution Version

SECOND LIEN CREDIT AGREEMENT

dated as of September 6, 2019,

among

BLUEFIN HOLDING, LLC,

as the Borrower,

BLUEFIN INTERMEDIATE HOLDINGS, LLC,

as Holdings,

THE OTHER GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

NEW MOUNTAIN FINANCE SERVICING, L.L.C.,

as Administrative Agent and Collateral Agent

ANNEXES

Annex A	Commitments

SCHEDULES

Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.07	Subsidiaries
Schedule 3.08	Litigation
Schedule 5.15	Post-Closing Deliveries
Schedule 5.18	Transactions with Affiliates
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.03(b)	Existing Investments
Schedule 6.05(r)	Existing Dispositions
Schedule 6.11	Burdensome Agreements

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Prepayment Notice
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Joinder Agreement
Exhibit G	[Reserved]
Exhibit H	Form of Term Loan Note
Exhibit I	Form of First Lien/Second Lien Intercreditor Agreement
Exhibit J	Form of Subordination Agreement
Exhibit K	Form of Non-Bank Certificate
Exhibit L	Form of Solvency Certificate
Exhibit M	Form of Second Lien Intercreditor Agreement

v

SECOND LIEN CREDIT AGREEMENT

This SECOND LIEN CREDIT AGREEMENT (this “Agreement”), dated as of September 6, 2019, is made among Bluefin Holding, LLC, a Delaware limited liability company (“Bluefin Holding” and the “Borrower”), Bluefin Intermediate Holdings, LLC, a Delaware corporation (“Holdings”), as a Guarantor, each of the other Guarantors (such terms and each other capitalized term used but not defined herein having the meaning given to it in Article I) party hereto upon becoming a party hereto, the Lenders from time to time party hereto, New Mountain Finance Servicing, L.L.C., as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), and as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent”).

WITNESSETH:

WHEREAS, prior to the date hereof, pursuant to that certain Amended and Restated Securities Purchase and Merger Agreement, dated as of July 1, 2019 (together with the exhibits, schedules and disclosure letters thereto, collectively, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Bluefin Acquisition Agreement”), by and among, inter alios, Bluefin Topco, LLC (formerly known as BMS Holdings, LLC), a Delaware limited liability company (“Topco”) and certain Affiliates of Sponsor identified therein, such Affiliates of Sponsor have, through one or more steps, consummated the acquisition of Topco (the “Bluefin Acquisition”).

WHEREAS, on the Closing Date, pursuant to that certain Securities Purchase and Exchange Agreement, dated as of July 29, 2019 (together with the exhibits, schedules and disclosure letters thereto, collectively, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Closing Date Acquisition Agreement”), by and among, inter alios, Topco and Vertice Technologies, LLC, a Florida limited liability company (“Vertice”), Topco shall, through one or more steps, consummate the acquisition of Vertice (the “Closing Date Acquisition”).

WHEREAS, the proceeds of the Loans issued hereunder are intended to be used in part to make a distribution on the Closing Date to Topco in an amount not exceeding $142,000,000 (the “Closing Date Distribution”).

WHEREAS, on the Closing Date, the Borrower has requested that the Lenders extend credit in the form of Term Loans in an aggregate principal amount equal to $75,000,000 to fund the Closing Date Acquisition, to make the Closing Date Distribution, to pay fees, costs and expenses in connection therewith, to cash collateralize any existing letters of credit, to fund working capital needs and for other general corporate purposes.

WHEREAS, in connection therewith, on the Closing Date, the Borrower shall enter into the First Lien Credit Agreement and incur (a) term loans in an aggregate principal amount to equal $165,000,000 and (b) obtain revolving credit commitments thereunder in an aggregate amount not in excess of $25,000,000 (which shall include a letter of credit sub-facility of up to $5,000,000).

NOW, THEREFORE, the Lenders are willing to (severally but not jointly) extend the credit described above for the account of the Borrower on the terms and subject to the conditions set forth herein. Accordingly, in consideration of the mutual covenants and agreements set forth herein and in the other Loan Documents, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” when used in reference to any Term Loan or Borrowing, is used when such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Additional Amount” shall have the meaning assigned to such term in Section 2.15(a).

“Additional Borrower” shall mean any Wholly Owned Restricted Subsidiary incorporated under the laws of the United States, any state thereof or the District of Columbia that becomes a Borrower after the Closing Date pursuant to Section 2.24.

“Additional Guarantor” shall mean any Wholly Owned Restricted Subsidiary that becomes a Guarantor after the Closing Date pursuant to Section 5.10.

“Additional Lender” shall mean each Eligible Assignee that becomes a Lender.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (i)(a) an interest rate per annum equal to the LIBO Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b)\ 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (ii) 0.00%.

“Administrative Agent” shall have the meaning given to that term in the preamble hereto, and include each other person appointed as a successor pursuant to Article IX.

“Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A or in such other form as may be reasonably approved by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that neither any Lender nor any Agent (nor any of their Affiliates) shall be deemed to be an Affiliate of Holdings, the Borrower or any of their respective Subsidiaries solely by virtue of its capacity as a Lender or Agent hereunder.

“Affiliated Debt Fund” shall mean a debt fund or other investment vehicle that is an Affiliate of a Sponsor and that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors therein independent of or in addition to their duties to such Sponsor or any of its Affiliates.

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean either of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1/2 of 1.00%, and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Rate or the Adjusted LIBO Rate, as the case may be.

“Antares Capital” shall mean Antares Capital LP.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.19.

“Applicable Date of Determination” shall mean, for purposes of determining Consolidated Total Funded Indebtedness and Unrestricted Cash for purposes of calculating the First Lien Leverage Ratio, the Senior Secured Leverage Ratio or the Total Leverage Ratio for purposes of determining whether an incurrence test has been satisfied, subject to Section 1.06, the date of the transaction subject to such incurrence test.

“Applicable ECF Percentage” shall mean, for any fiscal year of Holdings, (a) 50% if the Senior Secured Leverage Ratio (after giving effect to (i) any prepayments or buybacks described in Section 2.10(f)(B) and (ii) any such ECF Payment Amount assuming a 50% Applicable ECF Percentage) as of the last day of and for such fiscal year is greater than 7.50 to 1.00, (b) 25% if the Senior Secured Leverage Ratio (after giving effect to (i) any prepayments or buybacks described in Section 2.10(f)(B) and (ii) any such ECF Payment Amount assuming a 25% Applicable ECF Percentage) as of the last day of and for such fiscal year is greater than 7.00 to 1.00 but less than or equal to 7.50 to 1.00 and (c) 0% if the Senior Secured Leverage Ratio (after giving effect to any prepayments or buybacks described in Section 2.10(f)(B)) as of the last day of such fiscal year is less than or equal to 7.00 to 1.00. For the avoidance of doubt, if, after giving effect to the parenthetical phrases in any of the foregoing subclauses more than one of the preceding subclauses would be applicable, the subclause with the highest percentage shall apply.

“Applicable Information” shall have the meaning assigned thereto in Section 10.04(b).

“Applicable Margin” shall mean a percentage per annum equal to, with respect to (a) Eurodollar Loans, 7.75% and (b) with respect to ABR loans, 6.75%. Notwithstanding the foregoing, the Applicable Margin in respect of any Extended Loan shall be the applicable percentages per annum set forth in the relevant Extension Amendment.

“Applicable Other Indebtedness” shall have the meaning assigned to such term in Section 2.10(h).

“Applicable Tax Laws” shall mean the Code and any other applicable Requirement of Law relating to Taxes, as in effect from time to time.

“Approved Fund” shall mean any Fund or managed account that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity, or an Affiliate of an entity, that administers, advises or manages a Lender.

“Asset Sale” shall mean any non-ordinary course conveyance, sale, transfer or other disposition of any property pursuant to Section 6.05(b) other than (x) any issuance or sale of Equity Interests of Holdings or of any Credit Party to any Group Member other than a Group Member that is not a Credit Party or (y) Casualty Events of any Group Member.

“Asset Sale Threshold” shall have the meaning assigned to such term in Section 2.10(c)(i).

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale Leaseback Transaction.

“Audited Financial Statements” shall mean the audited consolidated balance sheets and related statement of operations and cash flows (x) of Topco and (y) Vertice, in each case, for the 12-month period ended December 31, 2018.

“Available Retained ECF Amount” shall mean, at any date of determination, the portion of Excess Cash Flow, determined on a cumulative basis for all fiscal years of Holdings

(commencing with the fiscal year ending December 31, 2019) that was not required to be applied to prepay Term Loans (as defined in the First Lien Credit Agreement) pursuant to Section 2.10(f) of the First Lien Credit Agreement, any other Indebtedness pursuant to Section 2.10(h) of the First Lien Credit Agreement on account of Section 2.10(f) of the First Lien Credit Agreement, any Term Loans pursuant to Section 2.10(f) or to prepay any other Indebtedness pursuant to Section 2.10(h) on account of Section 2.10(f); provided that in no event shall the “Available Retained ECF Amount” be less than $0.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean the Federal Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§ 101 et seq. and the regulations issued thereunder.

“Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent), (b) the sum of one half of one percent (0.50%) per annum and the Federal Funds Rate, and (c) the sum of (x) LIBO Rate calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day (but for the avoidance of doubt, not less than zero percent (0.00%) per annum), plus (y) the excess of the Applicable Margin for Eurodollar Loans over the Applicable Margin for ABR Loans, in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate or LIBO Rate for an Interest Period of one (1) month.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code that is subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bluefin Acquisition” shall have the meaning assigned to such term in the recitals hereto.

“Bluefin Acquisition Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Bluefin Acquisition Documents” shall mean the Bluefin Acquisition Agreement and all material documents and agreements related thereto or expressly contemplated thereby.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the board of managers, manager or managing member of such person, (c) in the case of any partnership, the general partner of such person and (d) in any other case, the functional equivalent of the foregoing.

“Bona Fide Debt Fund” shall mean any debt Fund Affiliate of any Person described in clause (a) or (b) of the definition of Disqualified Institution that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors therein independent of or in addition to their duties to such Person described in clause (a) or (b) of the definition of Disqualified Institution.

“Borrower” shall have the meaning assigned to such term in the preamble hereto; provided, that the term “Borrower” shall include any Additional Borrower.

“Borrowing” shall mean Term Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a written request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1, or such other form (including any form on an electronic platform or electronic transmission system) as shall be approved by the Administrative Agent (which approval shall not be unreasonably withheld), appropriately completed and signed by a Responsible Officer of the Borrower.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Requirements of Law of, or are in fact closed in, the state where the Administrative Agent’s office set forth in Section 10.01 is located (as modified from time to time in accordance with Section 10.01) and, if such day relates to any Eurodollar Loan, shall mean any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Assets” shall mean, with respect to any person, all equipment, rolling stock, aircraft, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Expenditures” shall mean, for any period, the aggregate of, without duplication, all expenditures (whether paid in cash or accrued as liabilities) by Holdings and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of Holdings and its Restricted Subsidiaries.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings and its Restricted Subsidiaries.

“Capital Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capital Leases” shall mean all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided that the adoption or issuance of any accounting standards after the Closing Date will not cause any lease that was not or would not have been a Capital Lease prior to such adoption or issuance to be deemed a Capital Lease.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any political subdivision, agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) securities issued, or directly, unconditionally and fully guaranteed or insured, by any state of the United States or any political subdivision of any such state or any public instrumentality thereof (provided that the full faith and credit of such state is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (c) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person, and securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of this clause (c); (d) repurchase obligations for underlying securities of the types described in clause (a), (b) or (c) above entered into with any bank meeting the qualifications specified in clause (c) above; (e) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than one year after the date of acquisition by such person; (f) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (e) above, or that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated within the top three ratings categories by S&P or Moody’s and (iii) have portfolio assets of at least $500,000,000; (g) demand deposit accounts maintained in the ordinary course of business; (h) preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s, with maturities of less than one year from the date of acquisition; (i) marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time either Moody’s or S&P shall not be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Holdings) and in each case maturing within one year after the date of creation or acquisition thereof; (j) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof, in each case having an Investment Grade Rating from Moody’s or S&P with maturities within one year from the date of the acquisition thereof, (k) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s or S&P with maturities within one year from the date of acquisition, (l) with respect to any Subsidiary organized outside of the United States, (i) obligations of the national government of the country in which such Subsidiary maintains its chief executive office and/or principal place of business provided such country is a member the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank that is organized and existing under the laws of the country in which such Subsidiary maintains its chief executive office and/or principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of the acquisition thereof and (iii) the equivalent of demand deposit accounts that are maintained with an Approved Foreign Bank; (m) investment funds investing at least 90% of their assets in Cash Equivalents of the types described in clauses (a) through (l) above; (n)(i) investments of the type and (to the extent applicable) maturity described in clauses (a) through (j) and (m) above of (or maintained with) a comparable foreign obligor, which investments or obligors (or the parent thereof) have ratings described in clause (c) or (e) above, if applicable, or equivalent ratings from comparable foreign rating agencies or (ii) investments of the type and maturity (to the extent applicable) described in clauses (a) through (j) above of (or maintained with) a foreign obligor (or the parent thereof), which investments or obligors (or the parents thereof) are not rated as provided in such clauses or in subclause (i) of this clause (n) but which are, in the reasonable judgment of the Borrower, comparable in investment quality to such investments and obligors (or the parents of such obligors); and (o) at the election of the Borrower, any notes or other obligations or securities or assets received by Holdings, Borrower or any Subsidiary of Holdings that are converted into cash or Cash Equivalents within 180 days of the receipt thereof.

“Cash Management Agreement” shall mean any agreement to provide to any Group Member any cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Group Member. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“Casualty Event Threshold” shall have the meaning set forth in Section 2.10(e)(i).

“Cause of Action” shall mean any action, claim, cause of action, controversy, demand, right, action, lien, indemnity, interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, and license of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Closing Date, in contract or in tort, in law (whether local, state, or federal U.S. or non-U.S. law) or in equity, or pursuant to any other theory of local, state, or federal U.S. or non-U.S. law. For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, fraudulent transfer or fraudulent conveyance or voidable transaction law, violation of local, state, or federal or non-U.S. law or breach of any duty imposed by law or in equity, including securities laws, negligence, fraud and gross negligence; (c) any claim pursuant to section 362 or chapter 5 of the title 11 of the United States Code or similar local, state, or federal U.S. or non-U.S. law; (d) any claim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of title 11 of the United States Code; (e) any state or foreign law pertaining to actual or constructive fraudulent transfer, fraudulent conveyance, or similar claim; and (f) any “lender liability” or equitable subordination claims or defenses.

“CFC” shall mean a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code.

“CFC Holding Company” shall mean any Subsidiary substantially all of the assets of which are (a) Equity Interests (including any debt instrument treated as equity for U.S. federal income tax purposes) or (b) Equity Interests (including any debt instrument treated as equity for U.S. federal income tax purposes) and debt instruments, in the case of clauses (a) and (b), of one or more (x) Excluded Foreign Subsidiaries and (y) other Subsidiaries that are CFC Holding Companies pursuant to clause (x) of this definition.

“Change in Law” shall mean (a) the adoption of, or taking effect of, any law, treaty, order, rule or regulation after the date hereof, (b) any change in any law, treaty, order, rule or regulation (including, for the avoidance of doubt, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and all requests rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III) or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date hereof or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority (including, for the avoidance of doubt, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III) made or issued after the date hereof.

A “Change of Control” shall be deemed to have occurred if:

(a) prior to an IPO, Permitted Holders (collectively) shall fail to own (directly or indirectly), or to have the power to vote or direct the voting of, directly or indirectly, Voting Stock of Holdings representing more than 50% of the voting power of the total outstanding Voting Stock of Holdings;

(b) upon and following an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Holdings representing more than the greater of (i) 40% of the total Voting Stock of Holdings and (ii) the total Voting Stock of Holdings then held by the Permitted Holders (collectively); unless, in the case of clauses (a) or (b) above, the Permitted Holders have, at such time, directly or indirectly, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings; or

(c) Holdings shall cease to beneficially own and Control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interests in the Equity Interests of the Borrower.

“Closing Date” shall mean the date of the initial Credit Extensions hereunder.

“Closing Date Acquisition” shall have the meaning assigned to such term in the recitals hereto.

“Closing Date Acquisition Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Closing Date Acquisition Documents” shall mean the Closing Date Acquisition Agreement and all material documents and agreements related thereto or expressly contemplated thereby.

“Closing Date Distribution” shall have the meaning assigned to such term in the recitals hereto.

“Closing Date Equity Investment” shall mean the equity contributions made directly or indirectly by the Equity Investors in accordance with the terms of the Closing Date Acquisition Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, unless otherwise specified.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral and all other property of whatever kind and nature, whether now owned or hereinafter acquired, subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto, and include each other person appointed as a successor thereto pursuant to Article IX.

“Commitment” shall mean, with respect to any Lender (a) its obligation to make its portion of the Term Loans to the Borrower in an amount set forth on Annex A, and (b) unless the context shall otherwise require, any Incremental Commitments made pursuant to Section 2.20 after the Closing Date. The initial aggregate amount of the Commitments as of the date hereof is $75,000,000.

“Commitment Fee” shall have the meaning assigned to such term in Error! Reference source not found.

“Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Consistent Terms Requirement” shall mean the requirement that with respect to any applicable Indebtedness, that if such Indebtedness is incurred pursuant to this Credit Agreement (unless all of the outstanding Obligations outstanding immediately prior to the incurrence of such Indebtedness shall be extinguished, repaid, replaced or refinanced thereby substantially concurrently with the incurrence of such Indebtedness), the terms of such Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, premiums, fees, and prepayment or redemption terms and provisions all of which shall be determined by the Borrower and the providers of such Indebtedness and not, for the avoidance of doubt, the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) or any other Lenders) either, at the option of the Borrower, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence, issuance or effectiveness (as determined by the Borrower in good faith) or are reasonably satisfactory to the Administrative Agent (except for covenants or other provisions applicable only to periods after the applicable Latest Maturity Date) or (B) if not substantially consistent with the terms of the applicable class of existing Loans or Commitments, are not materially more restrictive to Holdings and its Subsidiaries (when taken as a whole) than the terms and conditions of this Agreement (when taken as a whole) (except for covenants or other provisions applicable only to periods after the applicable Latest Maturity Date) (it being understood that (A) (i) to the extent that any financial maintenance covenant or any other term, provision or condition is added for the benefit of any such Indebtedness, the terms of such Indebtedness will be deemed not to be more restrictive than the terms and conditions of this Agreement if such financial maintenance covenant or any other term, provision or condition is also added for the benefit of the applicable Lenders or Agent under this Agreement or (ii) such financial maintenance covenant or such other term, provision or condition applies solely to periods after the then Latest Maturity Date and (B) no consent shall be required from the Administrative Agent for terms or conditions that are not market terms or are more restrictive than this Agreement if such terms are added to this Agreement); provided, further, that a certificate delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this definition, shall be conclusive evidence that such terms and conditions satisfy the requirements of this definition unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Holdings and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, and including, without limitation, amortization of goodwill, software and other intangible assets.

“Consolidated Cash Interest Expense” shall mean, for any period, the Consolidated Interest Expense excluding any non-cash interest expense of Holdings and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Holdings and its Restricted Subsidiaries which may properly be classified as current assets (excluding deferred tax assets without duplication of amounts otherwise added in calculating Excess Cash Flow) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with GAAP, excluding cash and Cash Equivalents; provided that Consolidated Current Assets shall be calculated without giving effect to the impact of purchase accounting.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities (excluding deferred taxes and taxes payable, in each case, without duplication of amounts otherwise deducted in calculating Excess Cash Flow) of Holdings and its Restricted Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Indebtedness and other long term liabilities, and accrued interest thereon) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with GAAP; provided that Consolidated Current Liabilities shall (a) be calculated without giving effect to the impact of purchase accounting and (b) in any event exclude deferred revenue.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Holdings and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (other than in respect of clauses (f), (o), (r) and (u) below) and without duplication:

(a) Consolidated Interest Expense plus the amount of any Commitment Fees or any other unused line fees;

(b) Consolidated Amortization Expense;

(c) Consolidated Depreciation Expense;

(d) Consolidated Tax Expense;

(e) Consolidated Transaction Costs;

(f) (x) pro forma adjustments of the type identified in the “bank case” projection model delivered to the Administrative Agent on August 6, 2019, and (y) at the Borrower’s election in its sole discretion, “run rate” cost savings, operating expense reductions, other operating changes, improvements, optimization, initiatives and synergies projected by the Borrower to result from action either taken or expected to be taken in connection with, and within 24 months following, (i) the Transactions, any acquisition (including the commencement of activities constituting a business) or material disposition (including the termination or discontinuance of activities constituting a business), in each case of business entities or of properties or assets constituting a division or line of business (including, without limitation, a product line), (ii) new products, new contracts, increased pricing and/or volume and/or other revenue enhancements, (iii) any other operational change, improvement or initiative (including, to the extent applicable, in connection with the Transactions or any restructuring) and/or (iv) new projects or new contracts (which, in each of the clauses (i), (ii), (iii) and (iv) above, will be added to Consolidated EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such synergies, cost savings, operating expense reductions, other operating changes, improvements and initiatives and new projects and contracts had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; or with respect to actions being taken in connection with acquisitions, dispositions, operational changes, initiatives or such other transactions or occurrences described in this clause (f) which occurred prior to the Closing Date, within 24 months of the Closing Date;

(g) any charge, expense, cost, accrual, reserve, payment, fee, expense or loss of any kind (“Charges”) (including rationalization, legal, tax, structuring and other Charges) (other than depreciation or amortization expense) related to any consummated, anticipated, unsuccessful or attempted equity offering (including an IPO), issuance or repurchase, other Equity Issuance, incurrence by Holdings or any of its Subsidiaries of Indebtedness (including an amendment thereto or a refinancing thereof, whether or not successful, and any costs of surety bonds incurred in connection with successful or unsuccessful financing activities), Dividend (including the amount of expenses relating to payments made to option holders of any direct or indirect parent of the Borrower in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement), Investment, acquisition (including the Bluefin Acquisition, the Closing Date Acquisition, any Permitted Acquisition or other Investments) (including (x) bonuses paid to employees, severance and reorganization costs and expenses in connection with any Permitted Acquisition and other investments permitted hereunder, (y) fees, costs and expenses incurred in connection with the de-listing of public targets or compliance with public company requirements in connection any Permitted Acquisition or other Investment, and any Public Company Costs, and (z) to the extent arising in the context of “take private” Permitted Acquisitions or Investments, litigation expenses and settlement amounts), Asset Sale or other disposition, consolidations, restructurings, repayment of Indebtedness (including Restricted Debt Payments) or recapitalization or the breakage of any hedging arrangement permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (in each case, whether or not successful), including such Charges related to (i) the offering, syndication, assignment and administration of the loans under the First Lien Documents, the Loan Documents and any other credit facilities (including, and together with Charges of S&P, Moody’s or any other nationally recognized ratings agency) and (ii) any refinancing, extension, waiver, forbearance, amendment or other modification of the First Lien Documents, the Loan Documents and any other credit facilities (in each case, whether consummated, anticipated, unsuccessful, attempted or otherwise);

(h) (i) any non-cash Charges, impairment Charges (including bad debt expense), write-downs, write-offs, expenses, losses or items (including, without limitation, purchase accounting adjustments under ASC 805 or similar recapitalization accounting or acquisition accounting under GAAP or similar provisions under GAAP, or any amortization or write-off of any amounts thereof (including, without limitation, with respect to inventory, property and equipment, leases, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billings and debt line items)) (including any (x) non-cash expense relating to the vesting of warrants, (y) non-cash asset retirement costs, and (z) non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods (including changes in capitalization of variances)) or other inventory adjustments), including any such charges, impairment charges, write-downs, write-offs, expenses, losses or items pushed down to Holdings and its Restricted Subsidiaries, (ii) net unrealized or realized exchange, translation or performance losses relating to foreign currency transactions and foreign exchange adjustments including, without limitation, losses and expenses in connection with, and currency and exchange rate fluctuations and losses or other obligations from, hedging activities or other derivative instruments, and (iii) cash Charges resulting from the application of ASC 805 or similar provisions under GAAP (including with respect to Earn-Outs incurred by Holdings or any of its Restricted Subsidiaries in connection with any Permitted Acquisition or other Investment (including any acquisition or other Investment consummated prior to the Closing Date) and paid or accrued during the applicable period);

(i) (i) the amount of management, advisory, monitoring, consulting, refinancing, subsequent transaction and exit fees (including termination fees) and similar fees and expenses and related indemnities and expenses paid or accrued to direct or indirect equity holders of Holdings or any Equity Investor (and each of their Affiliates), including any such fees, expenses and indemnities required to be paid pursuant to the Management Services Agreement (or any similar management agreement of another Equity Investor) and payments for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, to the extent such payments are permitted hereunder, and (ii) directors’ fees and expenses paid or accrued;

(j) Charges that are covered by indemnification, reimbursement, guaranty, purchase price adjustment or other similar provisions in favor of Holdings or its Restricted Subsidiaries in any agreement entered into by Holdings or any of its Restricted Subsidiaries to the extent such expenses and payments have been reimbursed pursuant to the applicable indemnity, guaranty or acquisition agreement in such period (or are reasonably expected to be so paid or reimbursed within one year after the end of such period to the extent not accrued) or an earlier period if not added back to Consolidated EBITDA in such earlier period; provided that if such amount is not so reimbursed within such one year period, such expenses or losses shall be subtracted in the subsequent calculation period;

(k) Insurance Loss Addbacks; provided that if such amount is both (i) added back to Consolidated EBITDA and (ii) not so reimbursed or received by the Holdings or its Restricted Subsidiaries within such one year period applicable thereto, then such Insurance Loss Addback shall be subtracted in the subsequent Test Period;

(l) the aggregate amount of proceeds of business interruption insurance received by Holdings or one of its Restricted Subsidiaries during such period (or, at the Borrower’s election in its sole discretion, so long as such amount is reasonably expected to be received in a subsequent calculation period and within one year from the date of the underlying loss) to the extent not already included in Consolidated Net Income; provided that, if such amount is both (i) added back to Consolidated EBITDA and (ii) not so reimbursed or received by Holdings or such Restricted Subsidiary within such one year period, then such expenses or losses shall be subtracted in the subsequent calculation period;

(m) any exceptional, extraordinary, unusual or non-recurring expenses, losses or Charges incurred;

(n) Charges attributable to or associated with any restructuring (including restructuring charges related to Permitted Acquisitions and other Investments permitted hereunder and adjustments to existing reserves), carve out, integration, implementation of new initiatives, business optimization activities, cost savings, cost rationalization programs, operating expense reductions, synergies and/or similar initiatives, retention, recruiting, relocation, rebranding, signing bonuses, Charges in connection with a single or one-time event (including without limitation, in connection with facility openings, pre-openings, closings, reconfigurations and/or consolidations), research and development, contract termination Charges, stock option and other equity-based compensation expenses, any Charges associated with any stock subscription or shareholder agreement or any employee benefit trust, severance costs, modifications to any pension or post-retirement employee benefit plan indemnities and/or any expenses, accruals or reserves (including restructuring costs related to Permitted Acquisitions and other Investments and adjustments to existing reserves), Charges associated with systems design, implementation, and upgrades, software development, project start-up and new operations (including, without limitation, any Charges in connection with entering into a new market), corporate development, any Charges associated with any modification of any pension or post-retirement employee benefit plan, indemnities and expenses, accruals or reserves including restructuring costs related to the Bluefin Acquisition, the Closing Date Acquisition, Permitted Acquisitions and other Investments and adjustments to existing reserves), transaction fees and expenses, management fees and expenses, including, without limitation, any one time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or a public company (including, for the avoidance of doubt, Public Company Costs);

(o) solely for purposes of determining compliance with Section 6.08 (or Section 6.08 of the First Lien Credit Agreement) (and solely to the extent made in compliance with Section 8.03(a) or Section 8.03(a) of the First Lien Credit Agreement), in respect of any period which includes a Cure Quarter, the Cure Amount in connection with an Equity Cure Contribution in respect of such Cure Quarter;

(p) (i) compensation expenses resulting from the repurchase of Equity Interests of Holdings or any of its parent companies from employees, directors or consultants of Holdings or any of its Restricted Subsidiaries, in each case, to the extent permitted by this Agreement, (ii) non-cash costs and expenses relating to any equity-based compensation or equity-based incentive plan of Holdings (or its direct or indirect parent company) or any of its Restricted Subsidiaries and (iii) compensation payments resulting from payments to employees, directors or officers of Holdings and its Restricted Subsidiaries paid in connection with Dividends that are otherwise permitted hereunder to the extent such payments are not made in lieu of, or a substitution for, ordinary salary or ordinary payroll payments;

(q) any net losses attributable to the early extinguishment or repayment of Indebtedness (and the termination of any associated hedging agreements) including, for the avoidance of doubt, any unamortized Charges paid in connection therewith;

(r) at the Borrower’s election, in its sole discretion, other adjustments that are (i) of the type contained in a quality of earnings report made available to the Administrative Agent prepared by financial advisors (which financial advisors are (A) nationally recognized or (B) reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable)) and retained by a Credit Party, (ii) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the SEC (or any successor agency) or (iii) approved by the Administrative Agent;

(s) letter of credit fees;

(t) net realized losses from Hedging Agreements, embedded derivatives or other derivatives resulting from actions outside of the ordinary course of trading (provided that, for the avoidance of doubt, losses resulting from ordinary course of trading Hedging Agreements or other derivatives shall not be added back pursuant to this clause (t));

(u) at the Borrower’s election, in its sole discretion (but, to be consistently applied across periods while so elected), the net amount, if any, of the difference between (to the extent the amount in the following clause (i) exceeds the amount in the following clause (ii)): (i) the deferred revenue of such Person and its Restricted Subsidiaries as of the last day of such period (the “Determination Date”) and (ii) the deferred revenue of such Person and its Restricted Subsidiaries as of the date that is twelve months prior to the Determination Date;

(v) any net loss from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of);

(w) the amount of any loss or discount on any sale of (x) Receivables Assets and related assets in connection with a Receivables Facility or (y) Securitization Assets and related assets in connection with a Qualified Securitization Financing;

(x) any net loss included in Consolidated Net Income attributable to non-controlling interests in any non-Wholly Owned Subsidiary or any joint venture;

(y) all Charges attributable to, and payments of, legal settlements, fines, judgments or orders

(z) unbilled amounts executed in connection with promotional contracts (or any similar promotion) running for a period of six months or less during such 6-month (or lesser) period;

(aa) all cash actually received (or any netting arrangements resulting in reduced cash expenditures) during the relevant period and not included in Consolidated Net Income in respect of any non-cash gain deducted in the calculation of Consolidated EBITDA (including any component definition) for any previous period and not added back during such period; and;

(bb) (i) reasonable Charges incurred in connection with implementing ASC 606 and (ii), any non-cash losses, charges or transitional adjustments (to the extent deducted in determining Consolidated Net Income) resulting from the application of ASC 606;

and (y) subtracting therefrom, in each case only to the extent (and in the same proportion) added in determining such Consolidated Net Income and without duplication, the aggregate amount of (A) all non-cash items increasing Consolidated Net Income for such period (other than the accrual of revenue or recording of receivables in the ordinary course of business), (B) any exceptional, extraordinary, unusual or non-recurring gains increasing Consolidated Net Income for such period, (C) any net realized gains from Hedging Agreements, embedded derivatives or other derivatives resulting from actions outside of the ordinary course of trading (provided that, for the avoidance of doubt, gains resulting from ordinary course of trading Hedging Agreements or other derivatives shall not be subtracted pursuant to this clause (C)), (D) any net gain from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of), (E) to the extent the Borrower elects to include the change in deferred revenue in calculating Consolidated EBITDA in clause (u), the net amount, if any, of the difference between (to the extent the amount in the following clause (i) exceeds the amount in the following clause (ii)): (i) the deferred revenue of such Person and its Restricted Subsidiaries as of the date that is twelve months prior to the Determination Date (as defined above) and (ii) the deferred revenue of such Person and its Restricted Subsidiaries as of the Determination Date; (F) any non-cash gains resulting from the application of ASC 606 and any positive transitional adjustments resulting therefrom; (G) the amount of any minority interest net income attributable to non-controlling interests in any non-Wholly Owned Subsidiary or any joint venture; (H) net unrealized or realized exchange, translation or performance income or gains relating to foreign currency transactions and foreign exchange adjustments including, without limitation, income or gains in connection with, and currency and exchange rate fluctuations and income or gains from, hedging activities or other derivative instruments; and (I) the amount of any income or gain on any sale of (i) Receivables Assets and related assets in connection with a Receivables Facility or (ii) Securitization Assets and related assets in connection with a Qualified Securitization Financing.

Notwithstanding anything herein to the contrary, it is agreed that, for the purpose of calculating the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Total Leverage Ratio and the Consolidated Interest Coverage Ratio for any period that includes the fiscal quarters ended on September 30, 2018, December 31, 2018, March 31, 2019 and June 30, 2019, Consolidated EBITDA shall be deemed to be $(810,000), $21,892,000, $5,501,000 and $2,896,000, respectively, in each case, as adjusted (i) when determining Consolidated EBITDA for any period that includes any such fiscal quarter, to give effect to the adjustments for such period provided for in clauses (x)(u) and (y)(E) above (which adjustments, for the avoidance of doubt, are not reflected in the plug numbers above) and (ii) on a Pro Forma Basis and to give effect to any adjustments in clauses (f) and (r) above that in each case may become applicable due to actions taken on or after the Closing Date, as applicable; it being agreed that for purposes of calculating any financial ratio or test in connection with a Subject Transaction, Consolidated EBITDA shall be calculated on a Pro Forma Basis in a manner consistent with Consolidated EBITDA for each quarterly period set forth above and the adjustments set forth above in this definition. Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Subject Transaction as if it occurred on the first day of the reference period.

“Consolidated Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated EBITDA for the Test Period then most recently ended to (ii) Consolidated Cash Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Holdings and its Restricted Subsidiaries for such period with respect to Consolidated Total Funded Indebtedness determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of Holdings and its Restricted Subsidiaries for such period;

(b) commissions, discounts and other fees, costs and Charges owed by Holdings or any of its Restricted Subsidiaries with respect to letters of credit, bankers’ acceptance financings and receivables financings for such period;

(c) amortization of costs in connection with the incurrence by Holdings or any of its Subsidiaries of Indebtedness, debt discount or premium and other financing fees and expenses incurred by Holdings or any of its Restricted Subsidiaries for such period;

(d) cash contributions to any employee stock ownership plan or similar trust made by Holdings or any of its Restricted Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Holdings or any of its Restricted Subsidiaries) in connection with Indebtedness incurred by such plan or trust for such period;

(e) all interest paid or payable with respect to discontinued operations of Holdings or any of its Restricted Subsidiaries for such period;

(f) the interest portion of any deferred payment obligations of Holdings or any of its Restricted Subsidiaries for such period; and

(g) all interest on any Indebtedness of Holdings or any of its Restricted Subsidiaries of the type described in clauses (f) or (i) of the definition of “Indebtedness” for such period;

provided that (a) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense, (b) commissions, discounts, yield, and other fees and Charges (including any interest expense) related to any Receivables Facility or any Securitization Facility shall be excluded from the calculation of Consolidated Interest Expense, and (c) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements related to interest rates.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving credit facilities) incurred, assumed or permanently repaid or prepaid or extinguished at any time on or after the first day of the Test Period and prior to the date of determination in connection with the Transactions, any Permitted Acquisitions, Asset Sales or other dispositions (other than any Asset Sales or other dispositions in the ordinary course of business), and discontinued division or line of business (including, without limitation, a product line) or operations as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period in each case to the extent permitted by this Agreement.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) attributable to Holdings and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a) the net income (or loss) of any person that is not Holdings or a Restricted Subsidiary of Holdings, except to the extent that cash in an amount equal to any such income has actually been received by Holdings or (subject to clause (b) below) any of its Restricted Subsidiaries during such period;

(b) the net income of any Restricted Subsidiary of Holdings that is not a Borrower or Guarantor during such period to the extent that the declaration or payment of Dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement (other than this Agreement, any other Loan Document or any First Lien Document or any refinancings thereof, or the documentation governing any other Indebtedness permitted hereunder, subject to the restrictions set forth in Section 6.11), instrument, or Requirement of Law applicable to that Restricted Subsidiary or its equity holders during such period (unless such restriction or limitation has been waived), except that Holdings’ equity in the net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(c) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Holdings or any of its Restricted Subsidiaries upon any Asset Sale or other disposition by Holdings or any of its Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business;

(d) any foreign currency translation gains or losses (including losses related to currency remeasurements of Indebtedness);

(e) non-cash gains and losses resulting from any reappraisal, revaluation or write-up or write-down of assets;

(f) unrealized gains and losses, and the impact of any revaluation, with respect to Hedging Obligations, embedded derivatives or other derivative transactions other than, in each case, unrealized gains or losses with respect to Hedging Obligations or other derivatives which are accounted for on a hedge accounting basis (which, for the avoidance of doubt, shall be included in net income) and provided, that, for the avoidance of doubt, realized gains or losses in respect of Hedging Obligations or other derivatives entered into for nonspeculative purposes shall be included in net income; and

(g) gains or losses due solely to the cumulative effect of any change in accounting principles (effected either through cumulative effect adjustment or retroactive application, in each case, in accordance with GAAP) and changes as a result of the adoption or modification of accounting policies during such period.

“Consolidated Tax Expense” shall mean, for any period, the tax expense (including, without limitation, federal, state, local, foreign, franchise, excise, property and foreign withholding, value added and similar taxes) of Holdings and its Restricted Subsidiaries, including any penalties and interest relating therefrom or arising from any tax examinations for such period, including, without limitation, (a) the amount of tax distributions actually made, which shall be included as though such amounts had been paid directly as income taxes, and (b) the net tax expense associated with any adjustments to Consolidated Net Income, to the extent such adjustment is made on an after tax-basis, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” shall mean, as of any date, the total property and assets of Holdings and its Restricted Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of Holdings most recently delivered pursuant to Section 5.01(a) or (b), as applicable (on a Pro Forma Basis after giving effect to any Permitted Acquisitions or any Investments or dispositions permitted hereunder or by the other Loan Documents).

“Consolidated Total Funded Indebtedness” shall mean, as of any date of determination, for Holdings and its Restricted Subsidiaries determined on a consolidated basis, the sum of, without duplication, (a) the aggregate principal amount of all funded Indebtedness for borrowed money, (b) all Purchase Money Obligations (other than any such obligations that constitute Capital Lease Obligations), (c) the principal portion of Capital Lease Obligations and (d) Letters of Credit (as defined in the First Lien Credit Agreement) (solely to the extent of any unreimbursed amounts thereunder that are not paid within one (1) Business Day after the same become due and payable). Notwithstanding the foregoing, in no event shall the following constitute “Consolidated Total Funded Indebtedness”: (i) obligations under any derivative transaction or other Hedging Agreement, (ii) undrawn Letters of Credit (as defined in the First Lien Credit Agreement), (iii) Earn-Outs to the extent not then due and payable or if not recognized as debt on the balance sheet in accordance with GAAP and (iv) leases that would be characterized as operating leases in accordance with GAAP on the date hereof.

“Consolidated Transaction Costs” shall mean the fees, premiums, costs, expenses, accruals and reserves (including rationalization, legal, tax, structuring and other costs and expenses) incurred by Holdings and its Restricted Subsidiaries, whether before or after the Closing Date, in connection with the Bluefin Acquisition, the Closing Date Acquisition, the Transactions, and the Closing Date Distribution.

“Contingent Obligation” shall mean, as to any person, any obligation or agreement of such person guaranteeing or intended to guarantee any Indebtedness, leases, Dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation or agreement of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties or other similar contingent obligations incurred in the ordinary course of business, including indemnities. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Investment Affiliate” shall mean, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Holdings or its direct or indirect parent company or other portfolio companies of such person.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted Pari Passu Refinancing Debt, (b) Permitted Junior Refinancing Debt, or (c) Permitted Unsecured Refinancing Debt obtained pursuant to a Refinancing Amendment and/or separate documentation to the extent such Indebtedness is to be governed by (and hereunder not prohibited from being governed by) separate documentation, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, Incremental Term Loans, Refinancing Term Loans and Refinancing Term Loans hereunder (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than (A) the aggregate principal amount of the Refinanced Debt, plus (B) accrued, capitalized and unpaid interest thereon, any fees, premiums, accrued interest associated therewith, or other reasonable amount paid, and fees, costs and expenses, commissions or underwriting discounts incurred in connection therewith, plus (C) an amount equal to any existing commitments unutilized under such Refinanced Debt not established in contemplation of such refinancing, plus (D) such additional amounts otherwise permitted to be incurred under the Loan Documents (with a corresponding reduction in the amount of any basket or carve-out (to the extent capped) used pursuant to this clause (D)), (ii) the terms applicable to such Credit Agreement Refinancing Indebtedness shall comply with the Consistent Terms Requirement, (iii) such Credit Agreement Refinancing Indebtedness shall be subject to the Inside Maturity Date Limitation and (iv) such Refinanced Debt (other than unasserted contingent indemnification or reimbursement obligations) shall be repaid, defeased or satisfied and discharged, and (unless otherwise agreed by all Lenders holding such Refinanced Debt) all accrued interest, fees and premiums (if any) in connection therewith shall be paid on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Extension” shall mean the making of a Term Loan.

“Credit Parties” shall mean the Borrower and the Guarantors; and “Credit Party” shall mean any one of them.

“Cumulative Amount” shall mean, on any date of determination (the “Reference Date”), the sum of (without duplication):

(a) an amount equal to the greater of (i) $18,750,000 and (ii) 62.5% of Consolidated EBITDA for the most recent Test Period; plus

(b) the Available Retained ECF Amount; plus

(c) an amount determined on a cumulative basis equal to the Net Cash Proceeds received by Holdings after the Closing Date (and contributed as common capital or Qualified Capital Stock to the Restricted Subsidiary) from Eligible Equity Issuances, to the extent Not Otherwise Applied; plus

(d) an amount determined on a cumulative basis equal to the Net Cash Proceeds received by Holdings and its Subsidiaries (and contributed as common capital or Qualified Capital Stock to any Restricted Subsidiary) from Indebtedness or Disqualified Capital Stock issued after the Closing Date and subsequently converted or exchanged into Qualified Capital Stock of Holdings or any direct or indirect parent company of Holdings, to the extent Not Otherwise Applied; plus

(e) an amount equal to the fair market value (as determined by the Borrower) of any assets (including, without limitation, the purchase price of any Term Loans or other Indebtedness of Holdings and its Restricted Subsidiaries acquired by direct or indirect parents of Holdings and contributed to Holdings) contributed to Holdings or received by Holdings from any Eligible Equity Issuance (and thereafter contributed to the Borrower), directly or indirectly, by Sponsor, any Affiliate of Sponsor or any other Person (other than Holdings or any of its Restricted Subsidiaries) (including, for the avoidance of doubt, pursuant to Section 10.04(b)(vi));

(f) the aggregate amount of Retained Declined Proceeds and Retained Asset Sale Proceeds held by any Group Member during the period from the Business Day immediately following the Closing Date through and including the Reference Date; plus

(g) to the extent not already included in the calculation of Consolidated Net Income of Holdings and its Restricted Subsidiaries, the aggregate amount of all cash dividends and other cash distributions (and the fair market value of any non-cash dividends or other distributions (including, without limitation, the purchase price of any Indebtedness)) received by any Group Member from any joint ventures or Unrestricted Subsidiaries during the period from the Business Day immediately following the Closing Date through and including the Reference Date without any limitation as to the original amount of the Investment therein; plus

(h) to the extent not already included in the calculation of Consolidated Net Income of Holdings and its Restricted Subsidiaries, the aggregate amount of all Net Cash Proceeds or fair market value of non-cash proceeds received by any Group Member in connection with the sale, transfer or other disposition of its ownership interest in any joint venture or Unrestricted Subsidiary during the period from the Business Day immediately following the Closing Date through and including the Reference Date regardless of whether the original Investment therein was made using the Cumulative Amount; plus

(i) the aggregate amount of all Net Cash Proceeds or fair market value of non-cash proceeds received by any Group Member in connection with the sale, transfer or other disposition of its ownership interest in, or cash amounts of any returns, dividends, profits, distributions and similar amounts received on, any Investment (including in any Unrestricted Subsidiary or a joint venture) made pursuant to Section 6.03(x), during the period from the Business Day immediately following the Closing Date through and including the Reference Date; plus

(j) in the event that the Borrower re-designates any Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date (which, for purposes hereof, shall be deemed to also include (A) the merger, consolidation, liquidation or similar amalgamation of any Unrestricted Subsidiary into the Borrower or any Restricted Subsidiary, so long as the Borrower or such

Restricted Subsidiary is the surviving Person, and (B) the transfer of any assets of an Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary), the fair market value (as determined in good faith by the Borrower) of the Investment in such Unrestricted Subsidiary or such transferred assets at the time of such re-designation, in each case regardless of whether the original Investment was made using the Cumulative Amount; minus

(k) (i) the aggregate amount of Investments made pursuant to Section 6.03(x) using the Cumulative Amount, (ii) the aggregate amount of Dividends made pursuant to Section 6.06(f) using the Cumulative Amount and (iii) the aggregate amount of prepayments of indebtedness pursuant to Section 6.09(a) using the Cumulative Amount, in each case during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date (without taking account of the intended usage of the Cumulative Amount on such Reference Date).

“Cure Amount” shall have the meaning assigned to such term in Section 8.03(a).

“Cure Expiration Date” shall have the meaning assigned to such term in Section 8.03(a).

“Cure Quarter” shall have the meaning assigned to such term in Section 8.03(a).

“Debt Issuance” shall mean the incurrence by Holdings or any of its Restricted Subsidiaries of any Indebtedness after the Closing Date (other than Indebtedness permitted by Section 6.01 to the extent not Credit Agreement Refinancing Indebtedness).

“Debt Service” shall mean, for any period, Consolidated Interest Expense for such period plus principal amortization (and other mandatory prepayments and repayments (whether pursuant to this Agreement or otherwise)) of all Indebtedness for such period (including, without limitation, the implied principal component of payments made in respect of Capital Lease Obligations).

“Debtor Relief Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion provided in connection with this Agreement.

“Declared Default” shall mean (i) a notice of acceleration has been given and not withdrawn in accordance with Section 8.01; or (ii) any automatic acceleration with respect to the events described in clauses (g) or (h) of Section 8.01 has occurred and is continuing.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulting Lender” shall mean any Lender whose act or failure to act, directly or indirectly, causes it to meet any of the following conditions, as reasonably determined by the Administrative Agent, that (a) has failed to fund any portion of its Term Loans or Incremental Term Loans required to be funded by it hereunder or under any commitment to fund an Incremental Term Loan within one (1) Business Day of the date on which such amount is required to be funded by it hereunder or under any commitment to fund an Incremental Term Loan unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable and good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Administrative Agent, any Lender and/or the Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement or any documentation relating to an Incremental Facility or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under any Incremental Facility (unless such writing or public statement states that such position is based on such Lender’s reasonable and good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two Business Days after request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Term Loans or Incremental Term Loans, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless such payment is the subject of a good faith dispute, or (e) in the case of a Lender that has a Commitment outstanding at such time, shall have, or shall be the Subsidiary of (or otherwise controlled by) any person that shall have, (i) taken any action or been the subject of any action or proceeding of a type described in the definition of, or otherwise become subject to a, Lender-Related Distress Event or shall have admitted in writing that it is insolvent or (ii) become the subject of a Bail-In Action. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority, unless such ownership interest results in or provides such person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such person or its parent entity or (ii) such Lender becoming subject to an Undisclosed Administration.

“Designated Noncash Consideration” shall mean, as of any date of determination, the fair market value at the time received (as determined in good faith by the Borrower) of any non-cash consideration received by Holdings or a Restricted Subsidiary in connection with an Asset Sale that is designated in writing as Designated Noncash Consideration, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Noncash Consideration. A particular item of Designated Noncash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 6.05.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security or any other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, would (i) mature or be mandatorily redeemable (other than solely for Qualified Capital Stock) pursuant to a sinking fund obligation or otherwise (except as a result of a customarily defined change of control or asset sale and only so long as any rights of the holders thereof after such change of control or asset sale shall be subject to the prior repayment in full of the Obligations (other than contingent indemnification obligations and unasserted expense reimbursement obligations) and the termination of the Commitments), (ii) be redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, (iii) provide for scheduled payments of dividends in cash or (iv) be or become convertible into or exchangeable for Indebtedness or any other Disqualified Capital Stock, in whole or in part, in each case on or prior to the date that is 91 days after the Latest Maturity Date at the time of issuance.

“Disqualified Institutions” shall mean (a) those Persons that are competitors of Holdings and its Subsidiaries (including, without limitation, those identified by the Borrower or the Sponsor to the Administrative Agent by name in writing from time to time), (b) those banks, financial institutions and other Persons separately identified by name by the Borrower or the Sponsor to the Administrative Agent in writing on or before the Closing Date, (c) in the case of clause (a) or (b), any of their respective Affiliates (other than Bona Fide Debt Funds except, for the avoidance of doubt, to the extent specifically designated in writing on or before the Closing Date) that are (x) readily identifiable as Affiliates on the basis of their name or (y) identified by name by the Borrower (or by the Sponsor, on the Borrower’s behalf) to the Administrative Agent in writing from time to time; provided that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Term Loans, with respect to such previously acquired Term Loans, Commitments or participation interests, to the extent such party was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be, but shall apply to disqualify any such parties from taking any prospective assignments of or participation interests in any Term Loans or (d) any Excluded Affiliate.

“Dividend” shall mean, with respect to any person, that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests).

“Dollars,” “dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Earn-Outs” shall mean, with respect to a Permitted Acquisition or any other Investment or acquisition of any assets or Property by any Group Member, that portion of the purchase consideration therefor and that portion of all other payments and liabilities (whether payable in cash or by exchange of Equity Interests or of any Property or otherwise), directly or indirectly, payable by any Group Member in exchange for, or as part of, or in connection with, such Permitted Acquisition or such other acquisition, as the case may be, that is deferred for payment to a future time after the consummation of such Permitted Acquisition or such other acquisition, as the case may be, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, earn-outs and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business.

“ECF Payment Amount” shall have the meaning assigned to such term in Section 2.10(f).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as of any date of determination, the sum of (i) the higher of (A) the Adjusted LIBO Rate (or comparable rate under any other applicable facility) on such date for a deposit in dollars with a maturity of three months and (B) the Adjusted LIBO Rate (or comparable rate under any other applicable facility) floor, if any, with respect thereto as of such date, (ii) the interest rate margins as of such date (with such interest rate margin and interest spreads to be determined by reference to the Adjusted LIBO Rate (or comparable rate under any other applicable facility)) and (iii) the amount of original issue discount and/or upfront fees paid and payable (which shall be deemed to constitute like amounts of original issue discount) by the Borrower to the Lenders in connection with the applicable facility (with original issue discount or upfront fees being equated to interest based on an assumed four-year life to maturity without any present value discount (or, if less, the remaining life to maturity)) (it being understood that customary arrangement, commitment, structuring, underwriting, ticking, unused line, consent and amendment fees paid or payable to any of the applicable arrangers (or their respective affiliates) in their respective capacities as such in connection with the applicable facility, as applicable (whether or not such fees are paid to or shared in whole or in part with any lenders thereunder), and any other fees that are not generally paid to all lenders (or their respective affiliates) ratably with respect to such loans or such facility and that are paid or payable in connection with such loans or such facility, shall be excluded).

“Eligible Assignee” shall mean (a) any Lender, (b) an Affiliate of any Lender, (c) an Approved Fund, (d) a Sponsor Investor to the extent permitted by Section 10.04(b)(v), (e) Affiliated Debt Funds, and (f) any other person approved by the Administrative Agent and the Borrower (each such consent not to be unreasonably withheld or delayed; it being understood that the Borrower prohibiting assignments to Disqualified Institutions is reasonable and that the

Borrower shall have the right to withhold or delay its consent to any assignment if, in order for such assignment to comply with applicable Requirements of Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority); provided that, (1) no approval of the Borrower (other than with respect to Disqualified Institutions) shall be required (A) in connection with any such assignment during the continuance of an Event of Default under Section 8.01(a), (b), (g) with respect to the Borrower or (h) with respect to the Borrower or (B) in connection with the primary syndication of the Term Loans to persons (or any Affiliate or Approved Fund thereof) which the Borrower has previously consented to in writing (including by email), (2) to the extent the consent of the Borrower is required for any assignment, such consent shall be deemed to have been given (except with respect to Disqualified Institutions) if the Borrower has not responded within ten (10) Business Days of a written request for such consent, and (3) notwithstanding anything to the contrary herein, “Eligible Assignee” shall not include at any time (including, for the avoidance of doubt, after the occurrence of any Default or Event of Default) any Disqualified Institutions (unless consented to in writing by the Borrower in its sole discretion), any Defaulting Lender, or any natural person.

“Eligible Equity Issuance” shall mean an issuance and sale of Qualified Capital Stock of Holdings or an equity contribution to Holdings other than for Disqualified Capital Stock following the Closing Date (other than to the extent the proceeds thereof are applied or are to be applied as a Cure Amount) to the equity holders of Holdings.

“Employee Benefit Plan” shall mean each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that is maintained or contributed to by a Group Member or with respect to which a Group Member has any liability (including on account of an ERISA Affiliate).

“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands) and the land surface and subsurface.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding, investigation, remediation, removal, cleanup, response, corrective action, penalties or other actions, liabilities or costs (including damages, natural resources damages, contribution, indemnification, cost recovery, compensation or injunctive relief) resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material, (ii) any violation or alleged violation of or liability under any Environmental Law, or (iii) any actual or alleged exposure to Hazardous Materials.

“Environmental Law” shall mean all applicable Requirements of Law relating to pollution or protection of the Environment, or to Hazardous Materials.

“Environmental Permit” shall mean any permit, license, approval, registration, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Cure Contribution” shall have the meaning assigned to such term in Section 8.03(a).

“Equity Funded Portion” shall mean an amount equal to (i) the working capital or other purchase price adjustment with respect to any acquisition or other Investment times (ii) the percentage of the consideration for such acquisition or other Investment that is financed solely with the proceeds of equity issuances by, equity contributions to, or shareholder loans to Holdings or any Restricted Subsidiary, but solely to the extent such equity issuance or equity contribution, as applicable, does not otherwise increase Indebtedness, Investment, Dividend or Restricted Debt Payment capacity hereunder, including, without limitation, pursuant to an increase in the Cumulative Amount.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including warrants, options and other rights to purchase and including, if such person is a limited liability company, membership interests or if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date; provided that “Equity Interest” shall not include at any time (i) debt securities convertible or exchangeable into such equity or (ii) earn-outs.

“Equity Investors” shall mean the Sponsor and its Controlled Investment Affiliates and limited partners.

“Equity Issuance” shall mean, without duplication, (a) any issuance or sale by Holdings of any Equity Interests in Holdings (including any Equity Interests issued upon the exercise of any warrant or option or equity-based derivative) or any warrants or options or equity-based derivatives to purchase Equity Interests of Holdings or (b) any contribution to the capital of Holdings.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, Section 414(m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 or 430 of the Code and Section 302 or 303 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by any Group Member or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Group Member or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or Multiemployer Plan or Multiemployer Plans or to appoint a trustee to administer any Plan or Multiemployer Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (g) the incurrence by any Group Member or its ERISA Affiliates of liability resulting from the complete or partial withdrawal from any Multiemployer Plan; (h) the receipt by any Group Member or its ERISA Affiliates of any notice, concerning a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in “critical” or “endangered” status, under Section 432 of the Code or Section 305 of ERISA; (i) the withdrawal of any Group Member or its ERISA Affiliates from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (j) assuming the accuracy of Section 9.13(a), the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to any Group Member; or (k) a Foreign Benefit Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Amount” shall have the meaning assigned to such term in Section 2.10(h).

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, Consolidated EBITDA for such Excess Cash Flow Period, minus, without duplication:

(a) Debt Service and other payments of Indebtedness (including, without limitation, related fees and expenses, to the extent paid in cash and to the extent such payments are permitted hereunder (but excluding (A) any required cash payments of principal with respect to the Term Loans), (B) voluntary prepayments of Term Loans pursuant to Section 2.10(a) (including, without limitation, any amounts applied to reduce the Excess Cash Flow prepayment amount thereunder) of Holdings and its Restricted Subsidiaries and (C) voluntary prepayments of any other Indebtedness, in each case, to the extent made from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow or intercompany Indebtedness or, without duplication, other Indebtedness that has been repaid) and which the Borrower has elected to apply as a reduction to the Excess Cash Flow prepayment amount pursuant to Section 2.10(f) (which election shall, for the avoidance of doubt, be made in the Borrower’s sole discretion)); provided that, in each case, payments of revolving Indebtedness shall not be deducted from Excess Cash Flow pursuant to this clause (a) unless accompanied by a permanent reduction in the relevant commitment;

(b) the aggregate amount of Consolidated Tax Expense (including any direct or indirect distributions for the payment of such Consolidated Tax Expense) paid or payable with respect to such Excess Cash Flow Period and, if payable, for which reserves have been established to the extent required under GAAP;

(c) the absolute value of, if negative, (x) the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) minus (y) the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(d) the aggregate amount of cash items added back to Consolidated EBITDA in the calculation of Consolidated EBITDA for such period to the extent paid in cash by Holdings and its Restricted Subsidiaries during such period;

(e) the aggregate amount added back to Consolidated EBITDA in the calculation of Consolidated EBITDA for such period pursuant to clauses (f) and (r) thereof;

(f) any Insurance Loss Addback for such period;

(g) the aggregate amount of non-cash adjustments to Consolidated EBITDA for periods prior to the beginning of the current Excess Cash Flow Period to the extent paid in cash by Holdings and its Restricted Subsidiaries during such Excess Cash Flow Period; and

(h) to the extent added to determine Consolidated EBITDA pursuant to clause (j) or (l) of the definition of Consolidated EBITDA, such amounts with respect to which no cash payment to Holdings or any of its Restricted Subsidiaries was received during such Excess Cash Flow Period;

provided that any amount deducted pursuant to any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; plus, without duplication:

(i) if positive, (x) the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) minus (y) the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(ii) cash items of income during such Excess Cash Flow Period not included in calculating Consolidated EBITDA;

(iii) any cash payment that was actually received by Holdings or any Restricted Subsidiary during such Excess Cash Flow Period with respect to which a deduction was taken pursuant to clause (n) above during the previous Excess Cash Flow Period; and

(iv) any reimbursement that was actually received in cash by Holdings or any of its Restricted Subsidiaries from a seller, or other unrelated third party, in connection with a Permitted Acquisition or other Investment permitted under Section 6.03(a), (b), (i), (l), (m), (r), (s), (t), (v), (w), (x) (to the extent made in reliance on clause (a) of the definition of “Cumulative Amount”), (y), (bb), (cc), (ee), (ff) or (hh) during such Excess Cash Flow Period with respect to which a deduction was taken pursuant to clause (f)(y) above during the previous Excess Cash Flow Period.

For purposes of calculating Excess Cash Flow for any Excess Cash Flow Period, for each Permitted Acquisition or other Investment permitted hereunder consummated during such Excess Cash Flow Period, (x) the Consolidated EBITDA of a target of such Permitted Acquisition or other Investment shall be included in such calculation only from and after the first day of the first fiscal quarter to commence following the date of the consummation of such Permitted Acquisition or other Investment and (y) for the purposes of calculating Net Working Capital, the (A) total assets of a target of such Permitted Acquisition or other Investment (other than cash and Cash Equivalents), as calculated as at the date of consummation of the applicable Permitted Acquisition or other Investment, which may properly be classified as current assets on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (A), that such Permitted Acquisition or other similar acquisition has been consummated) and (B) the total liabilities of Holdings and its Restricted Subsidiaries, as calculated as at the date of consummation of the applicable Permitted Acquisition or other Investment, which may properly be classified as current liabilities (other than the current portion of any long term liabilities and accrued interest thereon) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (B), that such Permitted Acquisition or Investment has been consummated), shall, in the case of both immediately preceding clauses (A) and (B), be used in calculating as the difference between the Net Working Capital at the end of the applicable Excess Cash Flow Period from the date of consummation of the Permitted Acquisition or other Investment.

“Excess Cash Flow Period” shall mean each fiscal year of Holdings starting with the fiscal year ending December 31, 2020.

“Excess Net Cash Proceeds” shall have the meaning assigned to such term in Section 2.10(c)(i).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Affiliates” shall mean members of any Lender’s or any of its Affiliates’ or managed funds’ deal teams that (x) are engaged primarily as principals in private equity or venture capital or (y) are or were engaged in the sale of any of Holdings and its Subsidiaries, including through the provision of advisory services.

“Excluded Equity Interests” shall mean Equity Interests (a) in excess of 65% of the Voting Stock issued by any Excluded Foreign Subsidiary or CFC Holding Company, in each case, owned directly by a Credit Party (but, for the avoidance of doubt, not including any Equity interests that are not Voting Stock issued by any such Excluded Foreign Subsidiary or CFC Holding Company), (b) in a joint venture which cannot be pledged without the consent of third parties, or the pledge of which is prohibited by the terms of, or would create a right of termination of one or more third parties under, any applicable Organizational Documents, joint venture agreement or shareholders’ agreement (by any agreement binding on such Equity Interests at the time of acquisition thereof (or on the Closing Date, as applicable) and not entered into in contemplation thereof (or in contemplation of the Transactions, as applicable) and unless such consent has been obtained) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, (c) in Persons other than Wholly Owned Restricted Subsidiaries, (d) in any Immaterial Subsidiary, Unrestricted Subsidiary, not-for-profit Subsidiary, captive insurance entity or special purpose entity (including for the avoidance of doubt any Receivables Subsidiary and any Securitization Subsidiary), (e) with respect to which the cost of obtaining a security interest therein exceeds the practical benefit to the Lenders afforded thereby, as mutually and reasonably determined by the Administrative Agent and the Borrower, (f) with respect to which a pledge therein is prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority (unless such consent has been obtained) or third party (by any agreement binding on such Equity Interests at the time of acquisition thereof (or on the Closing Date, as applicable) and not entered into in contemplation thereof (or in contemplation of the Transactions, as applicable) and unless such consent has been obtained)) or impossible or impracticable (as mutually and reasonably determined by the Administrative Agent and the Borrower) to obtain under applicable law, (g) with respect to which a pledge therein would result in adverse tax consequences to Holdings and its Restricted Subsidiaries or to any direct or indirect parent of Holdings on account of its direct or indirect ownership of Holdings and its Restricted Subsidiaries as reasonably determined by the Borrower, and (h) that are Margin Stock; provided that in each case set forth above, such equity will immediately cease to constitute Excluded Equity Interests when the relevant property ceases to meet this definition and, with respect to any such equity, a security interest under any applicable Security Document shall attach immediately and automatically without further action; provided, further, that in no event will any Equity Interests of the Borrower be Excluded Equity Interests.

“Excluded Foreign Subsidiary” shall mean any Foreign Subsidiary.

“Excluded Property” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Subsidiary” shall mean (a) any Restricted Subsidiary that is not a Wholly Owned Subsidiary, (b) any Excluded Foreign Subsidiary, (c) any Immaterial Subsidiary, (d) any Unrestricted Subsidiary, (e) any not-for-profit Subsidiary, (f) any Excluded U.S. Subsidiary, (g) any captive insurance entity, (h) any special purpose entity (including, for the avoidance of doubt, any Receivables Subsidiary and any Securitization Subsidiary), (i) any merger Subsidiary formed in connection with a Permitted Acquisition so long as such merger Subsidiary is merged out of existence pursuant to such Permitted Acquisition, or otherwise, or dissolved, within sixty (60) days of its formation or such later date as permitted by the Administrative Agent in its reasonable discretion, (j) any Subsidiary to the extent a Guarantee or other guarantee of the Obligations is prohibited or restricted by any contractual obligation as in existence on the Closing Date or at the time such Person becomes a Subsidiary (in each case, not entered into in contemplation hereof and for so long as such prohibition or restriction remains in effect) or by applicable Requirements of Law (including any requirement to obtain Governmental Authority or third party consent, license or authorization unless such consent, license or authorization has been obtained), (k) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or other Investment that has assumed secured Indebtedness not incurred in contemplation of such Permitted Acquisition or other Investment and any Restricted Subsidiary thereof that guarantees such secured

Indebtedness, in each case, to the extent (but only for so long as) such secured Indebtedness prohibits such Restricted Subsidiary from becoming a Guarantor, (l) any Subsidiary to the extent the Administrative Agent and the Borrower mutually and reasonably determine the cost, consequence and/or burden (including, but not limited to, any regulatory, accounting or tax consequences) of obtaining a Guarantee outweigh the benefit thereof to the Lenders, and (m) any Subsidiary to the extent Holdings reasonably determines that a Guarantee by such Subsidiary would result in adverse Tax consequences to Holdings or any of its Restricted Subsidiaries or to any direct or indirect parent of Holdings on account of its direct or indirect ownership of Holdings and its Restricted Subsidiaries; provided, that the Borrower shall not be an Excluded Subsidiary; provided, further, that Borrower may, in its sole discretion, designate any Subsidiary (including any Foreign Subsidiary) that otherwise qualifies as an “Excluded Subsidiary” pursuant to any one or more of clauses (a) through (m) above as not being an Excluded Subsidiary by written notice to the Administrative Agent and, following such designation, may (so long as at such time no Default or Event of Default shall have occurred and be continuing and such Subsidiary otherwise qualifies as an Excluded Subsidiary) re-designate such Subsidiary as an Excluded Subsidiary by written notice to the Administrative Agent, upon which re-designation such Subsidiary shall be automatically released from its Guarantee.

“Excluded Taxes” shall mean, with respect to any Recipient, any of the following Taxes imposed on or with respect to any payment to be made by or on account of any obligation of any Credit Party under any Loan Document to such Recipient: (a) Taxes imposed on or measured by such Recipient’s overall net income (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes) and branch profits Taxes imposed on it, in each case, (i) by any jurisdiction (or any political subdivision thereof) as a result of the Recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office, in such jurisdiction or (ii) as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document), (b) in the case of a Foreign Lender, any U.S. federal withholding Tax to the extent imposed on amounts payable to or for the account of such Foreign Lender under a law, rule, regulation or treaty in effect at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except, in each case, (x) to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnity payments with respect to such withholding Tax pursuant to Section 2.15, or (y) if such Foreign Lender is an assignee pursuant to a request by the Borrower under Section 2.16, (c) any withholding Tax that is attributable to such Recipient’s failure to comply with Section 2.15(e), and (d) any withholding Tax imposed under FATCA.

“Excluded U.S. Subsidiary” shall mean (a) any Domestic Subsidiary of an Excluded Foreign Subsidiary or (b) any CFC Holding Company; provided that the Borrower shall not be an Excluded U.S. Subsidiary.

“Executive Order” shall have the meaning assigned to such term in Section 3.19.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Existing Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Existing Tranche” shall have the meaning assigned to such term in Section 2.21(a).

“Extended Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Extended Tranche” shall have the meaning assigned to such term in Section 2.21(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.21(b).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.21(c).

“Extension Date” shall have the meaning assigned to such term in Section 2.21(d).

“Extension Election” shall have the meaning assigned to such term in Section 2.21(b).

“Extension Request” shall have the meaning assigned to such term in Section 2.21(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version thereof to the extent such version is substantively comparable and not materially more onerous to comply with), any current or future regulations or other official governmental interpretations thereof and any intergovernmental agreements entered into pursuant to the foregoing or any “FFI agreements” entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1.00%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters” shall mean (a) that certain Second Lien Fee Letter, dated as of the date hereof, by and among the Borrower, the Administrative Agent and the other parties thereto and (b) that certain Second Lien Agency Fee Letter, dated as of the date hereof, by and among the Borrower and the Administrative Agent.

“Fees” shall mean the Administrative Agent Fees and all other fees, costs and expenses set forth in Section 2.05.

“Financial Covenant” shall have the meaning assigned to such term in Section 8.03(a).

“Financial Officer” of any person shall mean the chief financial officer, chief executive officer, vice president of finance, treasurer, assistant treasurer, controller, or, in each case, anyone acting in such capacity or any similar capacity.

“Financial Statements” shall mean, collectively, (a) the Audited Financial Statements, (b) the unaudited consolidated balance sheet of Vertice and its subsidiaries as of March 31, 2019 and the unaudited combined statements of income and cash flows for the three (3) month period then ended and (c) the unaudited consolidated balance sheet as of, and statements of operations of Topco and its subsidiaries for, the three (3) months ended, March 31, 2019.

“First Lien Administrative Agent” shall mean Antares, in its capacity as administrative agent under the First Lien Credit Agreement, and its successors and assigns in such capacity.

“First Lien Collateral Agent” shall mean Antares, in its capacity as collateral agent under the First Lien Credit Agreement, and its successors and assign in such capacity.

“First Lien Credit Agreement” shall mean that certain First Lien Credit Agreement dated as of the date hereof among the Borrower, Holdings, Guarantors party thereto, the First Lien Administrative Agent, the First Lien Collateral Agent and the other agents or parties named therein, as amended, restated, amended and restated, supplemented, modified, refinanced or increased from time to time to the extent not prohibited by this Agreement or the Intercreditor Agreement.

“First Lien Credit Agreement Refinancing Indebtedness” shall mean Credit Agreement Refinancing Indebtedness (as defined in the First Lien Credit Agreement).

“First Lien Documents” shall mean the First Lien Credit Agreement and the other “Loan Documents” as defined in the First Lien Credit Agreement.

“First Lien Fixed Incremental Amount” shall have the meaning given to the term “Fixed Incremental Amount” in the First Lien Credit Agreement.

“First Lien Incremental Facility” shall have the meaning given to the term “Incremental Facility” in the First Lien Credit Agreement.

“First Lien Incremental Term Loans” shall have the meaning given to the term “Incremental Term Loans” in the First Lien Credit Agreement.

“First Lien Incurrence Ratio” shall mean the Incurrence Ratio (as defined in the First Lien Credit Agreement).

“First Lien Inside Maturity Date Limitation” shall mean Inside Maturity Date Limitation (as defined in the First Lien Credit Agreement).

“First Lien Leverage Ratio” shall mean, at any date of determination, the ratio of (i)(x) Consolidated Total Funded Indebtedness of Holdings and its Restricted Subsidiaries on such date that is secured by a first priority Lien on the Collateral of Holdings and its Restricted Subsidiaries, minus (y) Unrestricted Cash of Holdings and its Restricted Subsidiaries on such date, to (ii) Consolidated EBITDA for the Test Period then most recently ended.

“First Lien Loans” shall have the meaning assigned to the term “Loans” in the First Lien Credit Agreement.

“First Lien Obligations” shall have the meaning assigned to the term “Obligations” in the First Lien Credit Agreement.

“First Lien Termination Date” shall mean the date on which all Indebtedness and other obligations in respect of the Term Loans and Incremental Term Loans (in each case as defined in the First Lien Credit Agreement) are paid in full (other than contingent indemnification obligations, unasserted expense reimbursement obligations and Letters of Credit (as defined in the First Lien Credit Agreement) that have been (i) cash collateralized in accordance with the terms of this Agreement, (ii) backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank (as defined in the First Lien Credit Agreement) or (iii) rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank (as defined in the First Lien Credit Agreement)).

“First Lien Permitted Debt Exchange Notes” shall have the meaning assigned to the term “Permitted Debt Exchange Notes” in the First Lien Credit Agreement.

“First Lien Permitted Incremental Equivalent Debt” shall have the meaning assigned to the term “Permitted Incremental Equivalent Debt” in the First Lien Credit Agreement.

“First Lien Refinancing Revolving Loans” shall have the meaning assigned to the term “Refinancing Revolving Loans” in the First Lien Credit Agreement.

“First Lien Refinancing Term Loans” shall have the meaning assigned to the term “Refinancing Term Loans” in the First Lien Credit Agreement.

“First Lien/Second Lien Intercreditor Agreement” shall mean the First Lien/Second Lien Intercreditor Agreement dated as of the date hereof by and among Holdings, the Borrower, the Subsidiary Guarantors, the other Persons from time to time party thereto, the Administrative Agent, the Collateral Agent, the First Lien Administrative Agent, the First Lien Collateral Agent, and the other Persons from time to time party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“First Lien Secured Indebtedness” shall mean senior Indebtedness of the Credit Parties for borrowed money that is secured on a senior basis to the Obligations (but without regard to the control of remedies).

“Fixed Incremental Amount” shall have the meaning assigned to such term in the definition of “Maximum Incremental Facilities Amount”.

“Fixed Incremental Reallocation Provision” shall have the meaning assigned to such term in Section 6.01(u).

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by any Group Member under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Group Member, or the imposition on any Group Member of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Lender” shall mean any Recipient that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Pension Plan” shall mean any defined benefit pension plan maintained or contributed to by any Group Member with respect to employees employed outside the United States.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Group Member with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Members” shall mean Holdings, the Borrower and their respective Restricted Subsidiaries; and “Group Member” shall mean any one of them.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by Holdings and the Subsidiary Guarantors.

“Guarantors” shall mean Holdings and each of the Subsidiary Guarantors.

“Hazardous Materials” shall mean the following: toxic or hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; friable asbestos or friable asbestos-containing materials; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant subject to regulation under any Environmental Laws due to their dangerous or deleterious properties or characteristics, or which can give rise to liability under any Environmental Laws due to their dangerous or deleterious properties or characteristics.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreement or arrangement dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Holdings” shall have the meaning assigned to such term in the preamble hereof.

“Immaterial Subsidiary” each Restricted Subsidiary (other than the Borrower) which, as of the most recently ended Test Period, (a) contributed 5% or less of Consolidated EBITDA for such period or (b) contributed 5% or less of Consolidated Total Assets; provided that, if, as of the most recently ended Test Period, the aggregate amount of Consolidated EBITDA attributable to all Restricted Subsidiaries that are Immaterial Subsidiaries exceeds 10.0% of Consolidated EBITDA or Consolidated Total Assets for any such period, the Borrower (or, in the event the Borrower has failed to do so within sixty (60) days, the Administrative Agent) shall designate sufficient Restricted Subsidiaries to eliminate such excess, and such designated Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement; provided, further, that the Borrower may designate and re-designate a Subsidiary as an Immaterial Subsidiary at any time, subject to the limitations set forth in this definition.

“Increase Joinder” shall have the meaning assigned to such term in Section 2.20(e).

“Incremental Commitment” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Facilities” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Lender” shall mean a Lender with an Incremental Commitment or an outstanding Incremental Term Loan.

“Incremental Reclassification Provision” shall have the meaning assigned to such term in the definition of Maximum Incremental Facilities Amount.

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.20(c)(i).

“Incurrence Ratio” shall have the meaning assigned to such term in the definition of “Maximum Incremental Facilities Amount”.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services; (e) all Indebtedness of others (excluding prepaid interest thereon) secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the lower of (x) fair market value of such property as determined by such person in good faith and (y) the amount of Indebtedness secured by such Lien; (f) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person to the extent classified as indebtedness under GAAP (for the avoidance of doubt, lease payments under any operating leases (other than Capital Leases recorded as capitalized leases in accordance with GAAP as in effect on the Closing Date) shall not constitute Indebtedness); (g) all Hedging Obligations to the extent required to be reflected on the balance sheet of such person on a marked to market net value basis (or if any actual amount is due as a result of the termination or close out of such Hedging Agreement, such actual amount); (h) all Attributable Indebtedness of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor. Notwithstanding the foregoing or anything else herein to the contrary, Indebtedness shall not include: (a) trade accounts payable, (b) deferred obligations owing to any Affiliate, including under any management services agreement (including the Management Services Agreement), (c) accrued obligations incurred in the ordinary course of business, including current tax accruals, (d) purchase price adjustments, holdbacks and Earn-Out obligations (until such obligations or adjustments become a liability on the balance sheet of such Person in accordance with GAAP and solely if not paid after becoming past due and payable), (e) royalty payments made in the ordinary course of business in respect of licenses (to the extent such licenses are not prohibited hereby), (f) any accruals for payroll and other non-interest bearing liabilities accrued in the ordinary course of business, (g) deferred rent obligations, taxes and compensation, (h) obligations under or in respect of Receivables Facilities and Securitization Facilities, (i) customary payables with respect to money orders or wire transfers, (j) customary obligations under employment arrangements, (k) operating leases (including for the avoidance of doubt any lease, concession or license treated as an operating lease under GAAP), (l) pension-related or post-employment liabilities, (m) intraday or daylight exposures, (n) Hedging Obligations except to the extent included in clause (g) above, (o) amounts owed to dissenting stockholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to any permitted Investments to the extent paid when due (unless being properly contested), and (o) obligations in respect of any license, permit or other approval arising in the ordinary course of business.

“Indemnified Taxes” shall mean (a) all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document other than Excluded Taxes and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Inside Maturity Date Limitation” shall mean, with respect to any applicable Indebtedness, that such Indebtedness, without giving effect to any prepayment, (x) does not have a maturity date or (solely in the case of any such Indebtedness (other than Permitted Debt Exchange Notes) in the form of notes) have any mandatory prepayment or redemption features (other than customary asset sale events, insurance and condemnation proceeds events, change of control offers or events of default, AHYDO catch-up payments and, if secured, excess cash flow sweeps), in each case prior to the date that is the then Latest Maturity Date at the time such Indebtedness is incurred and (y) solely in the case of any such Indebtedness in the form of loans, does not have a shorter Weighted Average Life to Maturity than the Term Loans; provided that (x) the limitations in this clause (i) shall not apply to any Indebtedness (including, without limitation, Permitted Incremental Equivalent Debt) consisting of a customary bridge facility so long as the long-term debt into which such customary bridge facility is to be converted satisfies the provisions of this clause and (y) such Indebtedness in the form of notes shall have no required amortization; provided further that (A) up to an amount equal to the greater of $15,000,000 and 50% of Consolidated EBITDA for the most recent Test Period in aggregate of Indebtedness in the form of Incremental Term Loans incurred pursuant to Section 2.20, Permitted Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness, minus (B) the amount of any Incremental Facilities, incurred pursuant to the second proviso to Section 2.20(c)(ii), minus (C) the amount of any Permitted Debt Exchange Notes incurred pursuant to Section 2.23(a)(iv)(y), minus (D) the aggregate amount of any First Lien Permitted Incremental Equivalent Debt, “Credit Agreement Refinancing Indebtedness” (under and as defined in the First Lien Credit Agreement), First Lien Incremental Facilities incurred pursuant to the second proviso to Section 2.20(c)(ii) of the First Lien Credit Agreement and First Lien Permitted Debt Exchange Notes incurred pursuant to Section 2.22(a)(iv)(x) of the First Lien Credit Agreement, in each case, incurred on or prior to the date thereof in reliance on the First Lien Inside Maturity Date Limitation and secured on a junior basis to the First Lien Obligations, may be incurred without regard to the limitations set forth in this definition.

“Insurance Loss Addback” shall mean with respect to any calculation period, at the Borrower’s election in its sole discretion, the amount of any Charges incurred during such period for which there is insurance, indemnity or reimbursement coverage and for which a related insurance, indemnity or reimbursement recovery is not recorded in accordance with GAAP, but for which such insurance, indemnity or reimbursement recovery is reasonably expected to be received by Holdings or any of its Restricted Subsidiaries in a subsequent calculation period and within one year of the date of the underlying loss.

“Intellectual Property” shall have the meaning assigned to such term in the Security Agreement.

“Intercompany Subordination Agreement” shall mean (i) with respect to Indebtedness incurred pursuant to Section 6.01(m)(iv) (or any similar intercompany Indebtedness not prohibited hereunder) (and, for the avoidance of doubt, Section 6.09(a)(M)), an intercompany subordination agreement, substantially in the form attached as Exhibit J hereto (or on terms that are no less favorable to the Administrative Agent and the Collateral Agent (in each case, acting on behalf of the Lenders)), as the same may be amended, restated, supplemented or otherwise modified from time to time and (ii) with respect to the subordination requirements set forth in Section 8.03(a), a subordination agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower.

“Intercreditor Agreement” shall mean, as the context may require, the First Lien/Second Lien Intercreditor Agreement and/or any Other Intercreditor Agreement.

“Interest Election Request” shall mean a request by the Borrower to convert or continue Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E or such other form (including any form on an electronic platform or electronic transmission system) as may be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Term Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Term Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Term Loan, the Term Loan Maturity Date.

“Interest Period” shall mean, with respect to any Eurodollar Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if available to all relevant affected Lenders, twelve months or shorter than one month) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period shall extend beyond the Term Loan Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” shall have the meaning assigned to such term in Section 6.03.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) from Moody’s or BBB- (or the equivalent) from S&P, or an equivalent rating from any other rating agency.

“IPO” shall mean an underwritten public offering by Holdings (or its direct or indirect parent company) of Equity Interests in Holdings (or in its direct or indirect parent company, as the case may be) after the Closing Date pursuant to a registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“IPO Reorganization Transactions” shall mean transactions taken in connection with and reasonably related to consummating an IPO, in each case, whether or not consummated.

“IRS” shall mean the U.S. Internal Revenue Service.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F, with such amendments as may be reasonably and mutually agreed between the Administrative Agent and the Borrower.

“Junior Secured Indebtedness” shall mean senior or subordinated Indebtedness of the Credit Parties for borrowed money that is secured by Liens on the Collateral (a) on a junior basis to the Liens securing the Obligations and any Permitted Pari Passu Refinancing Debt and subject to an Other Intercreditor Agreement.

“Latest Maturity Date” as of any date of determination, shall mean the latest maturity or expiration date applicable to any Term Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan, in each case that is governed by the terms of this Agreement and the other Loan Documents or Refinancing Term Loan, in each case that is governed by the terms of this Agreement and the other Loan Documents.

“LCT Election” shall mean the Borrower’s election to test the permissibility of a Limited Condition Transaction in accordance with the methodology set forth in Section 1.06.

“LCT Test Date” shall have the meaning given to that term in Section 1.06.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender” shall mean (a) each financial institutions and other entities that have become a party hereto as lenders hereunder and (b) any financial institution or other entity that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution or other entity that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“Lender Related Distress Event” means, with respect to any Lender, that (i) such Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law (including, without limitation, of the type described in Sections 8.01(g) or (h) (or any comparable proceeding initiated by a regulatory authority having jurisdiction over such Lender or such person), (ii) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (iii) such Distressed Person is subject to a forced liquidation or winding up, (iv) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or no longer viable, or (v) if any Governmental Authority having regulatory authority over such Distressed Person has taken control of such Distressed Person or has taken steps to do so; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Distressed Person by a Governmental Authority or an instrumentality thereof, unless such ownership interest results in or provides such person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such person or its parent entity.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the London Interbank Offered Rate or a comparable or successor rate, which rate is approved by the Administrative Agent, that appears on Reuters Screen LIBOR01 Page (or applicable successor page) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market and internal practice; provided further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. If the LIBO Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

Notwithstanding anything to the contrary, if the Borrower and the Administrative Agent reasonably determine in good faith (which determination shall be final and conclusive and binding on all parties hereto, and provided that the Administrative Agent and the Borrower shall make a determination of whether such rate is ascertainable and whether such condition is unlikely to be temporary, at any time, upon the reasonable request of the Borrower) that the London Interbank Offered Rate is not ascertainable and the inability to ascertain such rate is unlikely to be temporary, the “LIBO Rate” shall be an alternate rate of interest established by the Administrative Agent and the Borrower that is commercially practicable for the Administrative Agent to administer (as determined by the Administrative Agent in its reasonable discretion) and is generally accepted as the then prevailing market convention for determining a rate of interest (including, as necessary to reflect such then prevailing market convention, the making of appropriate adjustments to such alternate rate and this Agreement (x) to preserve pricing in effect at the time of selection of such alternate rate and (y) to make such changes as are necessary to reflect the available interest periods for such alternate rate) for syndicated leveraged loans of this type in the United States at such time and that is a widely recognized successor to interest rates based on the London Interbank Offered Rate (any such rate, the “Successor Benchmark Rate”), and the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable consistent with market and internal practice, and, notwithstanding anything to the contrary in Section 10.02, such amendment shall become effective without any further action or consent of any other party to this Agreement; provided, that if a Successor Benchmark Rate has not been established pursuant to the foregoing, at the exclusive option of the Borrower, the Borrower and the Required Lenders of any applicable Tranche (with the Required Lenders of such Tranche of Lenders determined as if such Tranche of Lenders were the only Tranche of Lenders hereunder at the time) solely with respect to such Tranche, may select an alternative rate and, upon not less than 10 Business Days’ prior written notice to the Administrative Agent, the Administrative Agent, such Required Lenders of such Tranche and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest for such Tranche and such other related changes to this Agreement as may be applicable and, notwithstanding anything to the contrary in Section 10.02, such amendment shall become effective without any further action or consent of any other party to this Agreement; provided, further, that from the date of determination by the Borrower and the Administrative Agent that the London Interbank Offered Rate is not ascertainable and that the inability to ascertain such rate is unlikely to be temporary until such Successor Benchmark Rate has been determined pursuant to this paragraph, (i) any request for Borrowing, the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) all outstanding Borrowings shall be converted to an ABR Borrowing.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, license, pledge, encumbrance, claim, charge, assignment for security, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, right-of-way or other encumbrance on title to owned Real Property, in each of the foregoing cases whether voluntary or imposed by law; (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; provided that in no event shall an operating lease be deemed to be a Lien; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Transaction” shall mean (i) any Investment, or any acquisition of any assets, business or person, permitted hereunder (subject to Section 1.06 and including, for the avoidance of doubt, any Permitted Acquisition) by Holdings or one or more of its Restricted Subsidiaries, including, without limitation, by way of merger or amalgamation and including, without limitation, any such transaction that is subject to a letter of intent or purchase agreement, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment or (iii) a Dividend declared by Holdings or any of its Restricted Subsidiaries, any Investment or any Restricted Debt Payment.

“Loan Documents” shall mean this Agreement, any amendments hereto, any Intercreditor Agreement, the Notes (if any), the Security Documents, the Fee Letters (other than for purposes of Section 10.02) and intercreditor agreements and subordination agreements entered into pursuant to the terms hereof that any Credit Party is party to and any other document designated as such by the Borrower and the Administrative Agent, in each case as amended, amended and restated, restated, supplemented and/or otherwise modified from time to time.

“Management Equityholders” shall mean any of (i) any current or former founder, director, officer, employee, member of management or pre-Closing Date equityholder, in each case, of Holdings or any of its Subsidiaries or any direct or indirect parent company thereof (including, in each case, with respect to Topco or Vertice or any direct or indirect parent thereof) who, on the Closing Date, is an equityholder in Holdings or any direct or indirect parent thereof, (ii) any trust, partnership, limited liability company, corporate body or other entity established by any such current or former director, officer, employee, member of management or equityholder of Holdings or any of its Subsidiaries or any direct or indirect parent thereof (including, without limitation, those individuals described in the preceding clause (i)) or any Person described in the succeeding clauses (iii) and (iv), as applicable, to hold an investment in Holdings or any direct or indirect parent thereof in connection with such Person’s estate or tax planning, (iii) current or former spouse, current or former qualified domestic partner, siblings, parents or grandparents or any descendant (including adopted children and step-children), father-in-law, mother-in-law, daughter-in-law, son-in-law, or spouse, former spouse, or current or former qualified domestic partner of the foregoing, of any such current or former director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent thereof, who is transferred Equity Interests of Holdings or any direct or indirect parent thereof by any such current or former director, officer, employee, member of management or equityholder of Holdings or any of its Subsidiaries or any direct or indirect parent thereof (including, without limitation, those individuals described in the preceding clause (i)) (or by any vehicle described in clause (ii) above), in connection with such Person’s estate or tax planning, and (iv) any Person who acquires an investment in Holdings or any direct or indirect parent thereof by will or by the laws of intestate succession as a result of the death of any such current or former director, officer, employee, member of management or equityholder of Holdings or any of its Subsidiaries or any direct or indirect parent thereof or of any person described in clause (i), (ii) or (iii) immediately above.

“Management Services Agreement” shall mean that certain Amended and Restated Management Agreement, dated as of the Closing Date, by and among, inter alios, the Sponsor and Borrower, as amended, restated, amended and restated, supplemented and/or modified from time to time prior to the date hereof and as modified from time to time following the date hereof in a manner that is not materially adverse to the interests of the Lenders; provided that any amendment, restatement, amendment and restatement, supplement or other modification thereto to term out any fees under such Management Services Agreement in connection with an IPO shall not be considered materially adverse to the Lenders.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business or financial condition or results of operations of Holdings and its Restricted Subsidiaries, taken as a whole or (b) the material remedies (taken as a whole) of the Administrative Agent, the Collateral Agent or the Lenders under the Loan Documents (other than due to the action or inaction of the Administrative Agent, the Collateral Agent or the Lenders). Notwithstanding the foregoing, for purposes of any representations and warranties in the Loan Documents to be made on the Closing Date, “Material Adverse Effect” shall mean a Material Adverse Effect (as defined in the Closing Date Acquisition Agreement).

“Material Disposition” shall mean a sale or other disposition of assets (or any series of related sales or dispositions of assets) (including Equity Interests, and including by way of a merger or consolidation) accounting for greater than or equal to 40% of Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period.

“Maximum Accrual” shall have the meaning assigned thereto in Section 2.25.

“Maximum Incremental Facilities Amount” shall mean:

(i) (A) an aggregate amount equal to the greater of (I) $30,000,000 and (II) 100.0% of Consolidated EBITDA for the most recent Test Period, plus (B) the amount of any voluntary prepayments (or permanent commitment reductions) of any Term Loans, any Incremental Facility, any Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, any First Lien Loans (including Revolving Loans, as defined in the First Lien Credit Agreement), any First Lien Incremental Loans, any First Lien Permitted Incremental Equivalent Debt, any First Lien Credit Agreement Refinancing Indebtedness or any other Indebtedness (in each case, to the extent (x) secured on a senior or pari passu basis with, the Obligations, (y) secured on a junior basis with the Obligations or (z) unsecured, and so long as such Term Loans, Incremental Facility, Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Credit Agreement Refinancing

Indebtedness, First Lien Loans (including Revolving Loans, as defined in the First Lien Credit Agreement), First Lien Incremental Loans, First Lien Permitted Incremental Equivalent Debt or First Lien Credit Agreement Refinancing Indebtedness was (i) not, in the case of clause (y) or (z), originally incurred under the Incurrence Ratio or (ii) originally incurred under the Incurrence Ratio and subsequently reclassified as being incurred under the Fixed Incremental Amount) (in the case of any prepayment of Revolving Loans and/or Incremental Revolving Loans (in each case as defined in the First Lien Credit Agreement), to the extent accompanied by a corresponding permanent reduction in the relevant commitment) (it being understood that any such voluntary prepayment financed with the proceeds of Credit Agreement Refinancing Indebtedness shall not increase the calculation of the amount under this clause (i)(B)), in each case to the extent financed with sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow) of Holdings or its Restricted Subsidiaries, plus (C) debt buybacks by Holdings and its Restricted Subsidiaries in accordance with Section 10.04(b)(viii), Section 10.04(b)(viii) of the First Lien Credit Agreement, or any corresponding provision of any Permitted Incremental Equivalent Debt or any First lien Permitted Incremental Equivalent Debt (in each case, to the extent (x) secured on a senior or pari passu basis with, the Obligations, (y) secured on a junior basis with the Obligations or (z) unsecured, and so long as such Term Loans, Incremental Facility, Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, First Lien Loans (including Revolving Loans, as defined in the First Lien Credit Agreement), First Lien Incremental Loans, First Lien Permitted Incremental Equivalent Debt or First Lien Credit Agreement Refinancing Indebtedness was (i) not, in the case of clause (y) or (z), originally incurred under the Incurrence Ratio or (ii) originally incurred under the Incurrence Ratio and subsequently reclassified as being incurred under the Fixed Incremental Amount) (it being understood that (x) any such debt buybacks financed with the proceeds of Credit Agreement Refinancing Indebtedness or First Lien Credit Agreement Refinancing Indebtedness shall not increase the calculation of the amount under this clause (i)(C) and (y) the amount of any debt buyback under this clause (C) shall be equal to the principal (or face) amount of debt repurchased in respect thereof (including, without limitation, in the case of any debt buyback that is consummated at a discount), in each case to the extent financed with sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow) of Holdings or its Restricted Subsidiaries, plus (D) payments required by Sections 2.16(b)(B) or 10.02(f)(i) (or any corresponding provision of any Permitted Incremental Equivalent Debt) (in each case solely to the extent such payment is made in retirement of the applicable Term Loans, Incremental Facility, Permitted Incremental Equivalent Debt, First Lien Loans (including Revolving Loans, as defined in the First Lien Credit Agreement), First Lien Incremental Loans or First Lien Permitted Incremental Equivalent Debt, as applicable and, in the case of any payment of Revolving Loans (as defined in the First Lien Credit Agreement) and/or Incremental Revolving Loans (as defined in the First Lien Credit Agreement), to the extent accompanied by a corresponding permanent reduction in the relevant commitment), plus (E) in the case of an Incremental Facility that is being incurred using the Fixed Incremental Amount that serves to effectively extend the maturity of the Term Loans and/or any other Incremental Facility, an amount equal to the portion of the Term Loans and/or any other Incremental Facility to be replaced with such Incremental Facility, minus (F) the amount of any Permitted Incremental Equivalent Debt, First Lien Incremental Facility or First Lien Permitted Incremental Equivalent Debt issued or incurred in reliance on clause (i)(A) of the First Lien Fixed Incremental Amount (in each case after giving effect to any reclassification of any such Permitted Incremental Equivalent Debt, First Lien Incremental Facility or First Lien Permitted Incremental Equivalent Debt, pursuant to the Incremental Reclassification Provision (as defined herein and as defined in the First Lien Credit Agreement), as having been incurred under the Incurrence Ratio or First Lien Incurrence Ratio, as applicable) (the “Fixed Incremental Amount”); provided, that this clause (i) shall be subject to reduction pursuant to the Fixed Incremental Reallocation Provision, plus

(ii) an unlimited amount so long as, on a Pro Forma Basis as of the Applicable Date of Determination and for the applicable Test Period, determined after giving effect to the incurrence of any such Incremental Facility or any such Permitted Incremental Equivalent Debt and any Permitted Acquisition or other acquisition consummated in connection therewith, any Indebtedness repaid with the proceeds thereof and any Investment, disposition or debt incurrence in connection therewith and all other pro forma adjustments, with respect to any such Incremental Facility or Permitted Incremental Equivalent Debt that is (A) secured on a pari passu basis with the Obligations, the Senior Secured Leverage Ratio shall not exceed the greater of (I) 8.00 to 1.00 and (II) if incurred in connection with a Permitted Acquisition or other Investment, the Senior Secured Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period immediately prior to such transactions; or (B) unsecured, secured on a junior basis to the Obligations or secured on assets which do not constitute Collateral (regardless of the lien priority on such assets), the Total Leverage Ratio shall not exceed the greater of (x) 8.50 to 1.00 and (y) if incurred in connection with a Permitted Acquisition or other Investment, the Total Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period immediately prior to such transactions (the ratios in clauses (A) and (B), collectively, or any such ratio individually, as applicable, the “Incurrence Ratio”); provided that, notwithstanding anything herein to the contrary, (v) the Borrower may in its sole discretion elect to use this clause (ii) regardless of whether at such time the Borrower has capacity under the Fixed Incremental Amount; (w) in the event that any Incremental Facilities or Permitted Incremental Equivalent Debt is incurred in reliance on the Fixed Incremental Amount (or any First Lien Incremental Facilities or First Lien Permitted Incremental Equivalent Debt is incurred in reliance on the First Lien Fixed Incremental Amount) or any other Fixed Amount Indebtedness basket, substantially concurrently with, or in a series of related transactions with, the incurrence of any Incremental Facility or Permitted Incremental Equivalent Debt pursuant to this clause (ii) or any First Lien Incremental Facility or First Lien Permitted Incremental Equivalent Debt pursuant to the corresponding clause of the First Lien Credit Agreement, as applicable, the Borrower may elect to use this clause (ii) (or, as applicable, the corresponding clause of the First Lien Credit Agreement) prior to using the Fixed Incremental Amount, the First Lien Fixed Incremental Amount or such other Fixed Amount Indebtedness basket, as applicable (in which case, for the avoidance of doubt, the Incurrence Ratio or the First Lien Incurrence Ratio, as applicable, shall first be calculated without giving effect to any loans or commitments incurred or to be so incurred using the Fixed Incremental Amount, the First Lien Fixed Incremental Amount or any other Fixed Amount Indebtedness basket, as applicable (and, in the case of any related calculation of the Consolidated Interest Coverage Ratio, such calculation shall exclude any Consolidated Cash Interest Expense associated with such Fixed Incremental Amount, the First Lien Fixed Incremental Amount or any other Fixed Amount Indebtedness basket, as applicable), but giving full pro forma effect to the use of proceeds of all such loans and commitments and other related transactions) and if the Incurrence Ratio or the First Lien Incurrence Ratio and the Fixed Incremental Amount, the First Lien Fixed Incremental Amount or such other Fixed Amount Indebtedness basket, as applicable, are available and the Borrower does not make an election, then the Borrower will be deemed to have elected to use the Incurrence Ratio or the First Lien Incurrence Ratio, as applicable, prior to using any amount available under the Fixed Incremental Amount, the First Lien Fixed Incremental Amount or any other Fixed Amount Indebtedness basket, as applicable, and thereafter, the incurrence portion of such loans or commitments to be incurred using the Fixed Incremental Amount, the First Lien Fixed Incremental Amount or such other Fixed Amount Indebtedness basket, as applicable, shall be calculated; (x) for purposes of determining compliance with the foregoing Incurrence Ratio in this clause (ii), the cash proceeds of any such Incremental Term Loans and Permitted Incremental Equivalent Debt, and of any First Lien Incremental Facilities or First Lien Permitted Incremental Equivalent Debt incurred substantially concurrently therewith, or in a series of related transactions therewith, shall not be cash netted, but any use thereof to prepay Indebtedness shall be given pro forma effect; (y) to the extent the proceeds of any Incremental Facility or Permitted Incremental Equivalent Debt are intended to be applied to finance a Limited Condition Transaction, if the Borrower has made an LCT Election with respect to such Limited Condition Transaction, Consolidated Total Funded Indebtedness, Unrestricted Cash, Consolidated EBITDA and Consolidated Cash Interest Expense, for purposes of determining compliance with the Incurrence Ratio, shall be determined instead, on a Pro Forma Basis, only (i) in the case of Consolidated Total Funded Indebtedness and Unrestricted Cash, as of the date, and (ii) with respect to Consolidated EBITDA and Consolidated Cash Interest Expense, for the Test Period most recently ended prior to the date, in each case on which the relevant agreement (or in the case of an Limited Condition Transaction that involves some other manner of establishing a binding obligation under local law, such other binding obligation to consummate such transaction) with respect to such Limited Condition Transaction is entered into as if the Limited Condition Transaction had occurred on such date; and (z) any Indebtedness (1) originally incurred under the Fixed Incremental Amount shall be automatically and immediately reclassified (unless the Borrower otherwise elects from time to time) as having been incurred under this clause (ii), at any time the Borrower would be permitted to incur under this clause (ii) the aggregate principal amount of the Indebtedness being so reclassified (for purposes of clarity, with any such reclassification having the effect of increasing the Borrower’s ability to incur Indebtedness under the Fixed Incremental Amount on and after the date of such reclassification by the amount of Indebtedness so re-designated) and (2) originally incurred under this clause (ii) (or subsequently reclassified as having been incurred under this clause (ii) pursuant to the foregoing clause (z)(1)) may be reclassified at any time by the Borrower in its sole discretion as having been incurred under the Fixed Incremental Amount if such amount could at such time be incurred thereunder (the provisions of this clause (z), the “Incremental Reclassification Provision”). For the avoidance of doubt and subject to the foregoing clause (z), any amounts incurred in reliance on the Fixed Incremental Amount as an Incremental Facility or Permitted Incremental Equivalent Debt shall thereafter reduce the amount of Permitted Incremental Equivalent Debt or Incremental Facilities that may be incurred in reliance thereon.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Maximum Tender Condition” shall have the meaning assigned to such term in Section 2.23(b).

“Minimum Borrowing Amount” shall mean $250,000;

“Minimum Tender Condition” shall have the meaning assigned to such term in Section 2.23(b).

“MNPI” shall have the meaning assigned to such term in Section 10.01(f).

“Moody’s” shall mean Moody’s Investors Service Inc.

“Multiemployer Plan” shall mean a “multiemployer plan” within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA which is subject to Title IV of ERISA (a) to which any Group Member is then making or accruing an obligation to make contributions, or (b) with respect to which any Group Member has any liability (including on account of an ERISA Affiliate).

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the proceeds thereof in the form of cash, cash equivalents (including Cash Equivalents) and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Group Member, net of, without duplication, (i) fees and expenses (including brokers’ fees or commissions, discounts, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrower’s good faith estimate of taxes paid or payable in connection with such sale or with the repatriation of such proceeds (after taking into account any available tax credits or deductions and any payments or payable amounts under tax sharing arrangements permitted under the Loan Documents) (provided that, to the extent and at the time that any such taxes are no longer required to be paid or payable, such amounts then constitute Net Cash Proceeds), and tax distributions permitted under Section 6.06(c)), (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations, earn-out obligations or purchase price adjustments associated with such Asset Sale or (y) any other liabilities retained or payable by any Group Member associated with the Properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than the Term Loans) that is secured by a Lien on the Properties sold in such Asset Sale (so long as such Lien was permitted to encumber such Properties under the Loan Documents at the time of such sale and was not a pari passu or junior Lien on Collateral) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such Properties) and (iv) the Borrower’s good faith estimate of the amount of payments required to be made with respect to unassumed liabilities relating to the properties sold within 360 days of such Asset Sale (provided that to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 360 days after such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds);

(b) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by, or on behalf of, any Group Member in respect thereof, net of all costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event (including, in respect of any such Casualty Event, transfer and similar taxes and the Borrower’s good faith estimate of taxes paid or payable in connection with such Casualty Event or with the repatriation of such proceeds (after taking into account any available tax credits or deductions and any payments or payable amounts under tax sharing arrangements permitted under the Loan Documents) (provided that, to the extent and at the time that any such taxes are no longer required to be paid or payable, such amounts shall then constitute Net Cash Proceeds), and tax distributions permitted under Section 6.06(c));

(c) with respect to any issuance or sale of Equity Interests by Holdings or any of its Restricted Subsidiaries, the cash proceeds thereof, net of Taxes (including Taxes payable upon the repatriation of any such proceeds to a Group Member and tax distributions permitted under Section 6.06(c)), fees, commissions, costs and other expenses incurred in connection therewith; and

(d) with respect to any Debt Issuance by Holdings or any of its Restricted Subsidiaries, the cash proceeds thereof, net of Taxes (including Taxes payable upon repatriation of the proceeds to a Group Member and tax distributions permitted under Section 6.06(c)), fees, commissions, costs and other expenses incurred in connection therewith.

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“New Mountain” shall mean New Mountain Finance Servicing, L.L.C.

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.02 and (ii) has been approved by the Required Lenders or more than 50% of the affected Lenders, as applicable.

“Non-Extending Lender” shall have the meaning assigned to such term in Section 2.21(e).

“Non-Threshold Subsidiary” shall have the meaning assigned to such term in Section 8.01(f).

“Not Otherwise Applied” shall mean, with reference to any amount of proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Term Loans pursuant to Section 2.10, (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was contingent on receipt of such amount or utilization of such amount for a specified purpose, (c) in the case of Net Cash Proceeds from Eligible Equity Issuances or from Equity Cure Contributions, was not otherwise used for or in connection with (i) Investments made pursuant to Section 6.03(v) or (x), (ii) Dividends made pursuant to Section 6.06(f) or (i), (iii) prepayments of Indebtedness pursuant to Section 6.09(a)(A), (B) or (F), (iv) the inclusion thereof as an Equity Cure Contribution in the calculation of Consolidated EBITDA for purposes of determining compliance with the Financial Covenant (as defined in the First Lien Credit Agreement), pursuant to Section 8.03(a) of the First Lien Credit Agreement or (v) the incurrence of Indebtedness pursuant to Section 6.01(w), and (d) was not previously applied to increase the Cumulative Amount pursuant to the definition thereof.

“Notes” shall mean any notes evidencing the Term Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit H.

“Notice of Intent to Cure” shall have the meaning assigned to such term in Section 8.03(a).

“Obligations” shall mean obligations of the Borrower and the other Credit Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including fees and other monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Credit Parties under this Agreement and the other Loan Documents.

“OFAC” shall mean the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Offer Process” shall have the meaning assigned to such term in Section 10.04(b)(viii)(B).

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate or articles of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and limited liability company agreement or operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of limited partnership and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Intercreditor Agreement” shall mean any intercreditor agreement (or, in each case, to the extent applicable, a joinder to a then existing Other Intercreditor Agreement) delivered by the Borrower in connection with any transaction requiring such agreement to be delivered pursuant to the terms hereof, or otherwise required to be delivered pursuant to the terms hereof, among the Administrative Agent, the Collateral Agent and one or more other Senior Representatives of Indebtedness, or any other party, as the case may be, and acknowledged and agreed to by the Borrower and the Guarantors, substantially on terms set forth in the form of the First Lien/Second Lien Intercreditor Agreement, Exhibit I or Exhibit M, as applicable (except to the extent otherwise reasonably agreed by the Borrower and the Administrative Agent or on terms that are no less favorable to the Administrative Agent and the Collateral Agent (in each case, acting on behalf of the Lenders)), in each case, as amended, restated, amended and restated, supplemented, renewed, replaced, refinanced or otherwise modified from time to time; provided, that, notwithstanding anything to the contrary herein, the requirement to enter into or deliver any Other Intercreditor Agreement shall be automatically satisfied if such Other Intercreditor Agreement is substantially in the form of the First Lien/Second Lien Intercreditor Agreement, Exhibit I or Exhibit M, as applicable (which shall, for the avoidance of doubt, not be modified in any manner materially adverse to the Administrative Agent or the Lenders) and such Other Intercreditor Agreement has been executed by the Senior Representative of such other Indebtedness and acknowledged and agreed to by the Borrower and the Guarantors.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or with respect to, this Agreement or any other Loan Document (and any interest, additions to tax or penalties applicable thereto), except for any such Taxes that are payable in connection with an assignment (other than an assignment made pursuant to Section 2.16).

“Participant” shall have the meaning assigned to such term in Section 10.04(d)(i).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d)(iii).

“Patriot Act” shall have the meaning assigned to such term in Section 3.19.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Acquisition” shall mean any transaction or series of related transactions by Holdings or any of its Restricted Subsidiaries for (a) the direct or indirect acquisition of all or substantially all of the property of any Person, or of any assets constituting a line of business, business unit, division or product line (including research and development and related assets in respect of any product) of any Person; (b) the acquisition (including by merger or consolidation) of the Equity Interests (other than director qualifying shares) of any Person that becomes a Restricted Subsidiary after giving effect to such transaction or is designated an Unrestricted Subsidiary pursuant to the terms hereof (for the avoidance of doubt, to the extent permitted pursuant to Section 6.03, other than clause (i) thereof); or (c) a merger or consolidation or any other combination with any Person (so long as any Credit Party which is a party to such merger, consolidation or other combination (including for the avoidance of doubt, any such Person that becomes a Credit Party upon the consummation of such merger, consolidation or other combination), is the surviving entity); provided that each of the following conditions shall be met or waived by the Required Lenders:

(i) subject to Section 1.06 with respect to Limited Condition Transactions, no Event of Default under Section 8.01(a), (b), (g) or (h) has occurred and is continuing immediately before giving pro forma effect to such acquisition and immediately after giving effect to such acquisition; and

(ii) immediately after giving effect to such transaction, Holdings and its Restricted Subsidiaries shall be in compliance with Section 5.16.

Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Debt Exchange” shall have the meaning given to that term in Section 2.23(a).

“Permitted Debt Exchange Notes” shall have the meaning given to that term in Section 2.23(a).

“Permitted Debt Exchange Offer” shall have the meaning given to that term in Section 2.23(a).

“Permitted Holder” shall mean any of (i) the Sponsor, the Sponsor’s Affiliates (other than any portfolio company of the Sponsor) and the Management Equityholders and any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members (provided, that the Sponsor, the Sponsor’s Affiliates and/or the Management Equityholders collectively comprise at least a majority in interest of such “group”), (ii) any direct or indirect parent of the Borrower not formed in connection with, or in contemplation of, a transaction (other than the Transactions) that, assuming such parent was not formed, after giving effect thereto would constitute a Change of Control; (iii) any Person who is acting solely as an underwriter in connection with a public or private offering of Equity Interests of Holdings or any direct or indirect parent of Holdings, acting in such capacity and (iv) any employee benefit plan or any person acting as a trustee, agent or other fiduciary or administrator for Permitted Holders or any group thereof.

“Permitted Incremental Equivalent Debt” shall mean Indebtedness issued, incurred or otherwise obtained by the Borrower or any Guarantor (which may be guaranteed by any other Credit Party) in respect of one or more series of senior unsecured notes, senior notes secured on a basis pari passu with or junior to the Obligations, or subordinated notes (in each case issued in a public offering or a Rule 144A or other private placement or a bridge financing in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor)), loans that are secured on a basis pari passu with or junior to the Obligations or loans that are unsecured, notes or loans constituting secured or unsecured mezzanine Indebtedness or notes or loans that are secured on assets not constituting Collateral, in each case that is or are issued or made in lieu of Incremental Facilities; provided that (i) the aggregate principal amount of all Permitted Incremental Equivalent Debt at the time of issuance or incurrence shall not exceed the Maximum Incremental Facilities Amount at such time, (ii) subject to Section 1.06, and (solely if such Permitted Incremental Equivalent Debt is incurred in connection with a Limited Condition Transaction) unless (other than in the case of an Event of Default under Section 8.01(a), (b), (g) or (h)) waived by the lenders in respect of such Permitted Incremental Equivalent Debt, no Event of Default (or, in the case of any Permitted Incremental Equivalent Debt the proceeds of which will be used for a Permitted Acquisition or similar Investment, no Event of Default under Section 8.01(a), (b), (g) or (h)) shall have occurred and be continuing at the time of such issuance or incurrence or immediately after giving effect thereto, (iii) such Permitted Incremental Equivalent Debt shall be subject to the Consistent Terms Requirement, (iv) if such Indebtedness, solely with respect to any Permitted Incremental Equivalent Debt in an aggregate amount in excess of the greater of $10,500,000 and 35% of Consolidated EBITDA, (x) is secured by the Collateral, a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to an Other Intercreditor Agreement and/or the First Lien/Second Lien Intercreditor Agreement, as applicable (provided, that, in each case, no acknowledgement or counter signature by the Administrative Agent or Collateral Agent shall be required to comply with the requirements of this clause (iv)) or (y) is payment subordinated, shall be subject to a subordination agreement on terms that are reasonably acceptable to the Administrative Agent and the Borrower (provided, that, in each case, no acknowledgement or counter signature by the Administrative Agent or Collateral Agent shall be required to comply with the requirements of this clause (iv)), (v) such Permitted Incremental Equivalent Debt shall be subject to the Inside Maturity Date Limitation, (vi) no Person shall be a guarantor with respect to such Permitted Incremental Equivalent Debt unless such Person is a Guarantor which shall have previously or substantially concurrently Guaranteed the Obligations and (vii) the terms applicable to such Permitted Incremental Equivalent Debt shall otherwise be agreed by the Borrower and the providers of such Permitted Incremental Equivalent Debt. Notwithstanding anything to the contrary herein, Permitted Incremental Equivalent Debt shall not be subject to the requirements set forth in Section 2.20(f).

“Permitted Junior Refinancing Debt” shall mean secured Indebtedness incurred by the Borrower and guarantees with respect thereto by any Credit Party; provided that (i) such Indebtedness is secured by the Collateral on a junior basis to the Obligations and the obligations in respect of any Permitted Pari Passu Refinancing Debt, in each case pursuant to and Other Intercreditor Agreement, and is not secured by any property or assets of Holdings and its Restricted Subsidiaries other than the Collateral securing the applicable Refinanced Debt, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans or Refinancing Term Loans, and (iii) if such Indebtedness, solely with respect to any Permitted Junior Refinancing Debt in an aggregate amount in excess of the greater of $10,500,000 and 35% of Consolidated EBITDA, (x) is secured by the Collateral, a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to an Other Intercreditor Agreement and/or the First Lien/Second Lien Intercreditor Agreement, as applicable or (y) is payment subordinated, shall be subject to a subordination agreement on terms that are reasonably acceptable to the Administrative Agent and the Borrower; provided, that, in the case of each of clauses (x) and (y) of this clause (iii), no acknowledgement or counter signature by the Administrative Agent or Collateral Agent shall be required to comply with the requirements of this clause (iii). Permitted Junior Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Pari Passu Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower and guarantees with respect thereto by any Credit Party; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Holdings or its Restricted Subsidiaries other than the Collateral securing the applicable Refinanced Debt, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, Incremental Term Loans or Refinancing Term Loans, and (iii) if such Indebtedness, solely with respect to any Permitted Pari Passu Refinancing Debt in an aggregate amount in excess of the greater of $10,500,000 and 35% of Consolidated EBITDA, (x) is secured by Collateral, a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to an Other Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement or (y) is payment subordinated, shall be subject to a subordination agreement on terms that are reasonably acceptable to the Administrative Agent and the Borrower; provided, that, in the case of each of clauses (x) and (y) of this clause (iii), no acknowledgement or counter signature by the Administrative Agent or Collateral Agent shall be required to comply with the requirements of this clause (iii). Permitted Pari Passu Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees, expenses, commissions, underwriting discounts and expenses incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension, and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing of Indebtedness permitted pursuant to Section 6.01(e), at the time thereof, no Event of Default shall have occurred and be continuing, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable (as reasonably determined by the Borrower) to the Lenders in all material respects as those contained in the documentation governing the subordination of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (e) neither Holdings nor any of its Restricted Subsidiaries shall be an obligor or guarantor of any such refinancings, replacements, refundings, renewals, replacements or extensions except to the extent that such Person was such an obligor or guarantor in respect of the applicable Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (f) such modification, refinancing, refunding, renewal, replacement or extension shall not be secured by any Lien on any asset other than the assets that secured such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended unless such Lien is not otherwise prohibited by Section 6.02 and (g) such modification, refinancing, refunding, renewal, replacement or extension shall not (if secured) have a higher Lien priority than such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended unless such Lien is not otherwise prohibited by Section 6.02.

“Permitted Reorganization” shall have the meaning assigned to such term in Section 6.03(gg).

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Borrower and guarantees with respect thereto by any other Credit Party; provided that such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, Incremental Term Loans or Refinancing Term Loans. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” or “person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA which is maintained or contributed to by any Group Member or with respect to which any Group Member has any liability (including on account of an ERISA Affiliate).

“Platform” shall have the meaning assigned to such term in Section 10.01(e).

“Principal Office” shall mean New York City or such other location as the Administrative Agent may notify the Borrower from time to time.

“Private Side Communications” shall have the meaning assigned to such term in Section 10.01(f).

“Private Siders” shall have the meaning assigned to such term in Section 10.01(f).

“Pro Forma Basis” shall mean, with respect to the calculation of all financial ratios and tests (including the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Total Leverage Ratio, the Consolidated Interest Coverage Ratio and the amount of Consolidated Total Assets and Consolidated EBITDA (including, for the avoidance of doubt, for purposes of Consolidated EBITDA “growers”)) contained in this Agreement other than for purposes of calculating Excess Cash Flow, in each case as of any date, that such calculation shall give pro forma effect to the Transactions and all Subject Transactions (and the application of the proceeds from any such asset sale or debt incurrence) that have occurred during the relevant testing period for which such financial test or ratio is being calculated and during the period immediately following such period and prior to or substantially concurrently with the event for which the calculation of any such ratio or test is made (including such event itself), including pro forma adjustments arising out of events which are attributable to the Transactions, the proposed Subject Transaction and all other Subject Transactions that have been consummated during the relevant period, including giving effect to those specified in accordance with the definition of “Consolidated EBITDA,” in each case as certified on behalf of Holdings by a Financial Officer of Holdings, using, for purposes of determining such compliance with a financial test or ratio (including any incurrence test), the historical financial statements of all entities, divisions or lines or assets so acquired or sold and the consolidated financial statements of Holdings and/or any of its Restricted Subsidiaries, calculated as if the Transactions or such Subject Transaction (including the Subject Transaction(s) for which the calculation of any such ratio or test is made and any other substantially concurrent Subject Transaction(s)), and all other Subject Transactions that have been consummated during the relevant period, and any Indebtedness incurred or repaid in connection therewith, had been consummated (and the change in Consolidated EBITDA resulting therefrom) and incurred or repaid at the beginning of such period, and Consolidated Total Assets shall be calculated after giving effect thereto.

Whenever pro forma effect is to be given to the Transactions or a Subject Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of Holdings (as set forth in a certificate of such Financial Officer delivered to the Administrative Agent) (including adjustments for costs and Charges arising out of the Transactions, the proposed Subject Transaction and all other Subject Transactions that have been consummated during the relevant period, and the “run-rate” cost savings and synergies resulting from the Transactions or such Subject Transaction(s) that have been or are reasonably anticipated to be realizable (“run-rate” means the full recurring benefit for a test period that is associated with any action taken or expected to be taken or for which a plan for realization has been established (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such test period from such actions), and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent test periods in which the effects thereof are expected to be realizable); provided that (i) such amounts are factually supportable and reasonably identifiable and are projected by the Borrower in good faith to be realizable within 24 months after the end of the test period in which the Transactions or the applicable Subject Transaction occurred, (ii) no amounts shall be added pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA for such test period, and (iii) the provisions of this paragraph shall in no way limit the add-backs that may be made to Consolidated EBITDA pursuant to the definition thereof.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the applicable date of determination for the event for which the calculation is made had been the applicable rate for the entire test period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of Holdings to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate as the Borrower may designate.

“Projections” shall have the meaning assigned to such term in Section 3.13(a).

“Property” or “property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” shall mean any costs, fees and expenses associated with, in anticipation of, or in preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs, fees and expenses relating to compliance with the provisions of the Securities Act and the Exchange Act (as applicable to companies with equity or debt securities held by the public), the rules of national securities exchanges for companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursements, Charges relating to investor relations, shareholder meetings and reports to shareholders and debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees.

“Public Side Communications” shall have the meaning assigned to such term in Section 10.01(f).

“Public Siders” shall have the meaning assigned to such term in Section 10.01(f).

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or Capital Assets or the cost of installation, construction or improvement of any fixed or Capital Assets and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred no later than 180 days after the acquisition, installation, construction, repair, replacement, exchange or improvement of such fixed or Capital Assets by such Person, (ii) the amount of such Indebtedness (excluding any costs, expenses and fees incurred in connection therewith) does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be, and (iii) the Liens granted with respect thereto do not at any time encumber any property other than the property financed by such Indebtedness (with respect to Capital Lease Obligations, the Liens granted with respect thereto do not at any time extend to or cover any assets other than the assets subject to such Capital Lease Obligations).

“Qualified Capital Stock” of any Person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Qualified Securitization Financing” shall mean any Securitization Facility (and any guarantee of such Securitization Facility), as amended, supplemented, extended, renewed, restated, amended and restated, refunded, refinanced, replaced or otherwise modified from time to time, that meets the following conditions: (i) the Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Restricted Subsidiaries; (ii) all sales of Securitization Assets and related assets by the Borrower or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value or otherwise on arms’ length terms (as determined in good faith by the Borrower); (iii) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings; and (iv) the obligations under such Securitization Facility are non-recourse (except for Standard Securitization Undertakings) to the Borrower or any Restricted Subsidiary (other than a Securitization Subsidiary).

“Rate Charges” shall have the meaning assigned to such term in Section 10.14.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean (a) any accounts receivable owed to the Borrower or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof, (b) any bank account into which any accounts receivable owed to the Borrower or a Restricted Subsidiary subject to a Receivables Facility are to be paid and (c) all collateral securing such accounts receivable and bank accounts, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable and bank accounts, all records with respect to such accounts receivable and bank accounts and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring, invoice discounting or similar arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Receivables Facility.

“Receivables Facility” shall mean any of one or more receivables financing facilities (and any guarantee of any such financing facility), as amended, restated, amended and restated, supplemented, extended, renewed, refunded, refinanced, replaced or otherwise modified from time to time, the obligations of which are non-recourse (except for Standard Securitization Undertakings) to the Borrower and the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any Restricted Subsidiary sells, directly or indirectly grants a security interest in or otherwise transfers its Receivables Assets to either (i) a Person that is not the Borrower or a Restricted Subsidiary or (ii) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not the Borrower or a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fee” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Person that is not the Borrower or a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” shall mean (i) any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities that engages only in activities reasonably related or incidental thereto or (ii) another Person formed for the purposes of engaging in a Receivables Facility in which any Subsidiary makes an Investment and to which any Subsidiary transfers accounts receivable and related assets.

“Recipient” shall mean any Agent and any Lender.

“Reference Date” shall have the meaning assigned to such term in the definition of “Cumulative Amount.”

“Refinanced Debt” shall have the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender and Additional Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto (and not, for the avoidance of doubt, any other Lender); provided, that, the satisfaction of, or consent by, the Administrative Agent shall not be required to the extent that such Administrative Agent is removed or replaced in connection with such Refinancing Amendment (in accordance with the terms hereof).

“Refinancing Term Commitments” shall mean one or more Tranches of Term Loan Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Term Loans” shall mean one or more Tranches of Term Loans that result from a Refinancing Amendment.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantee obligations) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Rejection Notice” shall have the meaning assigned to such term in Section 2.10(i).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, counsel, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys and other representatives of such Person and of such Person’s Affiliates; provided that “Related Parties” shall not include Excluded Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Material into the Environment.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Term Loans outstanding and any unfunded Commitments; provided that the Term Loans and any unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that for any Required Lenders’ vote, Affiliated Debt Funds may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Required Lenders have consented to any amendment or waiver.

“Requirements of Law” shall mean, collectively, all international, foreign, federal, state and local laws (including common law), judgments, decrees, statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, or other requirements of, any Governmental Authority, in each case whether or not having the force of law.

“Resignation Effective Date” shall have the meaning assigned to such term in Section 9.06(a).

“Responsible Officer” of any person shall mean any director, manager, executive officer (including, without limitation, the president, any vice president, secretary and assistant secretary), any authorized person or Financial Officer of such person and any other officer or similar official or authorized person thereof with responsibility for the administration of the obligations of such person in respect of this Agreement and, solely for purposes of notices given pursuant to Article II, any other director, manager, officer or employee of the applicable Credit Party so designated by any of the foregoing officers or other authorized persons in a notice (including via email) to the Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent.

“Restricted Debt Payment” shall have the meaning assigned to such term in Section 6.09(a).

“Restricted Subsidiary” shall mean each Subsidiary of Holdings other than any Unrestricted Subsidiary.

“Retained Declined Proceeds” shall have the meaning assigned to such term in Section 2.10(i).

“S&P” shall mean Standard & Poor’s Ratings Service, a subsidiary of S&P Global Inc.

“Sale Leaseback Transaction” shall mean any arrangement, directly or indirectly, with any person whereby Holdings or any of its Restricted Subsidiaries shall sell, transfer or otherwise dispose of any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred; provided that (a) no Event of Default shall have occurred and be continuing or would immediately result therefrom and (b) such Sale Leaseback Transaction is consummated within 180 days of the disposition of such property.

“Sanctions” shall have the meaning assigned to such term in Section 3.20.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” shall mean, collectively, (i) the Administrative Agent, (ii) the Collateral Agent, (iii) each other Agent and (iv) the Lenders.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization Assets” shall mean (a) any accounts receivable or related assets and the proceeds thereof, in each case, subject to a Securitization Facility, (b) any bank accounts into which accounts receivable or related assets and the proceeds thereof, in each case, subject to a Securitization Facility are to be received or deposited and (c) all collateral securing such receivable, bank account or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable, bank account or assets, lockbox accounts and records with respect to such account, bank account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in a securitization financing and which in the case of clauses (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Qualified Securitization Financing.

“Securitization Facility” shall mean any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not the Borrower or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not the Borrower or a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries.

“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not the Borrower or a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” shall mean any obligation of a seller (or any guaranty of such obligation) of (i) Receivables Assets under a Receivables Facility to repurchase Receivables Assets or (ii) Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets, in either case, arising as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by, or any other event relating to, the seller or the Receivables Assets or Securitization Assets, as applicable.

“Securitization Subsidiary” shall mean any Subsidiary of the Borrower, in each case formed for the purpose of, and that solely engages in, one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Restricted Subsidiary makes an Investment and to which the Borrower or such Restricted Subsidiary transfers Securitization Assets and related assets.

“Security Agreement” shall mean one or more security agreements by and among one or more of the Credit Parties and the Collateral Agent for the benefit of the Secured Parties with respect to Liens granted on the Collateral thereunder as security for the Obligations.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to a Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.10 or Section 5.11 and in each case other than Excluded Property.

“Security Documents” shall mean the Security Agreements and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Obligations, and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest in or lien on any property as collateral for the Obligations.

“Senior Representative” shall mean, with respect to any series of Permitted Pari Passu Refinancing Debt, Permitted Debt Exchange Notes, Senior Secured Indebtedness, Junior Secured Indebtedness, Permitted Junior Refinancing Debt, Permitted Unsecured Refinancing Debt, Permitted Incremental Equivalent Debt or any other applicable Indebtedness, the trustee, sole lender, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Indebtedness” shall mean senior Indebtedness of the Credit Parties for borrowed money that is secured on a pari passu basis with the Obligations (but without regard to the control of remedies).

“Senior Secured Leverage Ratio” shall mean, at any date of determination, the ratio of (i)(x) Consolidated Total Funded Indebtedness of Holdings and its Restricted Subsidiaries on such date, other than Indebtedness that is unsecured, subordinated in right of payment or secured on a junior basis to the Second Lien Obligations or secured by assets not constituting Collateral, minus (y) Unrestricted Cash of Holdings and its Restricted Subsidiaries on such date, to (ii) Consolidated EBITDA for the Test Period then most recently ended.

“Specified Acquisition Agreement Representations” shall mean the representations and warranties made with respect to the Vertice (as defined in the Closing Date Acquisition Agreement) and its Subsidiaries as are material to the interests of the Lenders (in their capacities as such), but only to the extent that Topco or Topco’s applicable Affiliates (that are Affiliates immediately prior to giving effect to the Closing Date Acquisition) have the right (taking into account any applicable cure provisions) to terminate Topco’s (or such Affiliates’) obligations under the Closing Date Acquisition Agreement or decline to consummate the Closing Date Acquisition as a result of a breach of such representations in the Closing Date Acquisition Agreement.

“Specified Existing Tranche” shall have the meaning assigned to such term in Section 2.21(a).

“Specified Representations” shall mean the representations made by the Borrower and the Guarantors on the Closing Date with respect to Section 3.01(a) and (as it applies to the Loan Documents) (b), Section 3.02, Section 3.03(b), Section 3.09, Section 3.10, Section 3.15, Section 3.18, Section 3.19, Section 3.20, and Section 3.21 (in the case of Sections 3.19, 3.20 and 3.21, solely to the extent it applies to the use of proceeds of the Term Loans).

“Sponsor” shall mean collectively and individually, as the context may require, Vista Equity Partners Management, LLC, and its Controlled Investment Affiliates (“Vista”).

“Sponsor Investor” shall have the meaning assigned thereto in Section 10.04(b)(v).

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary that the Borrower has determined in good faith to be customary in a Securitization Facility or a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary or a Receivables Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subject Transaction” shall mean any (a) disposition of assets or Equity Interests of any Restricted Subsidiary or of any product line, business unit, line of business or division of the Borrower or any of the Restricted Subsidiaries for which historical financial statements are available, in each case to the extent otherwise permitted hereunder, (b) Permitted Acquisition, (c) other Investment that is permitted hereunder (including with respect to any business unit, line of business or product line), (d) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, (e) incurrence of Indebtedness or making of a Dividend or a Restricted Debt Payment, (f) commencement, termination or discontinuance of activities constituting a business unit, line of business or product line, new projects or new contracts, (g) operational change or initiatives (including, to the extent applicable, in connection with the Transactions or any restructuring), increased pricing or volume or (h) Permitted Reorganizations and IPO Reorganization Transactions, reorganizations, restructurings or consolidations.

“Subordinated Debt Documents” shall mean any agreement, indenture or instrument pursuant to which any Subordinated Indebtedness is issued, in each case as amended to the extent permitted under the Loan Documents.

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of the Borrower and such Guarantor, as applicable (other than Indebtedness owing to Holdings or any of its Restricted Subsidiaries).

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent’s in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless otherwise specified, references to “Subsidiary” or “Subsidiaries” herein shall refer to Subsidiaries of Holdings.

“Subsidiary Guarantor” shall mean each Restricted Subsidiary of Holdings (other than the Borrower) and, solely at the election of the Borrower in its sole discretion, any Foreign Subsidiary, in each case that is, or becomes pursuant to Section 5.10, a party to this Agreement; provided that, notwithstanding anything to the contrary, no Excluded Subsidiary shall be required to be a Subsidiary Guarantor.

“Tax Return” shall mean all returns, statements, declarations, filings, attachments and other documents or certifications required to be filed in respect of Taxes, including any amendments thereof.

“Tax Withholdings” shall have the meaning assigned to such term in Section 2.15(a).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall mean a loan made by Lenders to the Borrower pursuant to Section 2.01(a) and shall include, unless the context shall otherwise require, any Incremental Term Loans made pursuant to Section 2.20 after the Closing Date.

“Term Loan Maturity Date” shall mean (x) with respect to any Term Loans the maturity date of which has not been extended pursuant to Section 2.21, the date which is eight (8) years after the Closing Date or, if such date is not a Business Day, the first Business Day preceding such date, and (y) with respect to any Extended Tranche of Term Loans, the final maturity date specified in the applicable Extension Election accepted by the respective Lender or Lenders.

“Test Period” shall mean, at any time, subject to Section 1.06, the four consecutive fiscal quarters of Holdings then last ended (in each case taken as one accounting period) for which financial statements have been or were required to be delivered pursuant to Section 5.01(a) or (b), or so long as the initial delivery of financial statements pursuant to Section 5.01(a) or (b), as applicable, has occurred prior to such date, at the option of the Borrower, in the case of any transaction the permissibility of which requires a calculation on a Pro Forma Basis, the last day of the most recently ended fiscal quarter prior to the date of such determination for which financial statements have been delivered by the Credit Parties in accordance with Section 5.01(a) or 5.01(b) hereof or, at the option of the Borrower, such other unaudited financial statements (including those prepared for internal purposes) provided to the Administrative Agent and reasonably sufficient for determining any applicable compliance (and provided, that, for the avoidance of doubt, financial statements in substantially similar form as those delivered in connection with Section 5.01(b) shall be deemed reasonably sufficient for such purposes).

“Topco” shall have the meaning assigned to such term in the recitals hereto.

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of (i)(y) Consolidated Total Funded Indebtedness of Holdings and its Restricted Subsidiaries on such date minus (z) Unrestricted Cash of Holdings and its Restricted Subsidiaries on such date, to (ii) Consolidated EBITDA for the Test Period then most recently ended.

“Tranche” shall mean each tranche of Term Loans or Commitments available hereunder (e.g. initial Term Loans, Extended Loans of a given Extended Tranche, Incremental Term Loan and Incremental Term Loan Commitments of a given tranche, and Refinancing Term Loans of a given tranche). On the Closing Date there shall be one Tranche comprised of the initial Term Loans.

“Transaction Documents” shall mean the Bluefin Acquisition Documents, Closing Date Acquisition Documents, the Loan Documents, the First Lien Documents and any agreements or documents relating to the Closing Date Equity Investment or the Closing Date Distribution.

“Transactions” shall mean, collectively, (i) the transactions to occur on or prior to the Closing Date pursuant to the Bluefin Acquisition Documents, the Closing Date Acquisition Documents, the Loan Documents and the First Lien Documents, (ii) the execution, delivery and performance of the Closing Date Acquisition Documents, the Loan Documents and the First Lien Documents, (iii) the initial Borrowings hereunder and under the First Lien Documents, (iv) the Closing Date Equity Investment, the Closing Date Distribution and (v) the payment of all fees, costs and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Transformative Acquisition” shall mean any acquisition or other investment (or a series of acquisitions or other investments) within a period of ninety (90) days by Holdings or any of its Restricted Subsidiaries that (a) is not permitted by the terms of this Agreement (other than any such acquisition that would be prohibited solely by Section 6.10) immediately prior to the consummation of such acquisition or other investment, (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or other investment, would not provide Holdings and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith, and/or (c) the total cash consideration paid would exceed the greater of $5,625,000 and 18.75% of Consolidated EBITDA for the most recently ended Test Period.

“Type” when used in reference to any Term Loan or Borrowing, shall mean a reference to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Undisclosed Administration” means in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision, in each case to the extent applicable law requires that such appointment is not to be publicly disclosed.

“United States” or “U.S.” shall mean the United States of America.

“Unrestricted Cash” shall mean, at any time, the aggregate amount of (i) unrestricted cash and Cash Equivalents held in accounts of Holdings and its Restricted Subsidiaries (whether or not held in an account pledged to the Administrative Agent or Collateral Agent) and (ii) cash and Cash Equivalents restricted in favor of lenders of Indebtedness under credit facilities (which shall include any cash and Cash Equivalents securing other Indebtedness secured by a Lien on Collateral along with such credit facilities (provided that any such Liens (other than Liens securing the First Lien Obligations, any First Lien Permitted Incremental Equivalent Debt, any First Lien Credit Agreement Refinancing Indebtedness or any First Lien Permitted Debt Exchange Notes) are subordinated to or pari passu with the Liens in favor of the Administrative Agent or Collateral Agent), including any Indebtedness incurred under this Agreement and the other Loan Documents (including Indebtedness incurred pursuant to Section 2.20, Section 2.21, Section 2.22 and Section 2.23 hereof (in each case, whether governed by this Agreement or by separate documentation)) or the First Lien Credit Agreement (including Indebtedness incurred pursuant to Section 2.20, Section 2.21, Section 2.22 and Section 2.23 thereof (in each case, whether governed by the First Lien Credit Agreement for by separate documentation)) and the other First Lien Documents; provided, further, for the avoidance of doubt, the proceeds of an Equity Cure

Contribution shall not be included in this definition of Unrestricted Cash as of the last day of the fiscal quarter with respect to which such Equity Cure Contribution was made for any calculation of the First Lien Leverage Ratio, Senior Secured Leverage Ratio or Total Leverage Ratio for purposes of determining compliance with the Financial Covenant (but, for the avoidance of doubt, shall constitute Unrestricted Cash at any time following such fiscal quarter).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of Holdings that is formed or acquired after the Closing Date; provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a notice (including via email) to the Administrative Agent, (b) any Restricted Subsidiary subsequently designated as an Unrestricted Subsidiary by the Borrower in a written notice (including via email) to the Administrative Agent, and (c) each Subsidiary of an Unrestricted Subsidiary; provided that in the case of clauses (a) and (b) above, immediately following such designation, (x) such designation shall be deemed to be an Investment on the date of such designation in an amount equal to the fair market value of the investment therein (as determined in good faith by the Borrower) and such designation shall be permitted only to the extent permitted under Section 6.03 on the date of such designation and (y) no Event of Default under Sections 8.01(a), (b), (g) or (h) shall have occurred and be continuing or would immediately result from such designation after giving pro forma effect thereto (including to the re-designation of Indebtedness and Liens on the assets of such Subsidiary as Indebtedness and Liens on assets of an Unrestricted Subsidiary); provided, further, that no Unrestricted Subsidiary shall, immediately after giving effect to the designation of such Subsidiary as an Unrestricted Subsidiary, own, or hold exclusive rights in, any Intellectual Property that is material to the business of Holdings and its Restricted Subsidiaries, taken as a whole (provided that, for the avoidance of doubt, this shall not restrict the Borrower or its Restricted Subsidiaries from licensing of Intellectual Property to the extent otherwise permitted under this Agreement). The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary (which shall constitute a reduction in any outstanding Investment), and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if no Event of Default under Sections 8.01(a), (b), (g), or (h) would immediately result from such re-designation (including the re-designation of Indebtedness and Liens on the assets of such Subsidiary as Indebtedness and Liens on assets of a Restricted Subsidiary and the deemed return on any Investment in such Unrestricted Subsidiary pursuant to clause (y)). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence by such Restricted Subsidiary at the time of such designation of any Indebtedness or Liens of such Restricted Subsidiary outstanding at such time (after giving effect to, and taking into account, any payoff or termination of Indebtedness or any release or termination of Liens, in each case, occurring in connection or substantially concurrently therewith) and (y) constitute a return on any Investment by the Borrower in such Unrestricted Subsidiary in an amount equal to the fair market value (as determined in good faith by the Borrower) at the date of such prior designation of such Restricted Subsidiary as an Unrestricted Subsidiary. As of the Closing Date, none of the Subsidiaries of Holdings is an Unrestricted Subsidiary, and in no event shall the Borrower become an Unrestricted Subsidiary.

“Unsecured Indebtedness” shall mean unsecured Indebtedness of the Credit Parties and their Restricted Subsidiaries for borrowed money.

“Vertice” shall have the meaning assigned to such term in the recitals hereto.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness or Disqualified Capital Stock that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments or amortization made on such Indebtedness or Disqualified Capital Stock prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly Owned Restricted Subsidiary” shall mean a Restricted Subsidiary of Holdings which is a Wholly Owned Subsidiary of Holdings, the Borrower or any Restricted Subsidiary.

“Wholly Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares or other nominal issuance in order to comply with local laws) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield” shall have the meaning assigned to such term in Section 2.20(f).

“Yield Differential” shall have the meaning assigned to such term in Section 2.20(f).

Section 1.02 Classification of Term Loans and Borrowings. For purposes of this Agreement, Term Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03 Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, replaced or otherwise modified (subject to any restrictions on such amendments, supplements, replacements or modifications set forth herein), (ii) any reference herein to any person shall be construed to include such person’s successors and assigns (subject to any restrictions on assignments set forth herein), (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) all references to the knowledge of any Group Member or facts known by any Group Member shall mean actual knowledge of any Responsible Officer of such Person. Any Responsible Officer or Financial Officer executing any Loan Document or any certificate or other document made or delivered pursuant hereto or thereto, so executes or certifies in his/her capacity as a Responsible Officer or Financial Officer, as applicable, on behalf of the applicable Credit Party and not in any individual capacity.

(b) The term “enforceability” and its derivatives when used to describe the enforceability of an agreement shall mean that such agreement is enforceable except as enforceability may be limited by any Debtor Relief Law and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c) Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Notwithstanding anything to the contrary set forth herein, nothing herein shall prohibit or restrict (x) any Subsidiary that is not a Credit Party from dividing or sub-dividing into one or more divisions or (y) any Credit Party from dividing or sub-dividing into one or more divisions so long as (A) the divided or sub-divided entities are both Credit Parties (provided, that to the extent any additional actions or documentation is required, such entities shall have sixty (60)

days (or such longer time as permitted by the Administrative Agent in its sole discretion) to take such action or execute such documentation (as if such division or sub-division were a newly formed Subsidiary)) or (B) at such time, applicable basket capacity (or flexibility, as applicable) would be available pursuant to Sections 6.03, 6.04, 6.05 or 6.06 (as applicable) to give effect to such division or sub-division as if the creation of such division or sub-division constituted an Investment, disposition, merger, transfer, consolidation, amalgamation, assignment, sale or dividend, in each case, as and to the extent applicable (and, for the avoidance of doubt, such division or sub-division made in reliance on this clause (B) shall be deemed to constitute a utilization of the applicable basket capacity (or flexibility, as applicable) for the purposes of this Agreement and the other Loan Documents).

Section 1.04 Accounting Terms; GAAP; Tax Laws. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof. If at any time any change in GAAP by the Credit Parties and their Subsidiaries) or Tax Change (as defined below) would affect the computation of any financial ratio, standard or term set forth in any Loan Document, and the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio, standard or term to preserve the original intent thereof in light of such change in GAAP or Tax Change (subject to approval by the Borrower); provided that, in the case of a Tax Change, until so amended, the Borrower may, at its election in its sole discretion, compute such ratio, standard or term, as if the Applicable Tax Laws immediately prior to such change therein continued to apply, and in the case of a change in GAAP, until so amended, the Borrower may, at its election in its sole discretion, prepare any financial statements to be delivered pursuant to this Agreement in accordance with GAAP without giving effect to such change in GAAP and/or continue to compute any ratio, standard or term without giving effect to such change in GAAP; provided, further that, to the extent any such change (including, without limitation, in terms of an accounting or financial nature or Tax Changes) would have an impact on the Borrower with respect to any ratio, financial calculation, financial reporting items or requirement computation, the Borrower may (in its sole discretion) elect to compute or report such ratio, financial calculation, financial reporting item or requirement in accordance with GAAP and/or the Applicable Tax Laws, as the case may be, as changed. Notwithstanding anything to the contrary, for all purposes under this Agreement and the other Loan Documents, including negative covenants, financials covenants and component definitions, GAAP will be deemed to treat operating leases and Capital Leases in a manner consistent with their current treatment under GAAP as in effect on the Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter. “Tax Change” means any change in the Code or any other applicable Requirement of Law that would have the effect of changing the amount of Taxes due and payable by Holdings and its Restricted Subsidiaries for any taxable period, as compared to the amount of Taxes that would have been due and payable by Holdings and its Restricted Subsidiaries for such taxable period under the Code or any other Requirements of Law as in effect immediately prior to such change; provided for avoidance of doubt, that the calculation of a change in Taxes due and payable shall take into account all changes to the Code or any other Requirements of Law. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 or FASB

ASC 825 (or any other financial accounting standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings or any of its Restricted Subsidiaries at “fair value,” as defined therein and (ii) the financial ratios and related definitions set forth in the Loan Documents shall be computed to exclude the application of Financial Accounting Standards No. 133, 150 or 123(R) or any other financial accounting standard having a similar result or effect (to the extent that the pronouncements in Financial Accounting Standards No. 123(R) result in recording an equity award as a liability on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity).

Notwithstanding anything to the contrary herein, all financial ratios and tests (including the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Total Leverage Ratio, the Consolidated Interest Coverage Ratio and the amount of Consolidated Total Assets and Consolidated EBITDA) contained in this Agreement other than for purposes of calculating Excess Cash Flow that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction shall have occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Holdings or any of its Restricted Subsidiaries since the beginning of such Test Period shall have consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (it being understood, for the avoidance of doubt, that solely for purposes of calculating quarterly compliance with Section 6.08, the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account).

Other than as provided in Section 1.06, for purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test (including the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Total Leverage Ratio, the Consolidated Interest Coverage Ratio and the amount of Consolidated EBITDA and Consolidated Total Assets), (x) such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be and (y) such financial ratio or test shall be calculated (on a Pro Forma Basis if applicable) using the most recent financial statements which have been delivered by the Credit Parties in accordance with Section 5.01(a) or 5.01(b) hereof or, at the option of the Borrower, such other financial statements provided to the Administrative Agent and reasonably sufficient for determining such compliance.

Notwithstanding anything to the contrary herein, to the extent compliance with a financial ratio or test is calculated prior to the date financial statements are first delivered under Section 5.01(a) or (b), such calculation shall use the latest financial statements delivered pursuant to Section 3.04(a).

Notwithstanding anything to the contrary herein, the defined terms “First Lien Leverage Ratio”, “Senior Secured Leverage Ratio”, “Total Leverage Ratio”, “Consolidated Interest Coverage Ratio”, “Consolidated Total Assets” and “Consolidated EBITDA” when used in this Agreement or any other Loan Document shall be deemed to refer to such ratio or amount with respect to the Group Members unless otherwise expressly set forth herein or therein.

Section 1.05 Resolution of Drafting Ambiguities. Each party hereto acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.06 Limited Condition Transaction. Notwithstanding anything to the contrary herein, for purposes of (i) measuring the relevant ratios (including the First Lien Leverage Ratio (including, without limitation, for purposes of determining pro forma compliance with the Financial Covenant as a condition to effecting any such transaction), the Senior Secured Leverage Ratio, the Total Leverage Ratio, the Consolidated Interest Coverage Ratio, the amount of cash or Cash Equivalents or Consolidated Interest Expense) and baskets (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets) with respect to the incurrence of any Indebtedness (including any Incremental Facilities and Permitted Incremental Equivalent Debt or Liens or the making of any Permitted Acquisitions or other similar Investments, Dividends, Restricted Debt Payments, Asset Sales or other sales or dispositions of assets or fundamental changes, the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries, or (ii) determining compliance with representations and warranties or the occurrence of any Default or Event of Default, in the case of clauses (i) and (ii), in connection with a Limited Condition Transaction, if the Borrower has made an LCT Election with respect to such Limited Condition Transaction, the date of determination of whether any such action is permitted hereunder (including, in the case of calculating Consolidated EBITDA, the reference date for determining which Test Period shall be the most recently ended Test Period for purposes of making such calculation) shall be deemed to be the date the definitive agreements for (or letter of intent, or in the case of an Limited Condition Transaction that involves some other manner of establishing a binding obligation (including, without limitation under local law), such other obligations or commitment to consummate) such Limited Condition Transaction are entered into or the date the applicable Limited Condition Transaction is declared (including through public announcement) (the “LCT Test Date”), and if, after giving pro forma effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred (with respect to income statement items) at the beginning of, or (with respect to balance sheet items) on the last day of, the most recent Test Period ending prior to the LCT Test Date, the Group Members could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket, representation and warranty, or Event of Default “blocker” such ratio, basket, or representation and warranty or Event of Default “blocker” shall be deemed to have been complied with (and no Default or Event of Default shall be deemed to have arisen thereafter with respect to such Limited Condition Transaction from any such failure to comply with such ratio, basket, or representation and warranty). For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, baskets, Default or Event of Default “blockers” or representations and warranties for which compliance was determined or tested as of the LCT Test Date would thereafter have failed to have been satisfied as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA, Unrestricted Cash, Consolidated Total Funded Indebtedness or Consolidated Total Assets or otherwise, at or prior to the consummation of the relevant transaction or action, such baskets, ratios or representations and warranties will not be deemed to have failed to have been satisfied as a result of such fluctuations or otherwise. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement (or letter of intent, declaration or other obligation or commitment) for such Limited Condition Transaction is terminated or expires, or the date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Transaction expires or passes, in each case without consummation of such Limited Condition Transaction, any such ratio (other than the Financial Covenant under Section 6.08) or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Notwithstanding the foregoing provisions of this paragraph or any other provision of this Agreement, any unfunded Commitments outstanding at any time in respect of any individual Incremental Facility pursuant to Section 2.20 established to finance an Limited Condition Transaction may be terminated only by the lenders holding more than 50% of the aggregate amount of the Commitments in respect of such Incremental Facility (or by the Administrative Agent acting at the request of such Lenders), and not, for the avoidance of doubt, automatically or by the Required Lenders or any other Lenders (or by the Administrative Agent acting at the request of the Required Lenders or any other Lenders).

Section 1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time.

Section 1.08 Deliveries. Notwithstanding anything herein to the contrary, whenever any document, agreement, payment or other item is required by any Loan Document to be delivered, made or completed on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

Section 1.09 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

Section 1.10 Currency Generally. For purposes of determining compliance with Sections 5.18, 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 or 6.09, with respect to any Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time Holdings or one of its Restricted Subsidiaries shall (or, solely in connection with a Limited Condition Transaction, shall enter into a contractual obligation to) incur, enter into, make or acquire such Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments (so long as, at the time of incurring, entering into, making or acquiring (or, solely in connection with a Limited Condition Transaction, at the time of entering into the contract to incur, enter into, make or acquire) such Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments, such transaction was permitted hereunder) and once incurred, entered into, made or acquired (or, solely in connection with a Limited Condition Transaction, contractually obligated to be incurred, entered into, made or acquired), the amount of such Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments, shall be always deemed to be at the Dollar amount on such date, regardless of later changes in currency exchange rates.

Section 1.11 Basket Amounts and Application of Multiple Relevant Provisions. Notwithstanding anything to the contrary, (a) unless specifically stated otherwise herein, any dollar, number, percentage or other amount available under any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Loan Documents may be accumulated, added, combined, aggregated or used together by any Credit Party and its Subsidiaries without limitation for any purpose not prohibited hereby, and (b) any action or event permitted by this Agreement or the other Loan Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Loan Documents. For purposes of determining compliance with Article VI, in the event that any Lien, Investment, liquidation, dissolution, merger, consolidation, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Dividend, Affiliate transaction, contractual requirement or prepayment of Indebtedness meets the criteria of one, or more than one, of the “baskets” or categories of transactions then permitted pursuant to any clause or subsection of Article VI, such transaction (or any portion thereof) at any time shall be permitted under one or more of such “baskets” or categories at the time of such transaction or any later time from time to time, in each case, as determined by the Borrower in its sole discretion at such time and thereafter may be reclassified or divided among such baskets or categories (as if incurred at such later time) by the Borrower in any manner not expressly prohibited by this Agreement, and such Lien, Investment, liquidation, dissolution, merger, consolidation, Indebtedness, disposition, Dividend, Affiliate transaction, contractual requirement or prepayment of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such “basket” or category of transactions or “baskets” or categories of transactions (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens, Investments, liquidations, dissolutions, mergers, consolidations, Indebtedness, dispositions, Dividends, Affiliate transactions, contractual requirements or prepayments of Indebtedness, as applicable, that may be incurred pursuant to any other “basket” or category of transactions; provided that all Indebtedness outstanding under the Loan Documents incurred on the Closing Date will be deemed to be incurred only in reliance on Section 6.01(a) and the First Lien Obligations incurred on the Closing Date will be deemed to be incurred only in reliance on Section 6.01(c).

For the avoidance of doubt, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents (including, for the avoidance of doubt, the Fixed Incremental Amount (including, for the avoidance of doubt, for purposes of the definition of Maximum Incremental Facilities Amount or for purposes of

Section 6.01(u)) under a specific covenant that does not require compliance with a financial ratio or test (including a test based on the Consolidated Interest Coverage Ratio, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio and/or the Total Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with or otherwise in the same transaction or series of transactions with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents (including, for the avoidance of doubt, the Incurrence Ratio (including, for the avoidance of doubt, for purposes of the definition of Maximum Incremental Facilities Amount or for purposes of Section 6.01(u))) under the same covenant that requires compliance with a financial ratio or test (including a test based on the Consolidated Interest Coverage Ratio, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio and/or the Total Leverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (a) the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts within the same covenant (it being understood that any Fixed Amount available under any covenant that is reallocated or otherwise utilized under a different covenant shall, for the avoidance of doubt, also constitute a Fixed Amount under such different covenant to which the Fixed Amount was reallocated to or utilized under) (including, without limitation, disregarding any Consolidated Cash Interest Expense associated with any Fixed Amounts in the calculation of the Consolidated Interest Coverage Ratio), and (b) except as provided in clause (a), pro forma effect shall be given to the entire transaction. In addition, for the avoidance of doubt, any Indebtedness (and associated Liens, subject to the applicable priorities required pursuant to the applicable Incurrence-Based Amounts), Investments, liquidations, dissolutions, mergers, consolidations, Dividends, or any prepayments of Indebtedness (or, in each case, any portion thereof) incurred or otherwise effected in reliance on Fixed Amounts shall be automatically and immediately reclassified at any time, unless the Borrower otherwise elects from time to time, as incurred under the applicable Incurrence-Based Amounts if the Borrower subsequently meets the applicable ratio for such Incurrence-Based Amounts on a Pro Forma Basis.

Section 1.12 [Reserved].

Section 1.13 Cashless Rollover. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Term Loans with an Incremental Facility, Credit Agreement Refinancing Indebtedness or loans or notes incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions herein set forth, each Lender agrees, severally and not jointly to make a Term Loan in Dollars to the Borrower on the Closing Date in the principal amount of its Commitment. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

Section 2.02 Term Loans.

(a) Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the applicable Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Term Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Term Loan required to be made by such other Lender). The (x) ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than the Minimum Borrowing Amount or (ii) equal to the remaining available balance of the applicable Commitments and (y) Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than the Minimum Borrowing Amount or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement. More than one Borrowing may be incurred on any day, but at no time shall there be outstanding more than, in the case of Term Loans maintained as Eurodollar Loans, ten (10) Borrowings of such Term Loans in the aggregate, plus up to three (3) additional Borrowings in respect of each Incremental Facility (plus such greater number as may be reasonably acceptable to the Administrative Agent). For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Term Loans made on the Closing Date, each Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 1:00 p.m. New York City time, and following receipt of all funds expected to be received, the Administrative Agent shall promptly credit the amounts so received to an account as directed by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date (in the case of any Eurodollar Borrowing), and at least two hours prior to the time (in the case of any ABR Borrowing), of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent at the time of such Borrowing in accordance with clause (c) above, and the Administrative Agent may, in its sole discretion, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Term Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Term Loan as part of such Borrowing for the purposes of this Agreement, and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date.

Section 2.03 Borrowing Procedure. To request a Borrowing, the Borrower shall deliver, by hand delivery, facsimile or email (or by telephone confirmed promptly in writing by facsimile or other electronic transmission if arrangements for doing so have been approved in writing (including via email) by the Administrative Agent), a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time (or such later time on such Business Day as may be reasonably acceptable to the Administrative Agent), three Business Days before the date of the proposed Borrowing (or, in the case of Eurodollar Borrowings to be made on the Closing Date, not later than 12:00 p.m., New York City time, one (1) Business Day before the date of the proposed Borrowing) or (ii) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time (or such later time on such Business Day as may be reasonably acceptable to the Administrative Agent), on the Business Day prior to the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with 0:

(a) the aggregate amount of such Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(e) the location and number of the account to which funds are to be disbursed; and

(f) with respect to each Credit Extension, that the conditions set forth in Section 4.02(b) and Section 4.02(c) will be satisfied or waived as of the date the requested Borrowing is made.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Eurodollar Borrowing with an Interest Period of one month’s duration. If the

Borrower requests a Eurodollar Borrowing but fails to specify an Interest Period, the Borrower will be deemed to have specified an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Borrowing.

The Borrowing Request in respect of any Term Loans on the Closing Date or in connection with any Permitted Acquisition or other permitted Investment, or any Incremental Facility, Extension Amendment or Credit Agreement Refinancing Indebtedness, in each case after the Closing Date, may be rescinded or revised by the Borrower to change the requested date for the making of the Term Loans contemplated thereby upon written notice to the Administrative Agent on or prior to 10:00 a.m. New York City time on the date of the proposed Borrowing (or such later time as the Administrative Agent may approve in its sole discretion).

Section 2.04 Evidence of Debt; Repayment of Term Loans.

(a) Promise to Repay. The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender, the principal amount of each Term Loan of such Lender as provided in Section 2.09.

(b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Term Loan made hereunder, the Type and Tranche thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Term Loans in accordance with their terms. In the event of any conflict between the records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(c) Promissory Notes. Any Lender by written notice to the Borrower (with a copy to the Administrative Agent) may request that Term Loans of any Tranche made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns in the form of Exhibit H. Thereafter, the Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.

Section 2.05 Fees.

(a) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (the “Administrative Agent Fee”).

(b) Fee Letters. Without duplication of any other fees set forth in this Section 2.05, the Borrower agrees to pay the fees set forth in each Fee Letter at the times and in the manner set forth therein.

(c) All Fees shall be paid on the dates due, in Dollars in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the applicable Lenders. Once paid when due and payable, none of the Fees shall be refundable under any circumstances.

Section 2.06 Interest on Term Loans.

(a) ABR Loans. Subject to the provisions of Section 2.06(c), the Term Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Eurodollar Loans. Subject to the provisions of Section 2.06(c), the Term Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Default Rate. Notwithstanding the foregoing, upon the occurrence and during the existence of an Event of Default under Sections 8.01(a), (b), (g) or (h), the amount of any overdue principal and interest on any Term Loan shall bear interest, at a per annum rate equal to 2.00% plus the rate otherwise applicable to such Term Loan as provided in Section 2.06(a) and Section 2.06(b) (the “Default Rate”).

(d) Interest Payment Dates. Accrued interest on each Term Loan shall be payable in arrears on each Interest Payment Date for such Term Loan; provided that (i) additional interest accrued pursuant to Section 2.06(c) shall be payable on written demand, (ii) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan shall be payable on the effective date of such conversion.

(e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate in clause (a) of the definition of “Alternate Base Rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be deemed presumptively correct absent manifest error.

Section 2.07 Termination and Reduction of Commitments.

(a) Termination of Commitments. The Commitments described in clause (a) of the definition thereof shall automatically terminate at 5:00 p.m., New York City time (or such later time as may be reasonably determined by the Administrative Agent), on the Closing Date.

(b) Optional Terminations and Reductions. At its option, the Borrower may at any time terminate, or from time to time, without premium or penalty, permanently reduce, the Commitments of any Tranche; provided that each reduction of the Commitments of any Tranche shall be in an amount that is an integral multiple of $100,000 and not less than $250,000.

(c) Borrower Notice. The Borrower shall notify the Administrative Agent in writing in substantially the form attached as Exhibit C-2, of any election to terminate or reduce any Commitments under Section 2.07(b) by 12:00 p.m. New York City time at least one (1) Business Day (or, in the case of a prepayment of Eurodollar Loans, three (3) Business Days) (or in each case such shorter period as the Administrative Agent may agree in its sole discretion) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a Borrowing Request or a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of any other credit facilities or the closing of any securities offering, or the occurrence of any other event specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied and, for the avoidance of doubt, Borrowing Requests may be updated after their initial delivery (including, without limitation to delay the date of such borrowing) to the extent acceptable to the Administrative Agent in its sole discretion. With respect to the effectiveness of any such other credit facilities or the closing of any such securities offering, the Borrower may extend the date of termination at any time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Any termination or reduction of the Commitments of any Tranche shall be permanent. Each reduction of the Commitments of any Tranche shall be made ratably among the Lenders in accordance with their respective Commitments of such Tranche.

Section 2.08 Interest Elections.

(a) Generally. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Term Loans comprising such Borrowing, and the Term Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Notice. To make an election pursuant to this Section, the Borrower shall deliver, by hand delivery, facsimile or email (or by telephone, confirmed promptly in writing by facsimile or email) or other electronic transmission if arrangements for doing so have been approved in writing (including via email) by the Administrative Agent, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with 0:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below, as applicable, shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c) Automatic Conversion. If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid or prepaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to the Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing, and (ii) unless repaid or prepaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09 Repayment of Term Loans. To the extent not previously paid, all Term Loans made on the Closing Date shall be due and payable by the Borrower on the Term Loan Maturity Date.

Section 2.10 Optional and Mandatory Prepayments of Term Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay Term Loans, without premium or penalty (except as and to the extent provided in Section 2.10(i) or Section 2.13), subject to the requirements of this Section 2.10; provided that (i) each prepayment of Eurodollar Loans shall be in an aggregate principal amount that is an integral multiple of $100,000 and not less than $250,000 or, if less, the entire principal amount thereof then outstanding and (ii) each prepayment of ABR Loans shall be in an aggregate principal amount that is an integral multiple of $100,000 and not less than $250,000 or, if less, the entire principal amount thereof then outstanding.

(b) [Reserved].

(c) Asset Sales. Not later than ten (10) Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by any Group Member (other than any issuance or sale of Equity Interests to or from Holdings, the Borrower or a Subsidiary Guarantor), the Borrower shall apply an aggregate amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(h) and Section 2.10(i); provided, further, that:

(i) no such prepayment shall be required under this clause (c) (A) with respect to any disposition of property which constitutes a Casualty Event or (B) to the extent either (x) the Net Cash Proceeds of any Asset Sale does not result in more than the greater of $2,000,000 and 6.25% of Consolidated EBITDA for the most recently ended Test Period per Asset Sale or (y) in respect of Net Cash Proceeds not in excess of $3,750,000 and 12.50% of Consolidated EBITDA for the most recently ended Test Period n any twelve (12) month period ((x) and (y) the “Asset Sale Thresholds” and the Net Cash Proceeds in excess of the Asset Sale Thresholds, the “Excess Net Cash Proceeds”);

(ii) such proceeds with respect to any such Asset Sale shall not be required to be so applied on such date to the extent that (x) such Excess Net Cash Proceeds are expected to be reinvested in assets used or useful in the business of Holdings or any of its Subsidiaries (including pursuant to a Permitted Acquisition, Investment, Capital Expenditure or repayment of intercompany Indebtedness owing to or by Holdings or any of its Subsidiaries) or to be contractually committed (including, without limitation, pursuant to any letter of intent) to be so reinvested, within 18 months (or within 24 months following receipt thereof if a contractual commitment or letter of intent to reinvest is entered into within 18 months following receipt thereof) following the date of such Asset Sale (provided, that, in each case, for the avoidance of doubt, no specific assets need be identified by the Borrower in accordance with this clause (ii)) or (y) such Excess Net Cash Proceeds shall be deemed to have been reinvested in assets used or useful in the business of Holdings or any of its Subsidiaries (including pursuant to a Permitted Acquisition, Investment, Capital Expenditure or repayment of intercompany Indebtedness owing to or by Holdings or any of its Subsidiaries) pursuant to any such investment occurring in the ninety (90) days preceding such date; and

(iii) if all or any portion of such Excess Net Cash Proceeds that are the subject of clause (ii) immediately above is neither reinvested nor contractually committed

(including, without limitation, pursuant to any letter of intent) to be so reinvested within such 18 month period (and actually reinvested within 24 months of the receipt of the Net Cash Proceeds related thereto), such unused portion shall be applied within ten (10) Business Days after the last day of such period as a mandatory prepayment as provided in this Section 2.10(c).

(d) Debt Issuance. Not later than five (5) Business Days following the receipt of any Net Cash Proceeds of any Debt Issuance by any Group Member (or concurrently with the receipt thereof in the case of a Debt Issuance pursuant to Section 2.22), the Borrower shall make prepayments in accordance with Section 2.10(h) and Section 2.10(h) and in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(e) Casualty Events. Not later than ten (10) Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by any Group Member, the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(h) and (i); provided that

(i) such Net Cash Proceeds shall not be required to be so applied on such date to the extent that (A) (x) the Net Cash Proceeds of a Casualty Event do not exceed the greater of $2,000,000 and 6.25% of Consolidated EBITDA for the most recently ended Test Period per Casualty Event or (y) in respect of Net Cash Proceeds not in excess of $3,750,000 and 12.50% of Consolidated EBITDA for the most recently ended Test Period in any twelve month period (the “Casualty Event Threshold”), or (B) in the event that such Net Cash Proceeds exceed the Casualty Event Threshold, such proceeds in excess of the Casualty Event Threshold (x) are expected to be used to repair, replace or restore any Property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or Capital Assets or assets that are otherwise used or useful in the business of the Group Members (including pursuant to a Permitted Acquisition, Investment or Capital Expenditure) or to be contractually committed (including, without limitation, pursuant to any letter of intent) to be so reinvested, in each case, no later than 18 months (or within 24 months following receipt thereof if such contractual commitment to reinvest has been entered into within 18 months following receipt thereof) following the date of receipt of such proceeds (provided, that, in each case, for the avoidance of doubt, no specific assets need be identified by the Borrower) or (y) such Excess Net Cash Proceeds shall be deemed to have been reinvested in assets used or useful in the business of any Group Member (including pursuant to a Permitted Acquisition, Investment or Capital Expenditure) pursuant to any such investment occurring in the ninety (90) days preceding such date); and

(ii) if all or any portion of such Net Cash Proceeds is contractually committed (including, without limitation, pursuant to any letter of intent) within such 18 month period to be so reinvested within such 24 month period but is not actually reinvested within 24 months of the receipt of the Net Cash Proceeds related thereto, such unused portion shall be applied within ten (10) Business Days after the last day of such period as a mandatory prepayment as provided in this Section 2.10(e).

(f) Excess Cash Flow. No later than fifteen (15) Business Days after the date on which the financial statements with respect to each fiscal year of Holdings, commencing with the first full fiscal year ending after the Closing Date, in which an Excess Cash Flow Period occurs are required to be delivered pursuant to Section 5.01(a) (each such date, an “ECF Payment Date”), the Borrower shall, if and to the extent Excess Cash Flow for such Excess Cash Flow Period exceeds the greater of $3,750,000 and 12.50% of Consolidated EBITDA, make prepayments of Term Loans in accordance with Section 2.10(h) and (i) in an aggregate amount equal to (A) the Applicable ECF Percentage (which shall be recalculated pursuant to clause (B)(i) below) of the amount equal to (x) Excess Cash Flow for the Excess Cash Flow Period then ended (for the avoidance of doubt, including the $3,750,000 and 12.50% of Consolidated EBITDA floor referenced above) minus (y) $3,750,000 and 12.50% of Consolidated EBITDA minus (B) in each case, at the option of the Borrower, the aggregate principal amount of

(i) (x) any Term Loans, Incremental Term Loans, Permitted Incremental Equivalent Debt or any other Indebtedness, in each case secured on a senior basis to, or pari passu basis with, the Obligations (or, in each case, any Credit Agreement Refinancing Indebtedness in respect thereof or Permitted Debt Exchange Notes issued in exchange therefor, in each case, to the extent secured on secured on a senior basis to, or a pari passu basis with the Obligations), in each case prepaid pursuant to Section 2.10(a), Section 2.16(b)(B) or Section 10.02(f)(i) or pursuant to the corresponding provisions of the documentation governing any such Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness in respect thereof or Permitted Debt Exchange Notes, and (II) without duplication of clause (I) above, First Lien Loans, First Lien Incremental Term Loans or First Lien Permitted Incremental Equivalent Debt or any other Indebtedness, in each case, secured on a pari passu basis with or on a senior basis to the Obligations (or, in each case, any First Lien Credit Agreement Refinancing Indebtedness or First Lien Permitted Debt Exchange Notes issued in exchange therefor, in each case, to the extent secured on a pari passu basis with, or on a senior basis to, the Obligations, in each case prepaid pursuant to Section 2.10(a), Section 2.16(b)(B) or Section 10.02(f)(i) of the First Lien Credit Agreement or pursuant to the corresponding provisions of the documentation governing any such First Lien Permitted Incremental Equivalent Debt, First Lien Credit Agreement Refinancing Indebtedness in respect thereof or First Lien Permitted Debt Exchange Notes (in the case of any prepayment of Revolving Loans and/or Incremental Revolving Loans (in each case as defined in the First Lien Credit Agreement), to the extent any such prepayments exceed the amount drawn on the Closing Date to fund any OID flex, so long as accompanied by a corresponding permanent reduction in the Revolving Commitment (as defined in the First Lien Credit Agreement)), in each case, during the applicable Excess Cash Flow Period (or, at the option of the Borrower and without duplication, after such Excess Cash Flow Period and prior to such subsequent ECF Payment Date), (y) the amount of Indebtedness actually paid in cash pursuant to any assignment made in accordance with (I) Section 10.04(b)(viii) of this Agreement or the corresponding provisions of the documentation governing any Permitted Incremental Equivalent Debt secured on a senior basis to, or pari passu basis with, the Obligations (or, in each case, any Credit Agreement Refinancing Indebtedness or Permitted Debt Exchange Notes offered in exchange therefor, in each case, to the extent secured on a senior basis to, or pari passu basis with, the Obligations) or (II) Section 10.04(b)(viii) of the First Lien Credit Agreement or the corresponding provisions of the documentation governing any

First Lien Permitted Incremental Equivalent Debt secured on a pari passu basis with or on a senior basis to the Obligations (or, in each case, any First Lien Credit Agreement Refinancing Indebtedness or First Lien Permitted Debt Exchange Notes offered in exchange therefor, in each case, to the extent secured on a pari passu basis with or on a senior basis to the Obligations) during the applicable Excess Cash Flow Period (or, at the option of the Borrower, and without duplication, after such Excess Cash Flow Period and prior to such subsequent ECF Payment Date) (and the Senior Secured Leverage Ratio shall be recalculated for purposes of determining the Applicable ECF Percentage to give pro forma effect to all such voluntary prepayments, buybacks and redemptions), and in the case of all such prepayments, buybacks or redemptions, including prepayments or buybacks in connection with the replacement of a Lender hereunder, to the extent that such prepayments or buybacks were financed with sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow, intercompany Indebtedness and other than Indebtedness which has been repaid during such Excess Cash Flow Period) of Holdings or its Restricted Subsidiaries; and (y) the amount of any prepayments of Indebtedness (including, without limitation, the Term Loans, Incremental Term Loans and Permitted Incremental Equivalent Debt) paid in cash and not deducted in the calculation of Excess Cash Flow pursuant to clause (a) of the definition thereof or pursuant to any “excess cash flow sweep”, “asset sale” or “casualty sweep” prepayments under any Indebtedness (other than the Term Loans) (to the extent such prepayment is not prohibited pursuant to the terms of this Agreement), in each case, made during the applicable Excess Cash Flow Period (or, at the option of the Borrower, and without duplication, after such Excess Cash Flow Period and prior to such subsequent ECF Payment Date) (and the Senior Secured Leverage Ratio shall be recalculated for purposes of determining the Applicable ECF Percentage to give pro forma effect to all such voluntary prepayments, buybacks and redemptions);

(ii) (x) Capital Expenditures, Capitalized Software Expenditures and/or acquisitions of intellectual property, in each case, made from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow, intercompany Indebtedness and other than Indebtedness which has been repaid during such Excess Cash Flow Period) (excluding Capital Expenditures made in such Excess Cash Flow Period and subject to the second parenthetical of the following clause (y) with respect to the immediately preceding Excess Cash Flow Period) that are paid in cash and (y) Capital Expenditures, Capitalized Software Expenditures and/or acquisitions of intellectual property, in each case, made from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow, intercompany Indebtedness and other than Indebtedness which has been repaid during such Excess Cash Flow Period) that Holdings or any of its Restricted Subsidiaries shall, during such Excess Cash Flow Period, become obligated to make or otherwise reasonably expect to make but that are not made during such Excess Cash Flow Period (limited to those for which an agreement (or commitment or letter of intent) exists as of the end of such Excess Cash Flow Period or which are otherwise expected to be made within the next four (4) fiscal quarter period after the end of such Excess Cash Flow Period);

(iii) (x) the aggregate amount of consideration paid in cash during such Excess Cash Flow Period (limited to those for which an agreement (or commitment or letter of intent) exists as of the end of such Excess Cash Flow Period or which are otherwise expected to be made within the next four (4) fiscal quarter period after the end of such Excess Cash Flow Period) with respect to Permitted Acquisitions or other Investments made from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow, intercompany Indebtedness and other than Indebtedness which has been repaid) (including, without limitation, any purchase of, or Investment in, intellectual property) any purchase price adjustments (including working capital adjustments), deferred purchase consideration, Earn-Out payments (and payments of seller notes converted from Earn- Outs), holdback amounts and indemnity payments with respect thereto) but excluding intercompany Investments and Investments in cash or Cash Equivalents, to the extent paid in cash (or to be paid in cash) and (y) to the extent not deducted in determining Consolidated Net Income for such period, any amounts paid by Holdings and its Restricted Subsidiaries during such period that are reimbursable by the seller, or other unrelated third party, in connection with a Permitted Acquisition or other Investment permitted under Section 6.03(a), (b), (i), (l), (m), (r), (t), (v), (w), (x) (to the extent made in reliance on clause (a) of the definition of “Cumulative Amount”), (y), (bb), (cc), (ee), (ff) or (hh); and

(iv) the aggregate amount of Dividends and other payments made from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness to the extent intended to be repaid from operating cash flow, intercompany Indebtedness and other than Indebtedness which has been repaid) permitted by Section 6.06 (other than clauses (a), (f) (solely to the extent any such Dividend thereunder is made in reliance on clause (b) of the definition of “Cumulative Amount”), (g) and (i) of Section 6.06) or 6.09(a) (other than clauses (A) (solely to the extent any such payment thereunder is made in reliance on clause (b) of the definition of “Cumulative Amount”), (B), (D), (L) or (M)), in each case, during such Excess Cash Flow Period (or committed or otherwise reasonably expected to be paid in cash within the next four (4) fiscal quarter period after the end of such Excess Cash Flow Period)

(such payment, the “ECF Payment Amount”); provided, further, that any amounts set forth in clauses (i) through (iv) above may be applied to any subsequent fiscal year(s) to the extent the aggregate of such amounts exceeds the amount required to reduce to zero, with respect to any given fiscal year, the Excess Cash Flow payment otherwise required above (including after giving effect to the “de minimis” threshold above and carry-forwards of any such excess amounts from prior years) for such fiscal year.

(g) Notwithstanding the foregoing, mandatory prepayments made pursuant to clauses (c), (e) and (f) above by or with respect to Foreign Subsidiaries shall be limited to the extent that the Borrower reasonably determines that such prepayment or the obligation to make such prepayment could reasonably be expected to result in adverse tax consequences to Holdings or its Restricted Subsidiaries or to any direct or indirect parent of Holdings on account of its direct or indirect ownership of Holdings and its Restricted Subsidiaries (including the imposition of any withholding tax) related to the repatriation of funds or could reasonably be expected to be prohibited, restricted or delayed by applicable law, rule or regulation. All prepayments referred to in clauses (c), (e) and (f) above are subject to permissibility under (in the case of any such payments made by or with respect to Foreign Subsidiaries) local law (including without limitation, financial assistance, corporate benefit, thin capitalization, capital maintenance, foreign exchange controls and similar legal principles, restrictions on upstreaming of cash intra-group, and the fiduciary and statutory duties of the directors of the relevant Restricted Subsidiaries), under any applicable Organizational Documents (including as a result of minority ownership, but other than with respect to any immaterial restrictions therein), and under any other material agreements to which Holdings or any of its Subsidiaries is party (so long as any such reasonably expected prohibition is not created in contemplation of such mandatory prepayment requirement). Further, with respect to mandatory prepayments made pursuant to clauses (c), (e) and (f) above by or with respect to Foreign Subsidiaries there will be no requirement to make any prepayment where by doing so Holdings and its Restricted Subsidiaries or to any direct or indirect parent of Holdings on account of its direct or indirect ownership of Holdings and its Restricted Subsidiaries could reasonably be expected to suffer adverse tax consequences (including the imposition of any withholding tax) as a result of upstreaming cash to make such prepayments (including the imposition of withholding taxes). The non-application of any such prepayment amounts as a result of the foregoing provisions will not constitute a Default or an Event of Default, and such amounts shall be available for working capital purposes of Holdings and the applicable Restricted Subsidiaries as long as not required to be prepaid in accordance with the following provisions. The Borrower will undertake to use commercially reasonable efforts for a period of no greater than one year to overcome or eliminate any such restriction and/or minimize any such costs of prepayment and/or use the other cash resources of the Borrower and its Restricted Subsidiaries (subject to the considerations above and as determined in the Borrower’s reasonable business judgment) to make the relevant payment. If at any time within one year of a mandatory prepayment pursuant to clauses (c), (e) or (f) being forgiven due to such restrictions, such restrictions are removed, any relevant proceeds will at the end of the then current interest period be applied in prepayment in accordance with Section 2.10(h). Notwithstanding the foregoing, any prepayments made after application of the above provision shall be net of any costs, expenses or taxes incurred by the Borrower or any of its Affiliates (or direct or indirect equityholders) and arising as a result of compliance with the preceding sentence, and Holdings and its Restricted Subsidiaries shall be permitted to make, directly or indirectly, a dividend or distribution to its Affiliates or direct or indirect equityholders in an amount sufficient to cover such tax liability, costs or expenses.

(h) Application of Prepayments. Prior to any optional or mandatory prepayment hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(i), subject to the provisions of this Section 2.10(h). Any prepayments pursuant to Section 2.10(c), (d), (e) and (f) shall be applied pro rata amongst each Tranche of outstanding Term Loans (other than in the case of Credit Agreement Refinancing Indebtedness, which shall be applied to the applicable Tranche of Refinanced Debt) and, within each Tranche, first, to accrued interest and fees with respect to Term Loans being prepaid and second, to the principal of the Term Loans.

Amounts to be applied pursuant to Section 2.10(h) to the prepayment of Loans shall be applied, first to reduce outstanding ABR Loans, if any. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans, if any. Notwithstanding the foregoing, if the amount of any prepayment of Term Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of the Borrower, the Excess Amount shall be either (A) deposited in an escrow account and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Term Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Term Loans and (ii) at any time while an Event of Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Term Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.

Notwithstanding anything herein to the contrary, with respect to any prepayment under Section 2.10(c), (e) or (f), the Borrower may use a portion of the Net Cash Proceeds to prepay or repurchase Permitted Incremental Equivalent Debt, Permitted Pari Passu Refinancing Debt and any other Indebtedness in each case secured by the Collateral on a pari passu basis (without regard to the control of remedies) with the Liens securing the Obligations (the “Applicable Other Indebtedness”) to the extent required pursuant to the terms of the documentation governing such Applicable Other Indebtedness, in which case, the amount of the prepayment required to be offered with respect to such Net Cash Proceeds pursuant to Section 2.10(c), (e) or (f) shall be deemed to be the amount equal to the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of Term Loans required to be prepaid pursuant to Section 2.10(c), (e) or (f) and the denominator of which is the sum of the outstanding principal amount of such Applicable Other Indebtedness and the outstanding principal amount of Term Loans required to be prepaid pursuant to Section 2.10(c), (e) or (f).

Notwithstanding anything to the contrary in this Section 2.10(h), (x) any mandatory prepayment pursuant to Section 2.10(d) resulting from the incurrence of Credit Agreement Refinancing Indebtedness, Refinancing Term Loans, Permitted Debt Exchange Notes or any First Lien Credit Agreement Refinancing Indebtedness, First Lien Refinancing Term Loans, First Lien Refinancing Revolving Loans or First Lien Permitted Debt Exchange Notes shall, in each case, be applied to repay the applicable tranches of Indebtedness in accordance with Section 2.22 or 2.23 or the corresponding provisions governing such other Indebtedness, as applicable and, for the avoidance of doubt, no Applicable Other Indebtedness may share in any such mandatory prepayment and (y) this Section 2.10(h) shall be deemed modified to the extent necessary to accommodate any changes to the pro rata sharing in mandatory and voluntary prepayments set forth in Section 2.20(c)(iii).

(i) Notice of Prepayment. The Borrower shall notify the Administrative Agent by written notice in substantially the form attached as Exhibit C-2 of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of prepayment (or such later time as may be agreed upon by the Administrative Agent in its sole discretion) and (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of prepayment (or such later time as may be agreed upon by the Administrative Agent in its sole discretion). Each such notice shall be irrevocable; provided that a notice of an optional prepayment pursuant to Section 2.10(a)

delivered by the Borrower may state that such notice is conditioned upon the effectiveness of any such other credit facilities or the closing of any such securities offering, or the occurrence of any other event specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. With respect to the effectiveness of any such other credit facilities or the closing of any such securities offering, the Borrower may extend the date of the optional prepayment pursuant to Section 2.10(a) at any time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Each such notice shall specify the Borrowing to be repaid, the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in 0, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Term Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06. Notwithstanding the foregoing, each Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Retained Declined Proceeds”) of Term Loans required to be made pursuant to clauses (c), (d) (other than mandatory prepayments with the proceeds of Credit Agreement Refinancing Indebtedness), (e) and (f) of this Section 2.10 by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. one (1) Business Day prior to such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans. Any Retained Declined Proceeds shall be retained by the Borrower.

(j) Loan Call Protection. In the event that (i) the Borrower voluntarily prepays any Term Loans (including pursuant to Section 2.10(a) but excluding, for the avoidance of doubt, any assignment of any Term Loans to a Sponsor Investor, an Affiliated Debt Fund or any of Holdings, Parent, the Borrower or any of their respective Subsidiaries, in each case pursuant to Section 10.04(b), except in the circumstance described in the succeeding paragraph) or (ii) the Borrower prepays any Term Loans pursuant to Section 2.10(d), the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, an amount equal to the principal amount of the Term Loans held by such Lender that are so prepaid plus the applicable prepayment premium on the principal amount of the Term Loans held by such Lender being so prepaid, as determined in accordance with the following table:

Prepayment Made During Period	Applicable Prepayment Premium
On or after the Closing Date and up to (but not including) the first anniversary of the Closing Date	2.0%
On or after the first anniversary of the Closing Date and up to (but not including) the second anniversary of the Closing Date	1.0%
Thereafter	0.0%

Notwithstanding anything to the contrary contained in this Agreement, to the extent that any Lender is replaced (other than the replacement of a Non-Consenting Lender pursuant to the terms of Section 2.21(e) or any amendment that would extend the Term Loan Maturity Date) or if the Borrower is required to make any payment to any Lender, in each case, pursuant to Section 10.02(f) (other than to the extent such replacement arises in connection with such Lender’s refusal to consent to an amendment extending the Term Loan Maturity Date), each applicable Lender shall be entitled to receive the applicable prepayment premium specified above in connection with such replacement, payment or amendment in the amount that would have been payable in respect of the Term Loans of such Lender under this clause (j) had such Term Loan been the subject of a voluntary prepayment under Section 2.10(a) at such time; provided, that, notwithstanding anything to the contrary herein, no prepayment premium shall be paid in connection with (i) any transaction that would, if consummated, constitute an IPO, Change of Control, Material Disposition, dividend recapitalization or Transformative Acquisition or a transaction that is not otherwise permitted under hereunder prior to such amendment, (ii) any amendment (including, without limitation, amendments reducing the Effective Yield) in connection with or undertaken, in part, to permit any of the transactions or occurrences set forth in the immediately preceding clause (i) or (iii) the acceleration of the Term Loans pursuant to the exercise of the Lenders’ remedies pursuant to terms of this Agreement.

(k) Application Override. Notwithstanding anything in this Section 2.10 to the contrary, prior to the First Lien Termination Date, (i) no mandatory prepayments of outstanding Term Loans that would otherwise be required to be made pursuant to this Section 2.10 shall be required to be made (and, for the avoidance of doubt, any such mandatory prepayments that would have been required to be made hereunder prior to the First Lien Termination Date but for this Section 2.10(k) shall not be required to be made upon or following the occurrence of the First Lien Termination Date), except with Declined Proceeds (as defined in the First Lien Credit Agreement), and (ii) the references to five, ten or fifteen Business Days following the event giving rise to such mandatory prepayment in clauses (c) through (f) of this Section 2.10 shall be deemed to be the fifth, tenth or fifteenth, as applicable, Business Day following the date of determination that proceeds of the event giving rise to such mandatory prepayment shall be required to be applied to prepayments of the Term Loans in accordance with this Section 2.10(k).

Section 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines in good faith and in its reasonable discretion (which determination shall be deemed presumptively correct absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period;

(b) the Administrative Agent determines in good faith and in its reasonable discretion or is advised in writing by the Required Lenders (which determination shall be deemed presumptively correct absent manifest error) that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan; or

(c) the Administrative Agent determines in good faith and in its reasonable discretion or is advised in writing by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Term Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which notice shall be delivered by the Administrative Agent promptly after such situation ceases to exist), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans or Interest Periods), and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that the Borrower may revoke any such Borrowing Request (without penalty) prior to such Borrowing upon written notice to the Administrative Agent.

Section 2.12 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate);

(ii) subject the Administrative Agent or any Lender to any Tax of any kind whatsoever (except for Indemnified Taxes indemnified under Section 2.15 and any Excluded Tax) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or change the basis of taxation of payments to such Administrative Agent or Lender in respect thereof; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting or maintaining any Eurodollar Loan or any other Term Loan (or of maintaining its obligation to make any such Term Loan), or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender hereunder (whether of principal, interest or any other amount), then, upon written request of the Administrative Agent or such Lender, as applicable, the Borrower will pay to the Administrative Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines (in good faith, in its reasonable discretion) that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company, if any, would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company, if any, with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company, if any, for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of the Administrative Agent, a Lender setting forth the amount or amounts necessary to compensate the Administrative Agent, such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.12, and setting forth in reasonable detail the calculation of the amount owed and the basis for the claim shall be delivered to the Borrower and shall be deemed presumptively correct absent manifest error. The Borrower shall pay the Administrative Agent or such Lender as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions pursuant to the certificate to be delivered in clause (c) above and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.13 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (but excluding, for the avoidance of doubt, any lost profits) incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Loan on a day other than the last day of the Interest Period for such Term Loan; or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Term Loan) to prepay, borrow, continue or convert any Term Loan (other than an ABR Loan) on the date or in the amount notified by the Borrower including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.13, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the LIBO Rate for such Term Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

Section 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments Generally. The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Sections 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, free and clear of, and without condition or deduction for, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its Principal Office, except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.

(b) Pro Rata Treatment.

(i) Other than as permitted by Section 2.20, Section 2.21, Section 2.22, Section 2.23, Section 2.16(b), Section 10.02(f) and Section 10.04, and subject to the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders, each payment by the Borrower of interest in respect of the Term Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii) Other than as permitted by Section 2.20, Section 2.21, Section 2.22, Section 2.23, Section 2.16(b), Section 10.02(f) and Section 10.04, and subject to the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders, each payment by the Borrower on account of principal of the Term Loans shall be allocated among the Lenders pro rata based on the principal amount of the Term Loans held by the Lenders.

(c) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties. It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(d) Sharing of Setoff. Subject to the terms of any applicable Intercreditor Agreement, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Term Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to any payment (x) made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e) Borrower Default. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 10.03(c) are several and not joint. The failure of any Lender to make any Term Loan, to fund any such participation or to make any payment under Section 10.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loans, to purchase its participation or to make its payment under Section 10.03(c).

Section 2.15 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Credit Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction, deduction or withholding for any Taxes (“Tax Withholdings”) except as required by any applicable Requirements of Law; provided that if any Taxes are required by any applicable Requirements of Law to be withheld or deducted in respect of any such payments by any applicable withholding agent (as determined in the good faith discretion of an applicable withholding agent), then (i) in the case of Indemnified Taxes, the sum payable by the relevant Credit Party shall be increased as necessary so that after all such Tax Withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.15), each Recipient receives an amount equal to the sum it would have received had no such Tax Withholdings been made (including such Tax Withholdings applicable to additional sums payable under this Section 2.15) (such additional sums being the “Additional Amount”), (ii) the applicable withholding agent shall make such Tax Withholdings, and (iii) the applicable withholding agent shall timely pay the full amount of the Tax Withholdings to the relevant Governmental Authority.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of clause (a) above, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c) Indemnification by the Borrower. Without duplication for any amounts paid pursuant to Section 2.15(a) or (b), the Credit Parties shall indemnify and hold harmless (on a joint and several basis) each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Recipient or required to be withheld and deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified

Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party pursuant to this Section 2.15 to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the Tax Return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders.

(i) Each Recipient shall deliver to the Borrower and to the Administrative Agent, whenever reasonably requested by the Borrower or the Administrative Agent, such properly completed and duly executed documentation prescribed by applicable Requirements of Law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, (x) to determine whether or not any payments made under any Loan Document are subject to Tax Withholdings or information reporting requirements, (y) to determine, if applicable, the required rate of Tax Withholdings, and (z) to establish such Recipient’s entitlement to any available exemption from, or reduction in the rate of, Tax Withholdings, in respect of any payments to be made to such Recipient by any Credit Party pursuant to any Loan Document or otherwise establish such Recipient’s status for withholding Tax purposes in an applicable jurisdiction. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation and information (other than such documentation set forth in Section 2.15(e)(ii)(A)(1)-(4), Section 2.15(e)(ii)(B) and Section 2.15(e)(ii)(C) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing:

(A) each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Recipient under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(1) properly completed and duly executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2) properly completed and duly executed copies of IRS Form W-8ECI (or any successor form),

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 and (y) properly completed and duly executed copies of IRS Service Form W-8BEN or W-8BEN-E (or any successor form),

(4) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender granting a participation), properly completed and duly executed copies of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, a certificate substantially in the form of Exhibit K2 or Exhibit K-3, Form W-9, and/or other certification documents from each beneficial owner, as applicable (provided that if the Foreign Lender is a partnership for U.S. federal income tax purposes and one or more direct or indirect partners are claiming the portfolio interest exemption, the certificate substantially in the form of Exhibit K-4 may be provided by such Foreign Lender on behalf of such direct or indirect partners), or

(5) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine any withholding or deduction required to be made;

(B) each Recipient that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) certifying that such Recipient is exempt from United States federal backup withholding;

(C) if a payment made to a Recipient under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative

Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement;

(D) notwithstanding any other provision of this Section 2.15(e), a Recipient shall not be required to deliver any documentation or information that such Recipient is not legally eligible to deliver; and

(E) each such Recipient shall, from time to time after the initial delivery by such Recipient of any form or certificate, whenever a lapse in time or change in such Recipient’s circumstances renders such form or certificate (including any specific form or certificate required in this Section 2.15(e)) so delivered obsolete, expired or inaccurate in any material respect, promptly (i) update such form or certificate or (ii) notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(f) Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Credit Parties or on account of which the Credit Parties have paid Additional Amounts pursuant to this Section 2.15, it shall pay to the Credit Parties an amount equal to such refund (but only to the extent of indemnity payments made, or Additional Amounts paid, by the Credit Parties under this Section with respect to the Indemnified Taxes giving rise to such refund), net of any Taxes thereon and of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Credit Parties, upon the request of the Administrative Agent or such Lender, agree to repay any such amount paid over to the Credit Parties to the Administrative Agent or such Lender (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the Administrative Agent or a Lender be required to pay any amount to the Credit Parties pursuant to this clause (f), the payment of which would place the Administrative Agent or a Lender, as applicable, in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification (or the payment of Additional Amounts) and giving rise to such refund had not been deducted, withheld or imposed and the indemnification payments (or Additional Amounts) with respect to such Tax had never been paid. Nothing herein contained shall interfere with the right of a Recipient to arrange its tax affairs in whatever manner it thinks fit nor obligate any Recipient to claim any tax refund or to make available its Tax Returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Recipient to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled. Unless required by Requirements of Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be.

(g) Survival. The obligations of the Credit Parties under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. For purposes of this Section 2.15, any payments by the Administrative Agent to a Lender of any amounts received by the Administrative Agent from any Credit Party on behalf of such Lender shall be treated as a payment from such Credit Party to such Lender.

Section 2.16 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12 or requires the Borrower to pay any Additional Amount or any indemnifying or compensatory amount to any Lender or any Governmental Authority (other than with respect to Other Taxes) for the account of any Lender pursuant to Section 2.15, or if any event gives rise to the operation of Section 2.26, then, in each such case, such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates or to file any certificate or document reasonably required by the Borrower, if, in the reasonable judgment of such Lender, such designation or assignment or filing (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, or avoid the consequences of the event giving rise to the operation of Section 2.26, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth in reasonable detail the calculation of such costs and expenses submitted by such Lender to the Borrower shall be deemed presumptively correct absent manifest error.

(b) Replacement of Lenders. If (v) any Lender or the Administrative Agent requests compensation under Section 2.12, (w) any Lender, the Administrative Agent or the Collateral Agent is affected in the manner described in Section 2.26 and as a result thereof any of the actions described in such Section is required to be taken, (x) the Borrower is required to pay any Additional Amount or any indemnifying or compensatory amount to any Lender, the Administrative Agent or the Collateral Agent or any Governmental Authority (other than with respect to Other Taxes) for the account of any Lender, the Administrative Agent or the Collateral Agent pursuant to Section 2.15, and such Lender, the Administrative Agent or the Collateral Agent declined or is unable to designate a different lending office in accordance with Section 2.16(a), (y) any Lender, the Administrative Agent or the Collateral Agent is a Defaulting Lender or (z) the Borrower exercises its replacement rights under Section 10.02(f), then the Borrower may, at its sole expense and effort and option, upon notice to such Lender and the Administrative Agent, (A) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or 2.15 arising with respect to any period prior to such assignment) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), (B) pay off in full all of the Term Loans and any other Obligations owed to such Lender, (C) if applicable, terminate such Lender’s Commitments or (D) if applicable, upon at least ten (10) days prior notice, replace the Administrative Agent or Collateral Agent, as applicable, with a successor Administrative Agent or Collateral Agent, as applicable, to be appointed as though (and with the same force and effect as though) such Agent had resigned in accordance with Section 9.06; provided that:

(i) in the case of clause (A) above, unless waived by the Administrative Agent, the Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b), if any,

(ii) in the case of clauses (A), (B) and (C), such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts (including any amount pursuant to Section 2.10(j)) payable to it hereunder and under the other Loan Documents (including any amounts under Sections 2.12 and 2.15, assuming for this purpose (in the case of a Lender being replaced as the result of a claim or payment under Sections 2.12 or 2.15) that the Term Loans of such Lender were being prepaid) from the assignee or the Borrower;

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) in the case of clause (A) above, such assignment does not conflict with applicable Requirements of Law.

Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section 2.16(b), such Lender shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Term Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be in full force and effect and shall be recorded in the Register.

Section 2.17 Reserved.

Section 2.18 Reserved.

Section 2.19 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) such Defaulting Lender shall be deemed not to be a “Lender,” and the amount of such Defaulting Lender’s Term Loan Commitments and Term Loans shall be excluded, for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, except as otherwise set forth in Section 10.02(b).

(b) to the extent permitted by applicable Requirements of Law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (A) any voluntary prepayment of the Term Loans pursuant to Section 2.10(a) shall, if the Borrower so directs at the time of making such voluntary prepayment, be applied to the Term Loans of other Lenders in accordance with Section 2.10(a) as if such Defaulting Lender had no Term Loans outstanding, and (B) any portion of any mandatory prepayment of the Loans pursuant to Section 2.10 that would be applied to the Term Loans of any Defaulting Lender if such Defaulting Lender were not a Defaulting Lender, if the Borrower so directs at the time of making such mandatory prepayment, be (i) applied to the Term Loans of other Lenders (but not to the Term Loans of such Defaulting Lender) in accordance with Section 2.10 as if such Defaulting Lender had no Term Loans outstanding or (ii) retained by the Administrative Agent in a segregated non-interest-bearing account.

(c) Subject to Section 10.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender (or the events, actions or failures to act on account of which such Lender became a Defaulting Lender), including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to other rights and remedies that the Borrower, the Administrative Agent and the non-Defaulting Lenders may have against such Defaulting Lender. The operation of this Section 2.19 shall not be construed to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrower, at its option, to arrange for a substitute Lender to replace such Defaulting Lender pursuant to Section 2.16(b). The arrangements permitted or required by this Section 2.19 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions hereof or otherwise.

Section 2.20 Increase in Commitments.

(a) Borrower Request. The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new Term Loan Commitments under a new term facility or under the existing term facility or any increase under an existing Tranche of Term Loans (each, an “Incremental Commitment”, and collectively, the “Incremental Facilities”), in an aggregate amount not to exceed the Maximum Incremental Facilities Amount (the date of establishment of any such Incremental Facility, an “Increase Effective Date”). Any existing Lender approached to provide all or a portion of such Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment, and, to the extent any such Incremental Commitments are not provided by existing Lenders, each Lender providing such commitments shall otherwise constitute an Eligible Assignee hereunder; provided that (i) the Administrative Agent shall have consented to such Eligible Assignee providing such Incremental Commitment, as applicable, solely if and to the extent such consent would be required under Section 10.04 for an assignment of such Type of Term Loans or Commitments, as applicable, to such Eligible Assignee and (ii) any Incremental Facilities to be provided by Sponsor Investors shall be subject to the terms of Section 10.04(b) as if such Incremental Facilities were being assigned to such Sponsor Investor; provided further that, for the avoidance of doubt, the Borrower shall not be required to offer the opportunity to participate in any Incremental Facility to any existing Lenders.

(b) Conditions. Such Incremental Commitments shall become effective as of such Increase Effective Date; provided that:

(i) subject to Section 1.06, and (solely in the case of any Incremental Facility incurred in connection with a Limited Condition Transaction) unless (other than in the case of an Event of Default under Section 8.01(a), (b), (g) or (h)) waived by the lenders in respect of such Incremental Facility, no Event of Default (or, in the case of an Incremental Facility the proceeds of which will be used for a Permitted Acquisition or other Investment or Limited Condition Transaction, no Event of Default under Section 8.01(a), (b), (g) or (h)) shall have occurred and be continuing at the time of funding or immediately after giving effect thereto; provided that any Limited Condition Transaction remains subject to the terms of Section 1.06 hereof;

(ii) the proceeds of the Incremental Term Loans may be used for working capital needs and other general corporate purposes (including Capital Expenditures, acquisitions and other Investments, working capital and/or purchase price adjustments, Dividends, prepayments of Indebtedness (including Restricted Debt Payments) and related fees and expenses) and for any other purpose not prohibited by the Loan Documents;

(iii) the Borrower shall deliver or cause to be delivered any customary amendments to the Loan Documents or other documents reasonably requested by the Administrative Agent or any Incremental Lender in connection with any such transaction;

(iv) any such Incremental Term Loans shall be in an aggregate amount of at least $5,000,000 and integral multiples of $1,000,000 above such amount (except, in each case, such minimum amount and integral multiples amount shall not apply when the Borrower uses all of the Incremental Commitments available at such time);

(v) any Incremental Facilities may be (A) secured on a pari passu basis with the Term Loans, (B) secured on a junior basis to the Term Loans, (C) unsecured or (D) secured on non-Collateral and, in the case of clauses (B), (C), and (D) shall be established as a separate facility from the then existing Term Loans; provided that with respect to any such separate facility to the extent secured by Collateral and in an aggregate amount in excess of the greater of $10,500,000 and 35% of Consolidated EBITDA (except, for the avoidance of doubt, to the extent any such Incremental Facility is documented under the Loan Documents), (x) if secured by the Collateral, a Senior Representative validly acting on behalf of the holders of such Incremental Facility shall have become party to an Other Intercreditor Agreement and/or the First Lien/Second Lien Intercreditor Agreement, as applicable (provided, that, in each case, no acknowledgement or counter signature by the Administrative Agent or Collateral Agent shall be required to comply with the requirements of this Section 2.20(b)(v)) or (y) if payment subordinated, shall be subject to a subordination agreement on terms that are reasonably acceptable to the Administrative

Agent and the Borrower (provided, that, in each case, no acknowledgement or countersignature by the Administrative Agent or Collateral Agent shall be required to comply with the requirements of this Section 2.20(b)(v)); provided, further, that no Incremental Facility shall (x) have a borrower other than the Borrower or (y) be guaranteed by any Person unless such Person is a Guarantor which shall have previously or substantially concurrently Guaranteed the Obligations; and

(vi) solely if and to the extent required by the lenders providing the applicable Incremental Facility, subject to customary “SunGard” limitations (to the extent agreed to by the lenders providing the applicable Incremental Facility and to the extent the proceeds of the applicable Incremental Facility are being used to finance a Permitted Acquisition or other Investment or in connection with any Limited Condition Transaction (and such limitations shall include a limitation to the Specified Representations)), each of the representations and warranties made by any Credit Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such credit extension (or, if incurred in connection with a Limited Condition Transaction, the LCT Test Date) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

(c) Terms of New Term Loans and Commitments. The terms and provisions of Term Loans (or loans established as a separate facility) made pursuant to such Incremental Commitments shall be subject to Section 2.20(f) and as follows:

(i) the terms and provisions of Term Loans made pursuant to Incremental Commitments (the “Incremental Term Loans”) shall be, except as otherwise set forth herein (including Section 2.20(f)), on terms and pursuant to documentation to be determined by the Borrower and the lenders providing such Incremental Term Loans (and, for the avoidance of doubt, no consent shall be required from the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) or any other Lender);

(ii) Incremental Term Loans shall be subject to the Inside Maturity Date Limitation; and

(iii) any Incremental Term Loans that are (A) pari passu in right of payment and security with the Term Loans may participate on a pro rata basis, or less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments and on a pro rata basis, less than pro rata basis or greater than pro rata basis in any voluntary prepayments of Term Loans hereunder; provided that, for the avoidance of doubt, in the event any portion of any voluntary prepayment is declined by any Lenders such portion may be paid in respect of such Incremental Term Loans on a greater than pro rata basis and (B) junior in right of payment and security with the Term Loans or unsecured may participate in any mandatory prepayment on a junior basis.

(d) Reserved.

(e) Joinder. Such Incremental Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower and each lender making such Incremental Commitment, in form and substance reasonably satisfactory to each of them (and, for the avoidance of doubt, no consent shall be required from the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) or any other Lender). The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents (i) as may be necessary or appropriate (which may be in the form of an amendment and restatement of this Agreement) (including with respect to pro rata payments and repayments), in the opinion of the lenders providing such facility and the Borrower, to effect the provisions of this Section 2.20 and (ii) so long as such amendments are not adverse to the Lenders, such other changes as may be necessary, as reasonably determined by the Borrower and the lenders providing such facility, to maintain the fungibility of any Incremental Term Loans with any Tranche of then-outstanding Term Loans. The Borrower shall provide the Administrative Agent prompt written notice of the execution and delivery of any Increase Joinder and the Administrative Agent hereby agrees to (and is directed by each Lender to) acknowledge such amendment as promptly as practicable following such written notice; it being acknowledged and agreed by each Lender that the Administrative Agent, in its capacity as such, shall have no liability with respect to such acknowledgment and each Lender hereby irrevocably waives to the fullest extent permitted by Requirements of Law any claims with respect to such acknowledgment; provided that failure to obtain such acknowledgment (or to provide such notice) shall in no way affect the effectiveness of any Increase Joinder. This Section 2.20(e) shall supersede any provisions in Section 10.02 to the contrary.

(f) Yield. If the initial Yield (as defined below) on any Incremental Term Loans (not including any Permitted Incremental Equivalent Debt) that are secured on a pari passu basis with the Obligations (in both security and right of payment) exceeds the then applicable Yield on the Term Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then, solely to the extent the Required Lenders have not waived the provisions of this clause (f), the Applicable Margin then in effect for such tranche of Term Loans shall automatically be increased by the Yield Differential. “Yield” shall mean, with respect to any credit facility, the then “effective yield” on such facility consistent with generally accepted financial practice, it being understood that (x) customary arrangement, commitment, structuring, underwriting, ticking, unused line, consent and amendment fees paid or payable to one or more arrangers (or their Affiliates) (regardless of whether such fees are paid to or shared in whole or in part with any lender) in their respective capacities as such in connection with the applicable facility and any other fees that are not generally payable to all lenders (or their Affiliates) ratably with respect to any such facility and that are paid or payable in connection with such facility shall be excluded, (y) original issue discount and upfront fees paid or payable to the lenders thereunder shall be included (with original issue discount and upfront fees being equated to interest based on assumed four-year life to maturity (or, if less, the remaining life to maturity) without any present value discount) and (z) to the extent that the Adjusted LIBO Rate for a three month interest period on the closing date of any such Incremental Term Loan Commitment is (A)

less than 0.0%, the amount of such difference shall be deemed added to the interest margin for the applicable Term Loans, solely for the purposes of determining whether an increase in the interest rate margin for the applicable existing Term Loans shall be required and (B) less than the interest rate floor, if any, applicable to any such Incremental Term Loans, the amount of such difference shall be deemed added to the interest rate margins for such Incremental Term Loans solely for such purpose (provided that, to the extent any increase in interest rate margin would be required pursuant to the foregoing provisions, solely on account of clause (B) immediately above, such increase shall be effected solely by way of an increase in the Adjusted LIBO Rate floor instead of an increase in the applicable margin).

(g) Equal and Ratable Benefit. Subject to Section 2.20(b)(v), the Term Loans and Commitments established pursuant to this Section 2.20 shall constitute Term Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents. The Borrower and the other Credit Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Incremental Term Loans or any such Incremental Commitments.

Section 2.21 Extension Amendments.

(a) The Borrower may at any time and from time to time request that all or a portion, including one or more Tranches, of the Term Loans (including any Extended Loans), in each case existing at the time of such request (each such Tranche of existing Term Loans, an “Existing Tranche” and the Term Loans of any such Tranche, the “Existing Loans”) be converted to extend the termination date thereof and/or the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any such Existing Tranche (any such Existing Tranche or portion thereof which has been so extended, an “Extended Tranche” and the Term Loans of such Tranche or portion thereof, the “Extended Loans”) and to provide for other terms consistent with this Section 2.21. In order to establish any Extended Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms (other than as provided in clause (C) below) shall either (taken as a whole), at the option of the Borrower and except with respect to provisions applicable only to periods after the applicable Latest Maturity Date, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence, issuance or effectiveness (as determined by the Borrower in good faith) or are reasonably satisfactory to the Administrative Agent or (B) are not materially more restrictive to Holdings and its Restricted Subsidiaries (when taken as a whole) than those applicable to the Term Loans are being extended or replaced (in each case, other than terms applicable only to periods after the Latest Maturity Date of the Existing Loans) to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”) (when taken as a whole) (it being understood that (A) to the extent any such more restrictive term is added for the benefit of any such Indebtedness, the terms and conditions of such Indebtedness will be deemed not to be more restrictive than the terms and conditions of this Agreement if such more restrictive term is also added for the benefit of this Agreement and (B) no consent shall be required from the Administrative Agent for terms or conditions that are not market terms or are more restrictive than this Agreement if such terms are added to this Agreement);

provided, further, that a certificate delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this Section 2.21(a), shall be conclusive evidence that such terms and conditions satisfy the requirements of this Section 2.21(a) unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), except notwithstanding anything to the contrary, (w) the final maturity date of the Extended Tranche may be later than the final maturity date of the Specified Existing Tranche, (x)(A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche, (B) subject to clause (3) of the following proviso, the prepayment terms may be different and/or (C) additional pricing and fees may be payable to the Lenders providing the Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A), (y) the commitment fee, if any, with respect to the Extended Tranche may be higher or lower than the commitment fee, if any, for the Specified Existing Tranche and (z) the provisions for optional and mandatory prepayments may provide for such payments to be directed first to the Specified Existing Tranche prior to being applied to the Extended Tranche, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.21 or otherwise, (1) the Extended Tranche shall not be, in an amount less than $5,000,000 or such other amount as the Borrower and the Administrative Agent shall reasonably agree (it being understood that the actual principal amount thereof provided by the applicable lenders may be lower than such minimum amount), (2) no Extended Tranche shall be secured by or receive the benefit of any collateral, credit support or security that does not secure or support the Existing Tranches, (3) the mandatory prepayment or the commitment reduction of any of Term Loans or Commitments under the Extended Tranches shall be made on a pro rata basis with all other outstanding Term Loans or Commitments respectively; provided that Extended Loans may, if the Extending Lenders making such Extended Loans so agree, participate on a less than pro rata basis in any mandatory prepayment or commitment reductions hereunder, (4) the final maturity of any Extended Tranche shall not be earlier than, and, if such Extended Tranche is a term facility, shall not have a Weighted Average Life to Maturity shorter than, the applicable Specified Existing Tranche, (5) each Lender in the Specified Existing Tranche shall be permitted to participate in the Extended Tranche in accordance with its pro rata share of the Specified Existing Tranche and (6) assignments and participations of Extended Tranches shall be governed by the same assignment and participation provisions applicable to Term Loans and Commitments hereunder as set forth in Section 10.04. No Lender shall have any obligation to agree to have any of its Existing Loans or, if applicable, commitments of any Existing Tranche converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Term Loans (and, if applicable, commitments) from the Specified Existing Tranches, from any other Existing Tranches, and from any other Extended Tranches so established on or after such date.

(b) The Borrower shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the

Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it elects to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. The Borrower may condition the effectiveness of any Extension Amendment on acceptance of such Extension by a minimum amount (to be determined and specified in the relevant Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes, which may be waived by the Borrower in its sole discretion.

(c) Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, amortization, interest margins, fees or prepayments or, subject to clause (a) of this Section 2.21, any other provisions, and which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.21(c) and notwithstanding anything to the contrary set forth in Section 10.02, shall not require the consent of the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) or any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Credit Parties, and the Extending Lenders. It is understood and agreed that each Lender and (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) the Administrative Agent have consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.21 and the arrangements described above in connection therewith. This Section 2.21(c) shall supersede any provisions in Section 10.02 to the contrary.

(d) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of such Specified Existing Tranche so converted by such Lender into an Extended Tranche or Extended Tranches on such date, and such Extended Tranche or Extended Tranches shall be established as a separate Tranche or Tranches from the Specified Existing Tranche and from any other Existing Tranches and any other Extended Tranches so established on or after such date.

(e) If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, (A) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.04 all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to obtain a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Term Loans and/or a commitment on the terms set forth in such Extension Amendment; and provided, further, that all Obligations (other than contingent indemnity obligations and unasserted expense reimbursement obligations) of the Borrower owing to the Non-Extending Lender relating to the Term Loans so assigned shall be paid in full at par to such Non-Extending Lender concurrently with such Assignment and Assumption by the assignee Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) or (B) prepay the Term Loans and all other Obligations owing to and, at the Borrower’s option, if applicable, terminate the Commitments of, such Non-Extending Lender, in whole or in part, subject to breakage costs, without premium or penalty. In connection with any such replacement under this Section 2.21, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all Obligations (other than contingent indemnity obligations and unasserted expense reimbursement obligations) of the Borrower owing to the Non-Extending Lender relating to the Term Loans so assigned shall be paid in full in cash to such Non-Extending Lender by the assignee Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Non-Extending Lender. This Section 2.21(e) shall supersede any provisions in Section 10.02 to the contrary.

Section 2.22 Refinancing Facilities.

(a) At any time after the Closing Date, the Borrower or any Guarantor may obtain, from any Lender or any Additional Lender (to the extent agreed to by such Lender or Additional Lender in its sole discretion), Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement (which will be deemed to include any then outstanding Incremental Term Loans under any Incremental Commitments then outstanding under this Agreement) or any then outstanding Refinancing Term Loans in the form of Refinancing Term Loans or Refinancing Term Commitments in each case, pursuant to a Refinancing Amendment, together with any applicable Intercreditor Agreement or other customary subordination agreement; provided that such Credit Agreement Refinancing Indebtedness (i) will, to the extent secured, rank pari passu or junior in right of payment and of security with the other Term Loans and Commitments hereunder (but for the avoidance of doubt, such Credit Agreement Refinancing Indebtedness may be unsecured) and (ii) will, to the extent permitted by the definition of “Credit Agreement Refinancing Indebtedness,” have such pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions and terms as may be agreed by the Borrower and the Lenders or Additional Lenders with respect thereto and either, at the option of the Borrower, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence, issuance or effectiveness (as determined by the Borrower in good faith) or are reasonably satisfactory to the Administrative Agent (except for covenants or other provisions applicable only to periods after the applicable Latest Maturity Date) or (B) if not substantially consistent with the terms of the corresponding Refinanced Debt, are not materially more restrictive to Holdings and its Subsidiaries (when taken as a whole) than the terms and conditions of this Agreement (when taken as a whole) (except for covenants or other provisions applicable only to periods after the applicable Latest Maturity Date) (it being understood that (A) to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness, the terms and conditions of such Indebtedness will be deemed not to be more restrictive than the terms and conditions of this Agreement if such financial maintenance covenant is also added for the benefit of this Agreement and (B) no consent shall be required from the Administrative Agent for terms or conditions that are not market terms or are more restrictive than this Agreement if such terms are added to this Agreement). The effectiveness of any Refinancing Amendment shall be subject to, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Term Loans and Commitments subject thereto as Refinancing Term Loans or Refinancing Term Commitments as applicable) and any Indebtedness being replaced or refinanced with such Credit Agreement Refinancing Indebtedness shall be deemed permanently reduced and satisfied in all respects. Any Refinancing Amendment may, without the consent of any Lenders other than any Lenders providing such Credit Agreement Refinancing Indebtedness, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, to effect the provisions of this Section. For the avoidance of doubt, the satisfaction of, or consent by, the Administrative Agent shall not be required to the extent that such Administrative Agent is removed or replaced in connection with such Refinancing Amendment (in accordance with the terms of hereof).

(b) This Section 2.22 shall supersede any provisions in Section 10.02 to the contrary.

Section 2.23 Permitted Debt Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower or any Guarantor to all Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) with outstanding Term Loans of a particular Tranche, the Borrower may from time to time consummate one or more exchanges of such Term Loans for Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, junior secured or subordinated notes or loans) (such Indebtedness, “Permitted Debt Exchange Notes” and each such exchange, a “Permitted Debt Exchange”), so long as the following conditions are satisfied:

(i) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the applicable Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) of each applicable Tranche based on their respective aggregate principal amounts of outstanding Term Loans under such Tranche;

(ii) the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Notes shall not exceed the aggregate principal amount (calculated on the face amount thereof) of Term Loans so refinanced, except by an amount equal to any accrued and unpaid interest thereon, and any fees, expenses, commissions, underwriting discounts and premiums payable in connection with such Permitted Debt Exchange or any commitments (including unutilized commitments);

(iii) (iii)(x) the sole borrower in respect of such Indebtedness shall be the Borrower or the borrower with respect to the applicable Tranche of Term Loans being exchanged and (y) no Person shall be a guarantor with respect to such Indebtedness unless such Person is a Guarantor which shall have previously or substantially concurrently Guaranteed the Obligations with respect to the applicable Tranche of Term Loans being exchanged;

(iv) the Permitted Debt Exchange Notes (x) shall not have a higher Lien priority than the facility that is being refinanced by the issuance of any such Permitted Debt Exchange Notes and (y) shall comply with the Inside Maturity Date Limitation;

(v) if such Indebtedness with respect to any Permitted Debt Exchange Notes, solely in an aggregate amount in excess of the greater of $10,500,000 and 35% of Consolidated EBITDA, (x) is secured by Collateral, a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to an Other Intercreditor Agreement and/or the First Lien/Second Lien Intercreditor Agreement, as applicable or (y) is payment subordinated shall be subject to a subordination agreement on terms that are reasonably acceptable to the Administrative Agent and the Borrower (provided, that, in each case, no acknowledgement or counter signature by the Administrative Agent or Collateral Agent shall be required to comply with the requirements of this Section 2.23(a)(v));

(vi) subject to Section 1.06, no Event of Default (or, in the case of any such Indebtedness incurred in connection with a Limited Condition Transaction, no Event of Default under Section 8.01(a), (b), (g) or (h)) shall have occurred and be continuing at the time of funding;

(vii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Tranche by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt

Exchange to the Borrower for immediate cancellation), and accrued and unpaid interest on such Term Loans shall be paid to the exchanging Lenders on the date of consummation of such Permitted Debt Exchange, or, if agreed to by the Borrower and the Administrative Agent, the next scheduled Interest Payment Date with respect to such Term Loans (with such interest accruing until the date of consummation of such Permitted Debt Exchange);

(viii) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Tranche tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Tranche actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Tranche offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans under the relevant Tranche tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or, if such Permitted Debt Exchange Offer shall have been made with respect to multiple Tranches without specifying a maximum aggregate principal amount offered to be exchanged for each Tranche, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Tranches tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Tranches offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans across all Tranches subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered;

(ix) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing and any other terms and conditions thereof shall be determined by the Borrower and the lenders or investors providing any such Permitted Debt Exchange Notes (and, for the avoidance of doubt, no consent shall be required from the Administrative Agent or any other Lender);

(x) any applicable Minimum Tender Condition or Maximum Tender Condition, as the case may be, shall be satisfied or waived by the Borrower; and

(xi) notwithstanding anything to the contrary herein, no Lender shall have any obligation to agree to have any of its Term Loans or Commitments exchanged pursuant to any Permitted Debt Exchange Offer.

(b) With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.23, such Permitted Debt Exchange Offer shall be made for not less than $5,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing the Borrower may at its election specify (A) as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Tranches be tendered and/or (B) as a condition (a “Maximum Tender Condition”) to consummating any such Permitted Debt Exchange that no more than a maximum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Tranches will be accepted for exchange. The Administrative Agent and the Lenders hereby acknowledge and agree that the provisions of Section 2.07 and Section 2.10 do not apply to the Permitted Debt Exchange and the other transactions contemplated by this Section 2.23 and hereby agree not to assert any Default or Event of Default in connection with the implementation of any such Permitted Debt Exchange or any other transaction contemplated by this Section 2.23.

(c) In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.23; provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made. The Borrower shall provide the final results of such Permitted Debt Exchange to the Administrative Agent no later than three (3) Business Days prior to the proposed date of effectiveness for such Permitted Debt Exchange (or such shorter period agreed to by the Administrative Agent in its sole discretion), and the Administrative Agent shall be entitled to conclusively rely on such results.

(d) The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (i) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (ii) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

Section 2.24 Designation of Borrowers.

(a) The Borrower may from time to time designate one or more Additional Borrowers organized in a jurisdiction within the U.S. for purposes of this Agreement by delivering to the Administrative Agent:

(i) written notice (including via email) of election to become an Additional Borrower (an “Election to Participate”) duly executed on behalf of such Restricted Subsidiary and the Borrower two Business Days prior to the proposed effectiveness of such election,

(ii) all documentation and other information with respect to such Subsidiary (including any requisite Beneficial Ownership Certification) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and the Beneficial Ownership Regulation, no later than two Business Days prior to the date of such effectiveness (or such later date as may be agreed by the Administrative Agent);

(iii) (A) solely to the extent such Additional Borrower is not already a Credit Party, all documents, updated schedules, instruments, certificates and agreements, and all other actions and information, then required by or in respect of such Additional Borrower by Section 5.10 or by the Security Agreement (without giving effect to any grace periods for delivery of such items, the updating of such information or the taking of such actions), (B) if reasonably requested by the Administrative Agent, a legal opinion of counsel to the Additional Borrower relating to such Additional Borrower, in form and substance consistent with that delivered in respect of the initial Borrower on the Closing Date (provided that (x) if such Additional Borrower is organized in a jurisdiction where legal opinions are not customarily required by a borrower’s legal counsel, no such legal opinion shall be required, and (y) any such legal opinion may be modified in form or substance in a manner satisfactory to the Administrative Agent in its reasonable discretion), and (C) a customary secretary’s certificate attaching such documents as were delivered by the original Borrower on the Closing Date;

(iv) documentation reasonably satisfactory to the Administrative Agent pursuant to which (i) each then-existing Borrower unconditionally Guarantees the Borrowings of the Additional Borrower on terms substantially consistent with the Guarantors’ Guarantee of the initial Borrower’s obligations hereunder and (ii) solely to the extent such Additional Borrower is not already a Guarantor, each Additional Borrower unconditionally Guarantees the Borrowings of each then-existing Borrower on terms substantially consistent with the Guarantors’ Guarantee of the initial Borrower’s obligations hereunder;

(v) a certificate of a Responsible Officer of the Borrower stating that, as of the date the Additional Borrower joins this Agreement as such, no Default or Event of Default has occurred and is continuing;

(vi) promissory notes in respect of such Additional Borrower in favor of any Lender requesting such promissory notes, in form and substance consistent with the Notes set forth in Exhibit H (modified to reflect such Additional Borrower); and

(vii) a customary joinder agreement whereby the Additional Borrower becomes party hereto as a Borrower and appoints the Borrower as a “Borrower Agent” hereunder and under the other Loan Documents, in form and substance reasonably satisfactory to the Administrative Agent.

(b) After such deliveries, the appointment of the Additional Borrower shall be effective upon the effectiveness of an amendment to this Agreement and any applicable Loan Document necessary (in the reasonable judgment of the Administrative Agent) to give effect to the appointment of such Additional Borrower (in form and substance reasonably acceptable to the Administrative Agent), including amendments to disambiguate certain uses of the word “Borrower” and related terms hereunder; provided, that, for the avoidance of doubt, the Administrative Agent shall not have any right to consent to the designation of any Additional Borrower and shall not be required to approve the addition of such Additional Borrower to the extent the requirements of Section 2.24(a) have been met.

Section 2.25 AHYDO Prepayment. Notwithstanding the provisions of this Article II or any other provision in any Loan Document, if at the end of any accrual period (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the initial issuance of a Term Loan, the aggregate amount of accrued and unpaid interest and original issue discount (as defined in Code Section 1273(a)(1)) on such Term Loan would, but for this paragraph, exceed an amount equal to the product of such Term Loan’s issue price (as defined in Code Sections 1273(b) and 1274(a)) multiplied by the yield to maturity (as defined in Treasury Regulation Section 1.1272-1(b)(1)(i)) (the “Maximum Accrual”), all accrued and unpaid interest and original issue discount on such Term Loan as of the end of such accrual period in excess of the Maximum Accrual shall be prepaid by the Borrower. The immediately preceding sentence shall be interpreted in accordance with the provisions of Code Section 163 so that none of the Term Loans is an “applicable high yield discount obligation”.

Section 2.26 Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its lending office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue Eurodollar Loans or convert ABR Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders on the Closing Date and on each other date set forth in Section 4.02 (in the case of such other date, to the extent set forth in Section 4.02) that (it being understood that for purposes of this Article III, “Credit Parties” and “Group Member” shall exclude Holdings for purposes of any representations and warranties other than Section 3.04, Section 3.12, Section 3.19, Section 3.20, Section 3.21, Section 3.22, Section 3.23 and the Specified Representations) (provided that, on the Closing Date, such representations and warranties shall be limited to the Specified Representations):

Section 3.01 Organization; Powers. Each Credit Party (a) is duly incorporated, organized or formed and validly existing under the laws of the jurisdiction of its incorporation or organization, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property, in each case except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The Loan Documents to be entered into by each Credit Party are within such Credit Party’s powers and have been duly authorized by all necessary action on the part of such Credit Party. This Agreement has been duly executed and delivered by each Credit Party and constitutes, and each other Loan Document to which any Credit Party is to be a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 No Conflicts. Except as set forth on Schedule 3.03, the execution, delivery and performance by the Credit Parties of the Loan Documents to which they are a party and the Credit Extensions contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate or require consent not obtained under the Organizational Documents of any Group Member, except as would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon any Group Member or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by any Group Member, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, except, in each case, individually or in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect, and (d) will not violate any Requirement of Law except, individually or in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect.

Section 3.04 Financial Statements; Projections.

(a) Historical Financial Statements. On the Closing Date, the Borrower shall have delivered to the Administrative Agent and made available to the Lenders the Financial Statements. The financial statements in the immediately preceding sentence have been prepared in accordance with GAAP, except to the extent such financial statements were not in compliance with GAAP in effect at such time as a result of any delay in implementing ASC 606 and present fairly in all material respects the financial condition and the results of operations and cash flows of the applicable entities to which they relate as of the dates and for the periods to which they relate. All financial statements delivered pursuant to Section 5.01(a) and Section 5.01(b) have been prepared in accordance with GAAP and present fairly in all material respects the financial condition and results of operations and cash flows of Holdings and its consolidated Restricted Subsidiaries as of the dates and for the periods to which they relate, except as indicated in any notes thereto and, in the case of any such unaudited financial statements, the absence of footnote disclosures and audit adjustments.

(b) Reserved.

(c) Restatements. Each Lender and the Administrative Agent hereby acknowledge and agree that Holdings and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP, or the respective interpretation thereof, and that such restatements will not result in a Default or Event of Default under the Loan Documents.

Section 3.05 Properties. Each Group Member (i) has good title to, or valid leasehold interests in, all of its Property (other than Intellectual Property, which is subject to Section 3.06 and not this Section 3.05) material to its business, except to the extent of any irregularities or deficiencies that would not be reasonably expected to result in a Material Adverse Effect, and (ii) owns its Collateral free and clear of all Liens except for Permitted Liens and any Liens and privileges arising mandatorily under Requirements of Law, and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06 Intellectual Property. Each Credit Party owns, or is licensed (or authorized) to use, all Intellectual Property material to the conduct of its business as currently conducted. To the knowledge of each Credit Party, the operation of such Credit Party’s business and the use of Intellectual Property owned by such Credit Party or licensed by such Credit Party do not infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any person, except to the extent such violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any Intellectual Property owned by a Credit Party is pending or, to the knowledge of any Credit Party, threatened in writing against any Credit Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Borrower has taken (and caused its Subsidiaries to take) all commercially reasonable steps to maintain, enforce and protect the material owned Intellectual Property of the Credit Parties and maintain the Credit Parties’ rights in any material licensed Intellectual Property.

Section 3.07 Equity Interests and Restricted Subsidiaries. As of the Closing Date, neither the Borrower nor any other Credit Party has any Subsidiaries other than those specifically disclosed on Schedule 3.07, and all of the outstanding Equity Interests in the Borrower and its Subsidiaries have been validly issued, are fully paid and nonassessable (other than Equity Interests consisting of limited liability company interests or partnership interests which, pursuant to the relevant organizational or formation documents, cannot be fully paid and nonassessable) and, on the Closing Date, all Equity Interests owned directly or indirectly by Holdings or any other Credit Party are owned free and clear of all Liens except (i) those created under the Security Documents, and (ii) those Liens permitted under Section 6.02. As of the Closing Date, Schedule 3.07 sets forth (a) the name and jurisdiction of organization or incorporation of each Subsidiary, (b) the ownership interest of Holdings, the Borrower and any of their respective Subsidiaries in each of their respective Subsidiaries, including the percentage of such ownership by class (if applicable) and (c) all outstanding options, warrants, rights of conversion or purchase and similar rights with respect to the equity of the Borrower or its Subsidiaries.

Section 3.08 Litigation. Except as set forth on Schedule 3.08, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened in writing against or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any Restricted Subsidiary or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected, if adversely determined, to have a Material Adverse Effect.

Section 3.09 Federal Reserve Regulations. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Term Loan will be used for any purpose that violates Regulation U or Regulation X.

Section 3.10 Investment Company Act. No Credit Party is an “investment company” under the Investment Company Act of 1940, as amended.

Section 3.11 Reserved.

Section 3.12 Taxes. Each Group Member has (a) timely filed or caused to be timely filed all federal Tax Returns and all state, local and foreign Tax Returns required to have been filed by it, and (b) duly and timely paid or remitted or caused to be duly and timely paid or remitted all Taxes due and payable or remittable by it and all assessments received by it, except in each case, (i) Taxes that are being contested in good faith by appropriate proceedings and for which such Group Member has set aside on its books adequate reserves in accordance with GAAP, or (ii) where the failure to file Tax Returns or pay Taxes would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each Group Member is unaware of any proposed or pending Tax assessments, deficiencies or audits that would be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.13 No Material Misstatements.

(a) As of the Closing Date, no written information or written factual data (taken as a whole) concerning Holdings and its Restricted Subsidiaries or their businesses (in each case other than forecasts, projections and other forward looking statements (collectively, “Projections”) and information of a general economic or industry nature) furnished by or on behalf of any Group Member to the Administrative Agent or any Lender in connection with any Loan Document or included therein or delivered pursuant thereto, taken as a whole and when furnished, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not materially misleading when taken as a whole as of the date such written information or written factual data was furnished (or, to the extent dated or certified to, the date on which such written information or written factual data was dated or certified to).

(b) As of the Closing Date, with respect to any Projections delivered pursuant to the terms hereof, each Group Member represents only that on the date of delivery thereof it acted in good faith and utilized assumptions believed by it to be reasonable when made in light of the then current circumstances (it being understood and recognized by the Lenders that Projections are predictions as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, which are beyond the control of Holdings and its Restricted Subsidiaries, and that no assurance or guarantee can be given that any Projections will be realized, that actual results may differ and such differences may be material).

Section 3.14 Reserved.

Section 3.15 Solvency. On the Closing Date and after giving effect to the Transactions, Holdings and its Subsidiaries, on a consolidated basis, (a) have property with a fair value greater than the total amount of their debts and liabilities, contingent, subordinated or otherwise, (b) have assets with present fair saleable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able generally to pay their debts and liabilities, subordinated, contingent and otherwise, as they become absolute and matured and (d) are not engaged in business or transactions, and are not about to engage in business or transactions, for which their property would constitute an unreasonably small amount of capital. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.16 Employee Benefit Plans. With respect to each Employee Benefit Plan, each Group Member is in compliance in all respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except as would not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events, would reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on any of the property of any Group Member. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for financial reporting purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the property of all such underfunded Plans by an amount that would reasonably be expected to result in a Material Adverse Effect. Using actuarial assumptions and computation methods consistent with Section 4211 of ERISA, the aggregate liabilities of each Group Member or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, would not reasonably be expected to result in a Material Adverse Effect. As of the date hereof, no Group Member has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA), and no such Multiemployer Plan is reasonably expected by any Group Member to be insolvent, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.

Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities and (ii) no Group Member has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Group Member on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by an amount that would reasonably be expected to result in a Material Adverse Effect, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued in accordance with GAAP in all material respects.

Section 3.17 Environmental Matters.

(a) Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and, to the knowledge of the Credit Parties:

(i) The Group Members and their businesses, operations and Real Property are currently in compliance with all Environmental Laws and Environmental Permits;

(ii) The Group Members have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their Real Property;

(iii) There has been no Release or threatened Release of Hazardous Material on, at, to, under or from any Real Property presently, or to the knowledge of the Group Members, formerly owned, leased or operated by the Group Members;

(iv) There is no Environmental Claim pending or, to the knowledge of the Group Members, threatened against the Group Members; and

(v) No Lien has been recorded, or to the knowledge of any Group Member, threatened under any Environmental Law with respect to any Real Property currently owned, operated or leased by the Group Members.

(b) Sections 3.03, 3.04, 3.13 and this Section 3.17 contain the sole and exclusive representations and warranties of the Credit Parties with respect to any matters arising under Environmental Laws or relating to Environmental Claims or Hazardous Materials.

Section 3.18 Security Documents. Subject to Section 5.15, each Security Document delivered pursuant to Article IV, Section 5.10, and Section 5.11 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Collateral thereunder under applicable U.S. state and federal law, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and capital maintenance rules and (i) when appropriate filings or recordings are made in the appropriate offices as may be required under applicable Requirements of Law (to the extent required hereunder and thereunder), and (ii) upon the taking of possession, control or other action by the Collateral Agent (or the First Lien Collateral Agent, subject to the provisions of the First Lien/Second Lien Intercreditor Agreement or any other applicable Intercreditor Agreement) of such Collateral with respect to which a security interest may be perfected only by possession, control or other action (which possession, control or other action shall be given to the Collateral Agent or taken by the Collateral Agent (or, in each case, the First Lien Collateral Agent, subject to the provisions of the First Lien/Second Lien Intercreditor Agreement or any other applicable Intercreditor Agreement) to the extent required by any Security Document), the Liens in favor of Collateral Agent will, to the extent required by the Loan Documents (including the Security Documents) constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case under applicable U.S. state and federal law, subject to no Liens other than the applicable Permitted Liens.

Section 3.19 Anti-Terrorism Laws. No Credit Party is in material violation of any applicable Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, signed into law October 26, 2001 (the “Patriot Act”). The use of proceeds of the Term Loan will not violate the Trading With the Enemy Act (50 U.S.C. §§ 1-44, as amended) or any applicable foreign asset control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V).

Section 3.20 Sanctions. None of Holdings, the Borrower, any Subsidiary nor, to the knowledge of the Borrower, any director, officer, employee, agent affiliate or, or entity owned or controlled by Holdings, the Borrower or any Subsidiary: (i) is the subject or target of any sanctions administered by OFAC or the U.S. Department of State, Canada, the European Union or the United Kingdom (collectively, “Sanctions”) or (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject of comprehensive Sanctions(as of the date hereof, Crimea, Cuba, Iran, North Korea, Sudan and Syria) (a “Sanctioned Country”). Holdings, the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees, agents and affiliates are in compliance in all material respects with all applicable Sanctions. The Borrower shall not use, lend, or contribute the proceeds of the Term Loans, directly or, to the Borrower’s knowledge, indirectly, to any Person, (i) for the purpose of financing activities of or with any Person that is the subject or target of any Sanctions, or in any Sanctioned Country, in each case, except to the extent licensed by OFAC or otherwise authorized under U.S. or other applicable law, or (ii) in any other manner that would result in a violation of applicable Sanctions by any Person participating in the Term Loans.

Section 3.21 Anti-Corruption Laws. No part of the proceeds of the Term Loan will be used directly or, knowingly, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or any other Person acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other applicable anti-corruption laws. Holdings, the Borrower, its Subsidiaries, their respective directors and officers and, to the knowledge of the Borrower, their employees and agents are in compliance in all material respects with the FCPA and all other applicable anti-corruption laws.

Section 3.22 Compliance with Law. Each of Holdings, the Borrower and each Restricted Subsidiary is in compliance with all Requirements of Law and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such Requirements of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

CONDITIONS

Section 4.01 Conditions to Initial Credit Extension. The obligation of each Lender to fund the initial Credit Extensions on the Closing Date requested to be made by the Borrower shall be subject to the prior or concurrent satisfaction or waiver (by the Lead Arrangers) of only the conditions precedent set forth in this Section 4.01 (the making of such initial Credit Extensions by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent):

(a) Loan Documents. There shall have been delivered to the Administrative Agent from Holdings, the Borrower and each other Credit Party an executed counterpart of each of the Loan Documents to which each is a party to be entered into on the Closing Date.

(b) First Lien Documents; First Lien/Second Lien Intercreditor Agreement. There shall have been delivered to the Administrative Agent (i) an executed copy of each of the First Lien Documents and (ii) an executed copy of the First Lien/Second Lien Intercreditor Agreement, in each case to be entered into on the Closing Date.

(c) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary (or equivalent officer) on behalf of each Credit Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Credit Party and, with respect to the articles or certificate of incorporation or organization (or similar document) certified (to the extent applicable) as of a recent date by the Secretary of State (or other applicable Governmental Authority) of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors and/or equityholders (as applicable) of such Credit Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the date of such certificate, and (C) as to the incumbency and specimen signature of each officer or authorized person executing any Loan Document or any other document delivered in connection herewith on behalf of such Credit Party (together with a certificate of another officer or authorized person as to the incumbency and specimen signature of the officer or authorized person executing the certificate in this clause (i)); and

(ii) to the extent available, a certificate as to the good standing of each Credit Party as of a recent date, from such Secretary of State (or other applicable Governmental Authority) of its jurisdiction of organization.

(d) Closing Date Acquisition and Other Transactions. Each of the Closing Date Acquisition and Closing Date Equity Investment shall have been consummated or, substantially simultaneously with the initial Credit Extension, shall be consummated, in all material respects in accordance with the terms of the Closing Date Acquisition Agreement.

(e) Opinion of Counsel. The Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders, (i) a customary opinion of Kirkland & Ellis LLP, special counsel for the Credit Parties, and (ii) a customary opinion of Polsinelli PC (Inc), special Florida counsel for the Credit Parties, in each case, dated as of the Closing Date and addressed to the Agents and the Lenders.

(f) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit L dated the Closing Date and signed by the chief financial officer (or other officer with reasonably equivalent duties) of Holdings.

(g) No Material Adverse Effect. Since the date of the Closing Date Acquisition Agreement, no Company Material Adverse Effect (as defined in the Closing Date Acquisition Agreement) shall have occurred.

(h) Fees. The Lenders and the Administrative Agent shall have received, or shall receive substantially concurrently with the initial Credit Extension, all fees and other amounts due and payable to them by the Borrower on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket fees and expenses (including the legal fees and expenses of White & Case LLP, special counsel to the Agents) required to be reimbursed or paid by the Borrower under this Agreement; provided that, in the case of fees, costs and expenses, an invoice for all such fees, costs and expenses shall be received by the Borrower at least three Business Days prior to the Closing Date for payment to be required as a condition to the Closing Date.

(i) Patriot Act. So long as reasonably requested by the Administrative Agent or a Lead Arranger at least ten (10) Business Days prior to the Closing Date, the Administrative Agent and Lead Arrangers shall have received, at least two Business Days prior to the Closing Date, all documentation and other information with respect to the Credit Parties that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, which shall include, for the avoidance of doubt, a duly executed IRS Form W-9 or other applicable tax form and a certification regarding individual beneficial ownership solely to the extent expressly required by 31 C.F.R. § 1010.230.

(j) Reserved.

(k) Closing Date Representations. The Specified Acquisition Agreement Representations and (ii) the Specified Representations shall be true and correct in all material respects (or, to the extent qualified by materiality, in all respects).

(l) Creation and Perfection of Security Interests. Notwithstanding anything to the contrary in this Section 4.01, with respect to the Obligations, all actions necessary to establish that the Collateral Agent will have a perfected second priority security interest (subject to Permitted Liens) in the Collateral under the Loan Documents shall have been taken, in each case, to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Closing Date; provided that to the extent any security interest in the Collateral is not or cannot be granted or perfected on the Closing Date after the Borrower’s commercially reasonable efforts to do so (other than (x) grants of Collateral subject to the UCC and the delivery of and authorization to file Uniform Commercial Code financing statements and (y) the delivery of stock certificates and stock powers for “certificated securities” (as defined in Article 8 of the UCC) of the Borrower and the Subsidiary Guarantors (other than Excluded Equity Interests) that are part of the Collateral provided that such “certificated securities” will be required to be delivered hereunder only to the extent actually received from the Seller, after the use of commercially reasonable efforts to obtain such “certificated securities”), the grant or perfection of such security interest shall not constitute a condition precedent to the availability of the Credit Extension to be made on the Closing Date, but shall be granted or perfected, as the case may be, within ninety (90) days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole, reasonable discretion or as provided for in Section 5.15).

(m) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 for any Term Loans to be made on the Closing Date.

(n) Financial Statements. The Administrative Agent and the Lead Arrangers shall have received (i) the Financial Statements and (ii) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Borrower as of and for the twelvemonth period ending on the last day of the most recently completed four-fiscal quarter period ended at least sixty (60) days prior to the Closing Date (or 120 days in case the end of such four-fiscal quarter period is the end of a fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

In determining the satisfaction of the conditions specified in this Section 4.01, to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date that the respective item or matter does not meet its satisfaction and (z) in determining whether any Lender is aware of any fact, condition or event that has occurred and which would reasonably be expected to have a Material Adverse Effect (as defined in the

Closing Date Acquisition Agreement), each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date of such fact, condition or event shall be deemed not to be aware of any such fact, condition or event on the Closing Date. Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 4.01 have been met (after giving effect to the preceding sentence), then the Closing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met.

Without limiting the generality of Section 9.03(a)(iii), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder or thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender to make any Credit Extension (including the Credit Extensions on the Closing Date) shall be subject to the satisfaction, or waiver, of each of the conditions precedent set forth below.

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03).

(b) No Default. Subject to any specific requirement hereunder or under the other Loan Documents to the contrary, at the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing on such date.

(c) Representations and Warranties. Subject to any specific requirement hereunder or under the other Loan Documents to the contrary, at each of the representations and warranties made by any Credit Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower and each other Credit Party that on the date of such Credit Extension (both immediately before and immediately after giving effect to such Credit Extension) the conditions contained in this Article IV have been satisfied or waived.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower and the Subsidiary Guarantors (and Holdings with respect to Sections 5.01, 5.02, 5.03, 5.05, 5.06, 5.07, 5.10, 5.11, 5.13, and 5.14) warrant, covenant and agree with each Lender that at all times after the Closing Date, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Term Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations and unasserted expense reimbursement obligations), the Borrower and the Subsidiary Guarantors (and Holdings, with respect to Sections 5.01, 5.02, 5.03, 5.05, 5.07, 5.10, 5.11, 5.13, and 5.14) will, and will cause each of their respective Restricted Subsidiaries to:

Section 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent for distribution to each Lender:

(a) Annual Reports. Within 120 days after the last day of each fiscal year of Holdings commencing with the fiscal year ending December 31, 2020 (and 180 days after the last day of the fiscal year ending December 31, 2019), a copy of the consolidated balance sheet of Holdings and its Restricted Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income and cash flows of Holdings and its Restricted Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year (starting with the fiscal year ending December 31, 2021), audited and accompanied in the case of the consolidated financial statements by an opinion of (i) an independent public accounting firm of recognized national standing selected by the Borrower or (ii) any other accounting firm reasonably acceptable to the Administrative Agent (which opinion shall be unqualified as to scope, subject to the proviso below) to the effect that the consolidated financial statements have been prepared and present fairly, in all material respects, in accordance with GAAP the consolidated financial condition of Holdings and its Restricted Subsidiaries as of the close of such fiscal year; provided that such financial statements shall not contain a “going concern” qualification or statement, except to the extent that such a “going concern” qualification or statement (A) is solely a consequence of any impending stated final maturity date of any Indebtedness, (B) relates to any actual or potential inability to satisfy the Financial Covenant or any other financial covenants under any other Indebtedness on a future date or in a future period or (C) related to the activities, operations, financial results, assets or liabilities of Unrestricted Subsidiaries; in each case, such financial statements shall be accompanied by a customary management discussion and analysis (in form reasonably acceptable to the Administrative Agent) of the financial performance of Holdings and its Restricted Subsidiaries;

(b) Quarterly Reports. Commencing with the first full fiscal quarter ending after the Closing Date, within sixty (60) days after the last day of each fiscal quarter of each fiscal year of Holdings (other than the last fiscal quarter of any fiscal year of Holdings) (or ninety (90) days for each of the first three fiscal quarters for which financial statements are required to be delivered pursuant to this clause (b)), a copy of the unaudited consolidated balance sheet of Holdings and its Restricted Subsidiaries as of the last day of such fiscal quarter and the unaudited consolidated statements of income and cash flows of Holdings and its Restricted Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail and showing in comparative form the figures for the corresponding date and period in the previous fiscal year of Holdings (starting with the first full fiscal quarter commencing at least one year after the Closing Date for which financial statements are required to be delivered pursuant to this clause (b)), prepared by Holdings in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified on behalf of Holdings by a Financial Officer as prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and fairly reflecting the financial condition and results of operations of Holdings and its Restricted Subsidiaries in all material respects;

(c) Financial Officer’s Certificate. Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (i) certifying on behalf of Holdings that, to its knowledge, no Event of Default has occurred and is continuing or, if any such known Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; provided that, if such Compliance Certificate demonstrates that an Event of Default has occurred and is continuing due to a failure to comply with any covenant under Section 6.08 that has not been cured prior to such time, the Borrower may deliver, to the extent and within the time period permitted by Section 8.03, prior to, after or together with such Compliance Certificate, a Notice of Intent to Cure such Event of Default, (ii) setting forth the computation of the Total Leverage Ratio (whether or not the Financial Covenant is then required to be tested) and, (iii) setting forth, in the case of each Compliance Certificate delivered concurrently with any delivery of financial statements under Section 5.01(a) above, the Borrower’s calculation of Excess Cash Flow starting with the first full fiscal year after the Closing Date; provided that, for the avoidance of doubt, no Compliance Certificate shall “bring down” any representations and warranties made herein or in any other Loan Document;

(d) Budgets. Prior to the consummation of an IPO, commencing with the first full fiscal year commencing after the Closing Date, within 120 days after the beginning of each fiscal year (or within 180 days after the beginning of the fiscal year ending December 31, 2021), an annual budget (on a quarterly basis) in form customarily prepared with regard to Holdings and its Restricted Subsidiaries by Holdings; and

(e) Other Information. Promptly, from time to time, and upon the reasonable written request of the Administrative Agent, other reasonably requested information of the Group Members regarding the operations, business affairs and financial condition (including information required under the Patriot Act or updates to the information required under the Beneficial Ownership Certification); provided that nothing in this Section 5.01(e) shall require any Group Member to take any action that would violate any third party customary confidentiality agreement (other than any such confidentiality agreement entered into in contemplation of this Agreement) with any Person that is not an Affiliate (and, in all events, so long as such confidentiality agreement does not relate to information regarding the financial affairs of any Group Member or the compliance with the terms of any Loan Document) or waive any attorney-client or similar privilege or disclose any attorney work product or any item that constitutes non-registered Intellectual Property, non-financial trade secrets or non-financial proprietary information.

Documents required to be delivered pursuant to Section 5.01(a) through Section 5.01(e) may be (1) satisfied by delivery of the applicable financial statements or other information of any other direct or indirect parent of the Borrower (provided that, to the extent such information is provided with respect to a direct or indirect parent of the Borrower other than Holdings, such information is accompanied by unaudited consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and its Restricted Subsidiaries, on the other hand, (2) satisfied, as applicable, by the delivery of the Form 10-K, 10-Q, or 8-K of Holdings or any other direct or indirect parent of the Borrower, filed with the SEC, or (3) delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are sent via e-mail to the Administrative Agent for posting on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, established on its behalf by the Administrative Agent and to which each Lender (other than any Lender not permitted to access such website in accordance the provisions hereof or of any other Loan Document) and the Administrative Agent have access or the date on which the Borrower has posted such documents on its own website to which each Lender (other than any Lender not permitted to access such website in accordance the provisions hereof or of any other Loan Document) and the Administrative Agent have access and notified the Administrative Agent of such posting. Notwithstanding anything contained herein, at the reasonable written request of the Administrative Agent, the Borrower shall thereafter promptly be required to provide paper copies of any documents required to be delivered pursuant to Section 5.01. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. If the delivery of any of the foregoing documents required under this Section 5.01 shall fall on a day that is not a Business Day, such deliverable shall be due on the next succeeding Business Day.

Section 5.02 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after a Responsible Officer of the Borrower obtains actual knowledge thereof:

(a) any Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) any litigation or governmental proceeding pending against Holdings, the Borrower or any of their Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event that could, when taken either alone or together with all such other ERISA Events, reasonably be expected to have a Material Adverse Effect.

Section 5.03 Existence; Properties; Organizational Documents.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise permitted under Sections 6.04 or 6.05 or, in the case of any Restricted Subsidiary, where the failure to perform such obligations could not reasonably be expected to result in a Material Adverse Effect.

(b) Do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations and Intellectual Property which are necessary and material to the conduct of its business (except where the failure to do so could not be reasonably expected to have a Material Adverse Effect); and comply with all applicable Requirements of Law and decrees and orders of any Governmental Authority applicable to it or to its business or property, except to the extent failure to comply therewith, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) Except to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its properties and equipment material to the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

(d) To the extent that the shares of the Borrower or any of its Restricted Subsidiaries are secured in favor of the Secured Parties pursuant to any Security Agreement, the Borrower and each Restricted Subsidiary shall maintain its Organizational Documents without terminating, amending, modifying or changing such Organizational Documents (including by the filing or modification of any certificate of designation) and shall maintain any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), in each case, except to the extent such amendments, modifications or changes or such new agreements are not materially adverse to the interests of the Lenders.

Section 5.04 Insurance.

(a) Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, in each case, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations. Any such insurance (excluding business interruption insurance) maintained in the United States shall name the Collateral Agent as mortgagee, additional insured or loss payee, as applicable, in a manner reasonably acceptable the Collateral Agent, subject to Section 5.15.

(b) From and after ninety (90) days after the Closing Date (or such later date as the Administrative Agent may agree), the Credit Parties shall use commercially reasonable efforts to cause all such insurance with respect to the Credit Parties and property constituting Collateral to provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Collateral Agent of written notice thereof (or if such cancellation is by reason of non-payment of premium, at least ten (10) days’ prior written notice) (unless it is such insurer’s policy not to provide such a statement).

Section 5.05 Taxes. Pay and discharge promptly when due all Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent, or in default; provided that such payment and discharge shall not be required with respect to any such Tax so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Group Member shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (ii) such contest operates to suspend collection of the contested Tax and enforcement of a Lien (other than a Permitted Lien) or (y) the failure to pay would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.06 Reserved.

Section 5.07 Maintaining Records; Access to Properties and Inspections. Maintain a system of accounting that enables Holdings to produce financial statements in accordance with GAAP. Following a request by the Required Lenders, the Group Members will permit any representatives designated by the Administrative Agent (solely following the delivery of such request by the Required Lenders), to visit during its regular business hours and with reasonable advance written notice thereof and inspect the financial records and the property of such Group Member at reasonable times up to one time per calendar year (but without frequency limit during the continuance of an Event of Default) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent to discuss the affairs, finances, accounts and condition of any Group Member with the officers and employees thereof and advisors therefor (including independent accountants); provided that the Administrative Agent shall give any Group Member an opportunity for its representatives to participate in any such discussions; provided, further, that so long as no Event of Default has occurred and is then continuing, the Borrower shall not bear the cost of more than one such inspection per calendar year by the Administrative Agent and Lenders (or their respective representatives). Notwithstanding anything to the contrary in this Section 5.07, no Group Member will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes confidential Intellectual Property, including trade secrets or other confidential proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirements of Law or any binding agreement (not entered into in contemplation hereof), or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 5.08 Use of Proceeds. The Borrower will (or will direct a Credit Party to) use the proceeds of the Term Loans on the Closing Date, directly or indirectly through one or more related transactions, to finance (i) the Closing Date Distribution, (ii) the other Transactions, (iii) the payment of related fees, costs and expenses (including any upfront fees and original issue discount) related to the foregoing transactions, (iv) to cash collateralize existing letters of credit and (vi) working capital and general corporate purposes.

Section 5.09 [Reserved].

Section 5.10 Additional Collateral; Additional Guarantors.

(a) Subject to the terms of the Security Documents and Section 3.18, Section 4.01(l) and Section 5.15, with respect to any personal property acquired after the Closing Date by any Credit Party that constitutes “Collateral” under any of the Security Documents or is intended to be subject to the Liens created by any Security Document but is not so subject to a Lien thereunder, but in any event subject to the terms, conditions and limitations thereunder, within sixty (60) days after the acquisition thereof, or such longer period as the Administrative Agent may approve in each case in its sole discretion, (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other New York law governed documents as the Administrative Agent or the Collateral Agent shall reasonably deem necessary to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien under applicable U.S. state and federal law (or, solely with respect to any Excluded Subsidiary that the Borrower elects, in its sole discretion, to join as a Guarantor hereunder, the applicable laws of the jurisdiction of organization of such Excluded Subsidiary) on such Collateral subject to no Liens other than Permitted Liens, and (ii) take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable U.S. state and federal law (or, solely with respect to any Excluded Subsidiary that the Borrower elects, in its sole discretion, to join as a Guarantor hereunder, the applicable laws of the jurisdiction of organization of such Excluded Subsidiary), including, in the case of Domestic Subsidiaries that are Guarantors, the filing of financing statements and intellectual property security agreements in such U.S. jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. The Borrower and the other Credit Parties shall otherwise take such actions and execute and/or deliver to the Collateral Agent (or its non-fiduciary agent or designee, including the First Lien Collateral Agent, pursuant to any Intercreditor Agreement) such New York law (or, solely with respect to any Excluded Subsidiary that the Borrower elects, in its sole discretion, to join as a Guarantor hereunder, the applicable laws of the jurisdiction of organization of such Excluded Subsidiary) governed documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired Collateral.

(b) Subject to the terms of the Security Documents and Section 5.15, upon the formation or acquisition of, or the re-designation of an Unrestricted Subsidiary as, a Restricted Subsidiary that is a Wholly Owned Restricted Subsidiary (other than any Excluded Subsidiary) after the Closing Date (other than a merger Subsidiary formed in connection with a Permitted Acquisition so long as such merger Subsidiary is merged out of existence pursuant to such Permitted Acquisition, or otherwise merged out of existence or dissolved, within sixty (60) days of its formation (or such later date as permitted by the Administrative Agent in its sole discretion)), upon any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary or upon Borrower’s determination (in its sole discretion) that an Excluded Subsidiary shall be joined as a Guarantor, within sixty (60) days after such formation, acquisition, designation, determination or cessation, or such longer period as the Administrative Agent may approve in its reasonable discretion, the Borrower shall:

(i) if such Subsidiary is a Wholly-Owned Restricted Subsidiary that is a Credit Party or of a Foreign Subsidiary that is a Credit Party and in whose jurisdiction of organization the following is customary in similar financing transactions, deliver to the Collateral Agent (or to the First Lien Collateral Agent, subject to the provisions of the First Lien/Second Lien Intercreditor Agreement or any other applicable Intercreditor Agreement) the certificates, if any, representing all of the Equity Interests of such Wholly Owned Restricted Subsidiary that constitute Collateral and that are “certificated securities” (as defined in Article 8 of the UCC), together with undated Equity Interest powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Wholly Owned Restricted Subsidiary to any Credit Party required to be delivered pursuant to the Security Agreement or other applicable Security Document and not previously so delivered, together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party or Additional Guarantor, as applicable, and all other Collateral that is required to be delivered pursuant to the Security Agreements or other applicable Security Document and not previously so delivered; and

(ii) cause any such new Wholly Owned Restricted Subsidiary (except Excluded Subsidiaries (other than any Excluded Subsidiary the Borrower elects in its sole discretion to join as a Guarantor)), (A) to execute and deliver a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor or, to the extent the Borrower elects to join such Subsidiary as a co-borrower, in compliance with Section 2.24 hereof, (if such subsidiary is a Domestic Subsidiary) a joinder agreement to the Security Agreement, substantially in the form annexed thereto, or (if such Subsidiary is a Foreign Subsidiary that is an Excluded Subsidiary the Borrower elects in its sole discretion to join as a Guarantor) such security documentation as may be customary in its jurisdiction of organization, as reasonably agreed between the Borrower and the Administrative Agent, and (B) to take all actions reasonably necessary to cause the Lien created on the Collateral (which shall exclude Excluded Property and be subject to the limitations set forth herein and the applicable Security Documents and, as applicable, the Agreed Security Principles) by the applicable Security Documents to be duly perfected under U.S. federal and applicable state law (or, solely with respect to any Foreign Subsidiary that is an Excluded Subsidiary that the Borrower elects, in its sole discretion, to join as a Guarantor hereunder, the applicable laws of the jurisdiction of organization of such Foreign Subsidiary) to the extent required by such agreements in accordance with all applicable Requirements of Law, (or, solely with respect to any Foreign Subsidiary that is an Excluded Subsidiary that the Borrower elects, in its sole discretion, to join as a Guarantor hereunder, the applicable laws of the jurisdiction of organization of such Foreign Subsidiary), including (in the case of a Domestic Subsidiary that is not a Guarantor) the filing of financing statements and intellectual property security agreements in such U.S. jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent; provided that, (y) no pledge of Excluded Equity Interests shall be required, and (z) no perfection actions by “control” (except with respect to Equity Interests and certain debt instruments), mortgage, deed of trust, deed to secure debt, leasehold mortgages, landlord waivers or collateral access agreements shall be required to be entered into under the laws of any jurisdiction.

Notwithstanding anything to the contrary, in the event that the Borrower shall at any time desire to join a Foreign Subsidiary that is an Excluded Subsidiary as a Guarantor organized under the laws of any jurisdiction that is reasonably acceptable to the Administrative Agent (in its sole and reasonable discretion), the Borrower and the Administrative Agent shall reasonably negotiate in good faith to amend this Agreement to subject guarantee and collateral requirements vis-à-vis any such Foreign Subsidiary that is an Excluded Subsidiary that Borrower elects (in its sole discretion) to join as a Guarantor, to “agreed security principles” that are customary for the jurisdiction of organization of such Foreign Subsidiary for facilities substantially similar to those provided for in this Credit Agreement (the “Agreed Security Principles”), and all guarantee and collateral requirements hereunder and under the other Loan Documents shall, with respect to such Foreign Subsidiary Guarantor, be subject in all cases to such Agreed Security Principles.

Section 5.11 Security Interests; Further Assurances. Promptly upon reasonable request by the Administrative Agent or the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Security Documents; provided that, notwithstanding anything else contained herein or in any other Loan Document to the contrary, (x) the foregoing shall not apply to any Excluded Subsidiary or Property of any Excluded Subsidiary or any Excluded Property or any Excluded Equity Interests, (y) any such documents and deliverables shall be governed by New York law (or, solely with respect to any Foreign Subsidiary that is an Excluded Subsidiary that the Borrower elects, in its sole discretion, to join as a Guarantor hereunder, the applicable laws of the jurisdiction of organization of such Foreign Subsidiary) and (z) no perfection actions by “control” (except with respect to Equity Interests and certain debt instruments), mortgage, deed of trust, deed to secure debt, leasehold mortgages or landlord waivers, estoppels or collateral access letters shall be required to be entered into hereunder or under any other Loan Document. Notwithstanding the foregoing or anything else herein or in any other Loan Document to the contrary (unless otherwise elected by the Borrower in its sole discretion), in no event shall (A) the assets of any Excluded U.S. Subsidiary or Excluded Foreign Subsidiary (including the Equity Interests of any Subsidiary thereof) constitute security or secure, or such assets or the proceeds of such assets be required to be available for, payment of the Obligations, (B) more than 65% of the Voting Stock of and 100% of the Equity Interests that are not Voting Stock of any CFC Holding Company or Excluded Foreign Subsidiary, in each case, owned directly by a Credit Party be required to be pledged to secure the Obligations or (C) any Equity Interests of any Subsidiary owned by an Excluded Foreign Subsidiary or Excluded U.S. Subsidiary (or any Subsidiary of any Excluded Foreign Subsidiary or Excluded U.S. Subsidiary) be required to be pledged to secure the Obligations.

Section 5.12 Reserved.

Section 5.13 Compliance with Law. Comply with all Requirements of Law and all orders, writs, injunctions and decrees applicable to Holdings, the Borrower or any Subsidiary Guarantor or to their business or property, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 5.14 Reserved.

Section 5.15 Post-Closing Deliveries.

(a) The Borrower hereby agrees to deliver, or cause to be delivered, to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.15 hereof, if any, on or before the dates specified with respect to such items, or such later dates as may be agreed to by, or as may be waived by, the Administrative Agent in its sole discretion.

(b) All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above and in Schedule 5.15, rather than as elsewhere provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date or, following the Closing Date, prior to the date by which such action is required to be taken by Section 5.15(a), the respective representation and warranty shall be required to be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 5.15 (and Schedule 5.15) and (y) all representations and warranties relating to the assets set forth on Schedule 5.15 pursuant to the Security Documents shall be required to be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) immediately after the actions required to be taken under this Section 5.15 (and Schedule 5.15) have been taken (or were required to be taken), except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

Section 5.16 Nature of Business. The Borrower and its Restricted Subsidiaries shall engage in lines of business (other than lines of business which are not material) which are substantially similar to the lines of business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business reasonably related, similar, corollary, complementary, incidental or ancillary thereto.

Section 5.17 Fiscal Year. Holdings and its Restricted Subsidiaries shall maintain a fiscal year ending on December 31 except to the extent consented to by the Administrative Agent.

Section 5.18 Transactions with Affiliates. The Borrower and its Restricted Subsidiaries shall not, except as otherwise permitted hereunder, enter into any transaction with a fair market value (as determined in good faith by the Borrower) in excess of the greater of $3,750,000 and 12.5% of Consolidated EBITDA for the most recently ended Test Period (on an individual basis), whether or not in the ordinary course of business, with any Affiliate of such Borrower or Restricted Subsidiary (other than among any of Holdings and any of its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary of Holdings as a result of such transaction or a related transaction), other than on terms and conditions at least as favorable to such Borrower or Restricted Subsidiary as would reasonably be obtained by such Borrower or Restricted Subsidiary at that time in a comparable arm’s-length transaction with a person other than an Affiliate (as reasonably determined by the Borrower), except that the following shall be permitted:

(a) (i) Dividends permitted by Section 6.06, (ii) Liens granted pursuant to Section 6.02, (iii) Investments permitted by Section 6.03 and Indebtedness resulting therefrom permitted under Section 6.01, (iv) transactions permitted by Section 6.04 or Section 6.10, (v) dispositions permitted under Section 6.05 and (z) payments of Indebtedness permitted under Section 6.09;

(b) director, officer and employee compensation (including bonuses) and other benefits (including, without limitation, retirement, health, incentive equity and other benefit plans) and expense reimbursement and indemnification arrangements and severance agreements;

(c) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(d) (i) the payment of all fees as set forth in the Management Services Agreement (including, without limitation, any advisory, monitoring, management, consulting, oversight, refinancing, subsequent transaction or exit fees and similar fees (including fees in connection with refinancings or subsequent transactions and termination fees)) and (ii) the payment of all out-of-pocket, expenses and indemnification claims required to be paid under any agreement with the Equity Investors, Permitted Holders, or co-investors (including out-of-pocket, expenses and indemnification claims paid pursuant to the Management Services Agreement);

(e) [reserved];

(f) any transaction with an Affiliate where the only consideration paid by any Credit Party is Qualified Capital Stock of Holdings (or Equity Interests of a direct or indirect parent company of Holdings);

(g) agreements relating to Intellectual Property not interfering in any material respect with the ordinary conduct of business of or the value of such Intellectual Property to such Group Member or materially impairing the security interest granted under the Security Agreement therein held by the Collateral Agent;

(h) any other agreement, arrangement or transaction as in effect on the Closing Date and to the extent such agreement, arrangement or transaction has a fair market value greater than $3,500,000, listed on Schedule 5.18, and, in each case, any amendment or modification with respect to such agreement, arrangement or transaction, and the performance of obligations thereunder, so long as such amendment or modification is not materially adverse to the interests of the Lenders;

(i) the Transactions as contemplated by the Transaction Documents, including the payment of any fees, costs or expenses related to such Transactions;

(j) (x) transactions pursuant to provisions of the Loan Documents with the Sponsor, Equity Investors, Permitted Holders and Affiliated Debt Funds (in each case, in their respective capacities as Lenders) and (y) transactions pursuant to provisions of the First Lien Documents (as in effect on the date hereof) with the Sponsor, Equity Investors, Permitted Holders and Affiliated Debt Funds (in each case, in their respective capacities as lenders thereunder);

(k) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the re-designation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such transactions were not entered into in contemplation of such re-designation;

(l) transactions constituting any part of a Permitted Reorganization and IPO Reorganization Transaction;

(m) transactions among Holdings and/or any of its Subsidiaries that are not otherwise prohibited hereunder; and

(n) transactions pursuant to transfer pricing or shared services agreement, including, without limitation, advances with respect to which are permitted by Section 6.03(z).

ARTICLE VI

NEGATIVE COVENANTS

Each of the Credit Parties warrants, covenants and agrees with each Lender that at all times after the Closing Date, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Term Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations and unasserted expense reimbursement obligations), none of the Credit Parties will, nor will permit any of its Restricted Subsidiaries to (it being understood that for purposes of this Article VI (other than Sections 6.06, 6.10 and 6.11), “Credit Parties” and “Group Members” shall exclude Holdings):

Section 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents (including Indebtedness incurred pursuant to Section 2.20, Section 2.21, Section 2.22 and Section 2.23 hereof (in each case, for the avoidance of doubt, whether incurred pursuant hereto and to the other Loan Documents, or if permitted, and subject to the terms and conditions set forth in, such Section, pursuant to separate documentation)), any Permitted Incremental Equivalent Debt any Permitted Pari Passu Refinancing Debt, any Permitted Junior Refinancing Debt, any Permitted Unsecured Refinancing Debt, and, in each case, any Permitted Refinancing thereof;

(b) (x) Indebtedness in existence on the Closing Date and, with respect to any such Indebtedness in excess of $3,500,000 in aggregate principal amount, set forth on Schedule 6.01(b) and (y) Permitted Refinancings thereof;

(c) Indebtedness incurred under the First Lien Documents as in effect on the date hereof (including Indebtedness incurred after the Closing Date pursuant to Section 2.20, Section 2.21, Section 2.22 and Section 2.23 of the First Lien Credit Agreement (as in effect on the date hereof)), any First Lien Incremental Facility, any First Lien Permitted Incremental Equivalent Debt, any First Lien Credit Agreement Refinancing Indebtedness or any First Lien Permitted Debt Exchange Notes and any Permitted Refinancing (as defined in the First Lien Credit Agreement (as in effect on the date hereof)), in each case, subject to modification (including to the extent resulting in increased levels of permitted Indebtedness under the First Lien Documents) to the extent such modifications are permitted under the First Lien/Second Lien Intercreditor Agreement;

(d) Indebtedness under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices not entered into for speculative purposes;

(e) Indebtedness in respect of Purchase Money Obligations or Capital Lease Obligations, Indebtedness incurred in connection with financing Real Property (regardless of when initially acquired) and any Permitted Refinancings of any of the foregoing, in an aggregate amount for all such Indebtedness under this clause (e) not to exceed, at any time outstanding, the greater of $12,000,000 and 37.5% of Consolidated EBITDA for the most recently ended Test Period, plus any additional amount so long as the First Lien Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period does not exceed 5.75 to 1.00;

(f) Indebtedness in respect of (x) appeal bonds or similar instruments and (y) payment, bid, performance or surety bonds, or other similar bonds, completion guarantees, or similar instruments, workers’ compensation claims, health, disability or other employee benefits, self-insurance obligations, letters of credit, and bankers acceptances issued for the account of any Group Member, in each case listed under this clause (y), in the ordinary course of business, and including guarantees or obligations of any Group Member with respect to letters of credit supporting such appeal, payment, bid, performance or surety or other similar bonds, completion guarantees, or similar instruments, workers’ compensation claims, health, disability or other employee benefits, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

(g) (i) Contingent Obligations in respect of Indebtedness otherwise permitted to be incurred by such Group Member under this Section 6.01 (provided that (x) the foregoing shall not permit a non-Credit Party to guarantee Indebtedness that it could not otherwise incur under this Section 6.01 and (y) if any such Indebtedness is subordinated (including as to lien or collateral priority) to the Obligations, such Contingent Obligation shall be subordinated on terms at least as favorable to the Lenders) and (ii) Indebtedness constituting Investments permitted under Section 6.03 (other than Section 6.03(n));

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence;

(i) Indebtedness arising in connection with the endorsement of instruments for deposit in the ordinary course of business;

(j) Indebtedness in respect of netting services or overdraft protection or otherwise in connection with deposit or securities accounts in the ordinary course of business;

(k) Indebtedness consisting of (i) the financing of insurance premiums, (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business or (iii) Indebtedness in connection with financing committed expenses of Holdings or any of its Restricted Subsidiaries with respect to cloud computing (or similar services) and related services (including, without limitation, in connection with extended payment arrangements);

(l) unsecured Indebtedness of Holdings to its Subsidiaries at such times and in such amounts necessary to permit Holdings to receive any Dividend permitted to be made to Holdings pursuant to Section 6.06, so long as, as of the applicable date of determination, a Dividend for such purposes would otherwise be permitted to be made pursuant to Section 6.06; provided that any such Indebtedness shall be deemed to utilize on a dollar-for-dollar basis (but without duplication of any corresponding dollar-for-dollar reduction pursuant to Section 6.03(q), and solely for so long as such Indebtedness remains outstanding) the relevant basket under Section 6.06);

(m) subject to Section 6.03(f), intercompany Indebtedness owing (i) by and among the Credit Parties, (ii) by Restricted Subsidiaries that are not Credit Parties to Restricted Subsidiaries that are not Credit Parties, (iii) by Restricted Subsidiaries that are not Credit Parties to Credit Parties, and (iv) by Credit Parties to Subsidiaries that are not Credit Parties; provided that Indebtedness under this clause (m)(iv) shall be subordinated to the Obligations pursuant to the terms of the Intercompany Subordination Agreement or other subordination terms reasonably acceptable to the Administrative Agent;

(n) unsecured Indebtedness owing to employees, former employees, officers, former officers, directors, former directors (or any spouses, ex-spouses, or estates of any of the foregoing) of any Group Member in connection with the repurchase of Equity Interests of Holdings or any of its direct or indirect parent companies issued to any of the aforementioned employees, former employees, officers, former officers, directors, former directors (or any spouses, ex-spouses, or estates of any of the foregoing) of any Group Member not to exceed the sum of (i) the greater of $3,750,000 and 12.5% of Consolidated EBITDA for the most recently ended Test Period in the case of Indebtedness that does not constitute Subordinated Indebtedness plus (ii) the greater of $7,500,000 and 25.0% of Consolidated EBITDA for the most recently ended Test Period in the case of Subordinated Indebtedness, in each case, at any time outstanding;

(o) Indebtedness arising as a direct result of judgments, orders, awards or decrees against Holdings or any Restricted Subsidiaries, in each case not constituting an Event of Default;

(p) unsecured Indebtedness representing any Taxes to the extent such Taxes are being contested by any Group Member in good faith by appropriate proceedings and adequate reserves are being maintained by the Group Members in accordance with GAAP;

(q) Indebtedness assumed in connection with any Permitted Acquisition, other permitted Investment or Capital Expenditure; provided that (x) such Indebtedness was not incurred in contemplation of such Permitted Acquisition, other such Investment or such Capital Expenditure or (y) such Indebtedness (taken together with any Indebtedness reallocated to Section 6.01(u) pursuant to the second proviso therein) does not exceed the greater of $8,500,000 and 28.5% of Consolidated EBITDA for the most recent Test Period at any time outstanding;

(r) Indebtedness in an amount equal to the product of (x) 2 and (y)(i) the Cumulative Amount, plus (ii) the amount of Dividends that may be paid at such time pursuant to Section 6.06(j), (o) and/or (q); provided that any such Indebtedness incurred in reliance under this subclause (ii) shall be deemed to utilize on a dollar for dollar basis such corresponding basket under Section 6.06 plus (iii) the amount of Restricted Debt Payments permitted to be made pursuant to Section 6.09(a), (I) and/or (J); provided that any such Indebtedness incurred in reliance under this subclause (iii) shall be deemed to utilize on a dollar for dollar basis such corresponding basket under Section 6.09;

(s) Indebtedness of Restricted Subsidiaries that are not Credit Parties (but only to the extent non-recourse to the Credit Parties), and any guarantees thereof by Restricted Subsidiaries that are not Credit Parties, in aggregate principal amount not to exceed the greater of $30,000,000 and 100% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(t) Disqualified Capital Stock issued by the Borrower or the Restricted Subsidiaries to the extent that (i) such Disqualified Capital Stock is payment subordinated to the Obligations or (ii) the Consolidated Interest Coverage Ratio computed on a Pro Forma Basis as of the Applicable Date of Determination and for the most recently ended Test Period is no less than 1.75 to 1.00 for the most recently ended Test Period immediately prior to the incurrence thereof;

(u) First Lien Secured Indebtedness, Senior Secured Indebtedness, Junior Secured Indebtedness and Unsecured Indebtedness, in each case incurred for any purpose (including to finance a Permitted Acquisition, other permitted Investment or, to the extent not constituting a Purchase Money Obligation or a Capital Lease Obligation, Capital Expenditure) and in each case subject to compliance with the Inside Maturity Date Limitation; provided that on a Pro Forma Basis immediately after giving effect to each such incurrence and the application of the proceeds therefrom (including pursuant to any Permitted Acquisition or other Investment consummated in connection therewith or the repayment or prepayment of any Indebtedness with the proceeds thereof), and any disposition, incurrence of Indebtedness, or other appropriate pro forma adjustments in connection therewith (but without, for the avoidance of doubt, giving effect to any amounts incurred in connection therewith under the Fixed Incremental Amount, the First Lien Fixed Incremental Amount, the Revolving Commitments (as defined in the First Lien Credit Agreement) (and any Revolving Loans (as defined in the First Lien Credit Agreement) thereunder) or any other Fixed Amount Indebtedness basket (and, in each case, for the avoidance of doubt, for purposes of calculating the Consolidated Interest Coverage Ratio, without giving effect to any interest expense attributable to any such Indebtedness incurred in connection therewith under the Fixed Incremental Amount, the First Lien Fixed Incremental Amount, the Revolving Commitments (as defined in the First Lien Credit Agreement) (and any Revolving Loans (as defined in the First Lien Credit Agreement) thereunder) or any other Fixed Amount Indebtedness, but otherwise excluding the cash proceeds of any such Indebtedness from cash and Cash Equivalents)), (i) in the case of First Lien Secured Indebtedness, the First Lien Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period is not greater than the greater of (A) 5.75 to 1.00 and (B) if incurred in connection with a Permitted Acquisition or other Investment, the First Lien Leverage Ratio as of the Applicable Date of Determination for the applicable Test Period immediately prior to the incurrence thereof; (ii) in the case of Senior Secured Indebtedness, the Senior Secured Leverage Ratio as of the Applicable Date of

Determination and for the applicable Test Period is not greater than the greater of (A) 8.25 to 1.00 and (B) if incurred in connection with a Permitted Acquisition or other Investment, the Senior Secured Leverage Ratio as of the Applicable Date of Determination for the applicable Test Period immediately prior to the incurrence thereof; and (iii) in the case of Junior Secured Indebtedness described in clause (b) of the definition thereof, Unsecured Indebtedness or any Indebtedness that is secured by assets not constituting Collateral, the Total Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period is not greater than the greater of (I) 8.75 to 1.00 and (II) if incurred in connection with a Permitted Acquisition or other Investment, the Total Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period immediately prior to the incurrence thereof; provided, that (w) the amount available pursuant to the immediately preceding clauses (i), (ii) or (iii), may, in each case, at the Borrower’s election in its sole discretion, be increased by an amount equal to either (or both of) any unutilized amount which would otherwise be available under Section 6.01(q)(y) or any unutilized portion of the Fixed Incremental Amount; provided, that to the extent the Fixed Incremental Amount is utilized to increase the amount available to the Borrower and its Restricted Subsidiaries pursuant to clauses (i), (ii) or (iii) of this Section 6.01(u), any such amount utilized for such purpose shall reduce, dollar for dollar, clause (i) of the Maximum Incremental Facilities Amount (this subclause (w) together with the following clause (x), the “Fixed Incremental Reallocation Provision”), (x) any Indebtedness originally incurred under this Section 6.01(u) in reliance on the Fixed Incremental Reallocation Provision shall be automatically and immediately reclassified (unless the Borrower otherwise elects from time to time) as having been incurred under the Incurrence-Based Amount baskets set forth in the preceding clauses (i), (ii) or (iii), in each case, at any time the Borrower would be permitted to incur the aggregate principal amount of the Indebtedness being so reclassified thereunder, as applicable (for purposes of clarity, with any such reclassification having the effect of increasing the Borrower’s ability to incur Indebtedness under this Section 6.01(u) in reliance on the Fixed Incremental Reallocation Provision and under clause (i) of the Maximum Incremental Facilities Amount, in each case, on and after the date of such reclassification by the amount of Indebtedness so re-designated) and (z) that the amount of such Indebtedness incurred pursuant to this clause (u) by Restricted Subsidiaries that are not Credit Parties shall not exceed the greater of $30,000,000 and 100% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(v) Indebtedness in connection with any accounts receivable factoring facility in compliance with Section 6.05(q);

(w) Indebtedness in the amount equal to the product of (x) 2 and (y) the amount of the of the aggregate cash equity contributions (excluding in respect of Disqualified Capital Stock) made to the Borrower by Holdings or any direct or indirect parent thereof after the Closing Date to the extent Not Otherwise Applied;

(x) additional Indebtedness (or Disqualified Capital Stock) of the Borrower and the Restricted Subsidiaries; provided that, immediately after giving effect to any of incurrence of Indebtedness under this clause (x), the sum of the aggregate principal amount of Indebtedness outstanding under this clause (x) shall not exceed the greater of $18,750,000 and 62.5% of Consolidated EBITDA for the most recently ended Test Period at such time;

(y) to the extent constituting Indebtedness, advances in respect of transfer pricing or shared services agreements that are permitted by Section 6.03(z);

(z) to the extent constituting any Indebtedness, any contingent liabilities arising in connection with any stock options;

(aa) Indebtedness pursuant to trade letters of credit in an aggregate amount not to exceed the greater of $7,500,000 and 25.0% of Consolidated EBITDA for the most recently ended Test Period;

(bb) Indebtedness (i) incurred in a Permitted Acquisition, any other Investment or any Asset Sale, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including Earn-Outs and any other contingent consideration obligations or deferred purchase price obligations or any Indebtedness incurred to finance such obligations) or other similar adjustments, or (ii) outstanding at any time to the seller of any business or assets permitted to be acquired by Holdings or any Restricted Subsidiary hereunder;

(cc) Indebtedness under Cash Management Agreements and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements, in each case, incurred in the ordinary course of business;

(dd) Indebtedness representing deferred compensation or other similar arrangements incurred in the ordinary course of business or in connection with a Permitted Acquisition or a similar permitted Investment;

(ee) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (dd) above and (ff) through (jj) below;

(ff) customary indemnities contained in mandate, engagement and commitment letters, facility agreements, purchase agreements and indentures, in each case entered into in respect of Indebtedness permitted pursuant to this Section 6.01 and any Permitted Refinancing in respect thereof;

(gg) Indebtedness of any Credit Parties in connection with joint ventures, in aggregate principal amount not to exceed the greater of $8,500,000 and 28.5% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding; and

(hh) Indebtedness in respect of Sale Leaseback Transactions and any Permitted Refinancings of thereof, in an aggregate amount for all such Indebtedness under this clause not to exceed, at any time outstanding, the greater of $8,500,000 and 28.5% of Consolidated EBITDA for the most recently ended Test Period.

The accrual of interest, unused line fees, letter of credit and letter of credit fronting fees and expense reimbursement obligations, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be prohibited by Section 6.01.

Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) Liens for Taxes not yet delinquent and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(b) Liens in respect of property of any Group Member imposed by Requirements of Law, (i) which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business or otherwise pertaining to Indebtedness permitted under Section 6.01(f) and (h) which do not in the aggregate materially detract from the value of the property of the Group Members, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Group Members, taken as a whole, and which, if they secure obligations that are then more than thirty (30) days overdue and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, or (ii) arising mandatorily on the assets of any Foreign Subsidiary;

(c) any Lien in existence on the Closing Date and, to the extent securing Indebtedness in excess of $3,500,000 per Lien, set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness, if any, greater than the amount of such Indebtedness secured on the Closing Date or any Permitted Refinancing thereof and (ii) does not encumber any property in a material manner other than the property subject thereto on the Closing Date and any proceeds therefrom (any such Lien, an “Existing Lien”);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, conditions, licenses, encroachments, protrusions and other similar charges or encumbrances, and title deficiencies on or other irregularities with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness or (ii) individually or in the aggregate materially interfering with the ordinary conduct of the business and operations of the Group Members at such Real Property and the value, use and occupancy thereof;

(e) Liens to the extent arising out of judgments, orders, attachments, decrees or awards not resulting in an Event of Default;

(f) Liens (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred to secure the performance of appeal bonds or incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs bonds and statutory bonds, bids, leases (including deposits with respect thereto), government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i)

with respect to subclauses (x), (y) and (z) of this clause (f), such Liens are for amounts not yet delinquent or, to the extent such amounts are so delinquent, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings or orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien and (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and cash equivalents (including Cash Equivalents);

(g) Leases, subleases, licenses and sublicenses of any Property (other than Intellectual Property) of any Group Member granted by such Group Member to third parties, in each case entered into in the ordinary course of such Group Member’s business;

(h) any interest or title of a lessor, sublessor, licensor, sublicensor, licensee or sublicensee under any lease, sublease, license or sublicense not prohibited by this Agreement or the other Security Documents;

(i) Liens which may arise as a result of municipal and zoning codes and ordinances, building and other land use laws imposed by any Governmental Authority which are not violated in any material respect by existing improvements or the present use or occupancy of any real property;

(j) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Group Member in the ordinary course of business in accordance with the past practices of such Group Member;

(k) Liens securing Indebtedness incurred pursuant to Section 6.01(e) and Section 6.01(hh) and other Purchase Money Obligations and Capital Lease Obligations permitted to be incurred pursuant to Section 6.01; provided that (other than with respect to any Sale Leaseback Transaction) any such Liens attach only to the property being financed pursuant to such Indebtedness (or the same property securing such Indebtedness immediately prior to any Permitted Refinancing thereof);

(l) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Group Member, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(m) Liens on property or assets of a person existing at the time such person or asset is acquired or merged with or into or consolidated with any Group Member to the extent not prohibited hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon or pursuant to an after-acquired property clause in the applicable security documents) and are no more favorable (as reasonably determined by the Borrower) to the lienholders than such existing Lien;

(n) (i) Liens granted pursuant to the Security Documents to secure the Obligations (including Indebtedness incurred pursuant to Section 2.20, Section 2.21, Section 2.22 and Section 2.23 hereof (in each case, for the avoidance of doubt, whether incurred pursuant hereto and to the other Loan Documents and secured pursuant to the Security Documents or, if permitted, and subject to the terms and conditions set forth in, such Sections, incurred and secured pursuant to separate documentation)), (ii) any Liens securing Indebtedness incurred pursuant to Section 6.01(u), Permitted Incremental Equivalent Debt, Permitted Pari Passu Refinancing Debt and Permitted Junior Refinancing Debt (in each case, to the extent permitted pursuant to the terms of such definition); provided, in each case, that such Liens are subject to any subordination or intercreditor requirements set forth in the applicable definitions or sections referenced above in this Section 6.02(n), and (iii) Liens securing the Indebtedness incurred under the First Lien Documents (including First Lien Obligations and Indebtedness incurred after the Closing Date pursuant to Section 2.20, Section 2.21, Section 2.22 and Section 2.23 of the First Lien Credit Agreement (as in effect on the date hereof) (in each case, for the avoidance of doubt, whether incurred and secured pursuant to the First Lien Loan Documents or, if permitted, and subject to the terms and conditions set forth in, such Sections, incurred and secured pursuant to separate documentation)), Section 6.01(u) of the First Lien Credit Agreement (as in effect on the date hereof), any First Lien Incremental Facility, any First Lien Permitted Incremental Equivalent Debt, any First Lien Credit Agreement Refinancing Indebtedness or any First Lien Permitted Debt Exchange Notes and any Permitted Refinancing (as defined in the First Lien Credit Agreement (as in effect on the date hereof)) in respect of any thereof (as permitted under the First Lien/Second Lien Intercreditor Agreement) to the extent such Indebtedness is incurred and outstanding pursuant to, and in compliance with Section 6.01(c) and such Liens are subject to, the terms of the First Lien/Second Lien Intercreditor Agreement (and/or an Other Intercreditor Agreement, as applicable); provided that notwithstanding anything herein or in the First Lien Credit Agreement to the contrary, the Borrower shall not be permitted to incur any Lien on the Collateral securing obligations under any First Lien Incremental Facility, any First Lien Permitted Incremental Equivalent Debt or any Permitted Refinancings in respect of any thereof that is junior to the Liens on the Collateral securing the obligations under the First Lien Documents but senior to the Liens securing the Obligations; provided, further, that no Indebtedness will be deemed to be secured by Liens that are junior to the Liens on the Collateral securing the obligations under the First Lien Documents if by virtue of the application of a waterfall or other payment ordering provisions affecting different tranches of obligations under the First Lien Documents such Indebtedness ranks junior in payment priority to the obligations under the First Lien Documents;

(o) licenses and sublicenses of Intellectual Property granted by any Group Member in the ordinary course of business or not interfering in any material respect with the ordinary conduct of business of the Group Members;

(p) the filing of UCC (or equivalent) financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(q) Liens securing Indebtedness incurred pursuant to Section 6.01(r);

(r) Liens securing Indebtedness incurred pursuant to Section 6.01(w);

(s) Liens attaching solely to cash earnest money deposits in connection with an Investment permitted by Section 6.03 (other than Section 6.03(j));

(t) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(u) Liens granted by a Restricted Subsidiary to any other Restricted Subsidiary, including, without limitation, to the extent securing Indebtedness incurred pursuant to Section 6.01(m);

(v) Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto under Section 6.01(k);

(w) Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x) Liens of any Group Member with respect to Indebtedness and other obligations that do not in the aggregate exceed the sum of (a) the greater of $18,750,000 and 62.5% of Consolidated EBITDA for the most recently ended Test Period at any time and (b) any accrued interest thereon and any interest paid in kind on any Indebtedness or other obligations described in clause (a) above;

(y) Liens (i) securing Indebtedness incurred pursuant to Sections 6.01(s) and (gg) and (ii) on assets or property of Restricted Subsidiaries or any joint ventures that are not Credit Parties securing Indebtedness and other obligations of such Restricted Subsidiary that is not a Credit Party permitted to be incurred pursuant to Section 6.01 (so long as such Liens do not extend to the assets of any Credit Parties);

(z) Liens on (A) Receivables Assets and related assets incurred in connection with a Receivables Facility and (B) Securitization Assets and related assets arising in connection with a Qualified Securitization Financing, in each case, in compliance with Section 6.05(q);

(aa) Liens securing Indebtedness incurred pursuant to Section 6.01(q) (so long as such Liens secure only the same assets (and any after acquired assets pursuant to any after-acquired property clause in the applicable security documents) and the same Indebtedness that such Liens secured, immediately prior to the assumption of such Indebtedness, and so long as such Liens were not created in contemplation of such assumption) and (u) (to the extent permitted to be secured, and on the lien priorities described, by the terms thereof);

(bb) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.03 to be applied against the purchase price for such Investment;

(cc) Liens on Equity Interests (i) deemed to exist in connection with any options, put and call arrangements, rights of first refusal and similar rights relating to Investments in Persons that are not Restricted Subsidiaries of Holdings or (ii) of any joint venture or similar arrangement pursuant to any joint venture or similar arrangement;

(dd) restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements, in each case, solely to the extent such disposition would be permitted pursuant to the terms hereof;

(ee) Liens on any assets not constituting Collateral;

(ff) Liens securing any Indebtedness permitted to be incurred pursuant to Section 6.01; provided that such Indebtedness is secured on a junior lien basis to the Obligations pursuant to a an Other Intercreditor.

For the avoidance of doubt, the accrual of interest, unused line fees, letter of credit and letter of credit fronting fees, and expense reimbursement obligations, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, in each case with respect to obligations secured by Liens, shall not be prohibited by, or reduce “basket” availability under, this Section 6.02.

Section 6.03 Investments, Loans and Advances. Lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any Equity Interests, bonds, notes, debentures, guarantees or other securities of, or make any capital contribution to, or acquire assets constituting all or substantially all of the assets of, or acquire assets constituting a line of business, business unit or division of, any other person (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) the Group Members may consummate the Transactions in accordance with the provisions of the Loan Documents;

(b) (i) Investments outstanding, contemplated or made pursuant to binding commitments in effect on the Closing Date and (to the extent in excess, individually, of the greater of $3,750,000 or 12.5% of Consolidated EBITDA for the most recently ended Test Period) identified on Schedule 6.03(b) and (ii) Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment described in clause (i) above; provided that the amount of any Investment permitted pursuant to this clause (ii) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment (including in respect of any unused commitment) as of the Closing Date or as otherwise permitted by this Section 6.03;

(c) the Group Members may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, and other cash equivalent Investments, (iii) endorse negotiable instruments held for collection or deposit in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d) Hedging Obligations permitted by Section 6.01(d) or otherwise in connection with non-speculative Hedging Agreements or similar arrangements (including in connection with the terminations or unwinding thereof);

(e) loans and advances (x) to directors, consultants, employees and officers of any Group Member (whether or not currently serving as such) (i) in the ordinary course of business, or otherwise for bona fide business purposes in an aggregate amount not to exceed the greater of $4,750,000 and 16.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding, (ii) to purchase Equity Interests of Holdings or any of its direct or indirect parent companies (provided that, in the case of this clause (ii), any such amount loaned or advanced is simultaneously used to purchase such Equity Interests; to the extent paid in cash, such amounts shall be contributed to a Credit Party) or (iii) in the form of notes upon the exercise of stock options, (iv) constituting advances of payroll or expenses and (y) consisting of commissions advanced to producers that may not be earned through personal production and that are earned over time or written off by the Borrower as unearned salary;

(f) Investments (i) by any Group Member in a Credit Party, (ii) by any Group Member that is not a Credit Party in any other Group Member and (iii) by any Credit Party in any Restricted Subsidiary that is not a Subsidiary Guarantor; provided any such Investments incurred in reliance on this subclause (iii) shall not exceed the greater of $30,000,000 and 100% of Consolidated EBITDA for the most recently ended Test Period in the aggregate;

(g) Investments in securities or other assets of trade creditors or customers in the ordinary course of business received in settlement of bona fide disputes or upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h) Investments held by any Group Member as a result of consideration received in connection with an Asset Sale or other disposition made in compliance with Section 6.05 (other than Section 6.05(e));

(i) Permitted Acquisitions; provided, that Permitted Acquisitions of entities which become non-Guarantor Restricted Subsidiaries under this Agreement shall not exceed the greater of $30,000,000 and 100% of Consolidated EBITDA for the most recently ended Test Period in the aggregate;

(j) any Group Member may make pledges and deposits permitted under Section 6.02;

(k) any Group Member may make a loan that could otherwise be made as a distribution permitted under Section 6.06 (with a commensurate dollar-for-dollar reduction of their ability to make additional distributions under such Section, for so long as such loan remains outstanding);

(l) Investments consisting of earnest money deposits required in connection with a Permitted Acquisition or other permitted Investment;

(m) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates, amalgamates or merges with any Group Member (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation, amalgamation or merger;

(n) Contingent Obligations and other Indebtedness permitted by Section 6.01 (other than Section 6.01(g)(ii)), performance guarantees, and transactions permitted under Section 6.04 (other than Section 6.04(b));

(o) redemptions, repurchases or acquisitions of Indebtedness of any Group Member to the extent not prohibited by Section 6.09;

(p) (x) Investments in deposit and investment accounts (including, for the avoidance of doubt, eurocurrency investment accounts) opened in the ordinary course of business with financial institutions and (y) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(q) unsecured intercompany advances by any Group Member to Holdings for purposes and in amounts that would otherwise be permitted to be made as Dividends to Holdings pursuant to Section 6.06; provided that the principal amount of any such loans shall, for so long as such loans remain outstanding, reduce dollar-for-dollar (but without duplication of any corresponding dollar-for-dollar reduction pursuant to Section 6.01(l)) the amounts that would otherwise be permitted to be paid for such purpose in the form of Dividends pursuant to such Section;

(r) Investments to the extent constituting the reinvestment of the Net Cash Proceeds arising from any Asset Sale (or other disposition) or Casualty Events to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or Capital Assets or assets that are otherwise used or useful in the business of the Group Members (including pursuant to a Permitted Acquisition, Investment or Capital Expenditure);

(s) Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed the greater of $11,250,000 and 37.5% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(t) purchases and other acquisitions of inventory, materials, equipment, intangible property and other assets in the ordinary course of business;

(u) (i) leases and subleases of real or personal property and (ii) licenses and sublicenses of Intellectual Property permitted under Section 6.02(o) and other personal property in the ordinary course of business;

(v) Investments to the extent that payment for such Investments is made solely with cash contributions from the issuance of Equity Interests (other than Disqualified Capital Stock) of Holdings or other contributions to Holdings that are not in exchange for Disqualified Capital Stock, in each case the proceeds of which are contributed as cash common equity to any Credit Party and Not Otherwise Applied;

(w) Investments in joint ventures of any Group Member; provided that the aggregate amount of such Investments outstanding at any time under this clause (w) shall not exceed the greater of $8,500,000 and 28.5% of Consolidated EBITDA for the most recently ended Test Period; provided, further, that for the avoidance of doubt, to the extent a joint venture of any Group Member becomes a Restricted Subsidiary, any Investments incurred pursuant to this clause (w) may be re-categorized (at the Borrower’s election) as an Investment incurred pursuant to clause (f) of this Section 6.03;

(x) Investments in an aggregate amount not to exceed the Cumulative Amount; provided that any Limited Condition Transaction remains subject to the terms of Section 1.06 hereof;

(y) other Investments in an aggregate amount at any time not to exceed the greater of (i) $18,750,000 and (ii) 62.5% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding, plus (A) the aggregate total of all other amounts available to be utilized for Restricted Debt Payment pursuant to Section 6.09(a) (including, without limitation Section 6.09(a)(I)), plus (B) the aggregate total of all other amounts available to be utilized for Dividends pursuant to Section 6.06 (including, without limitation Section 6.06(j)), which the Borrower may, from time to time, in the case of (A) and (B), elect to re-allocate to the making of Investments pursuant to this Section 6.03(y); provided, that, in each case, any such re-allocated amount shall reduce the applicable basket under Section 6.06 or 6.09(a) from which availability was re-allocated on a dollar-for-dollar basis;

(z) to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) that are (A) in the ordinary course of business and consistent with the Group Members’ historical practices and (B) funded not more than 120 days in advance of the applicable transfer pricing and cost-sharing payment;

(aa) advances of payroll payments to employees in the ordinary course of business;

(bb) so long as no Event of Default pursuant to Section 8.01(a), (b), (g) or (h) has occurred and is continuing or would immediately result therefrom, unlimited additional Investments; provided that on a Pro Forma Basis, the Total Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period shall be no greater than 8.25 to 1.00; further provided that any Limited Condition Transaction remains subject to the terms of Section 1.06 hereof;

(cc) Investments in the ordinary course of business (x) consisting of customary trade arrangements with customers consistent with past practices and (y) in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors;

(dd) (a) any Investment in a Receivables Subsidiary or a Securitization Subsidiary in order to effectuate a Receivables Facility or Qualified Securitization Financing, respectively, or any Investment by a Receivables Subsidiary or Securitization Subsidiary in any other Person in connection with a Receivables Facility or a Qualified Securitization Financing, respectively; provided, however, that any such Investment in a Receivables Subsidiary or a Securitization Subsidiary is in the form of a contribution of additional Receivables Assets or Securitization Assets, as applicable, or as equity or subordinated loan, and (b) distributions or payments of Receivables Fees or Securitization Fees and purchases of Receivables Assets or Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Receivables Facility or a Qualified Securitization Financing, respectively;

(ee) Investments resulting from the exercise of drag-along rights, put-rights, call-rights or similar rights under joint venture or similar documents;

(ff) Investments in similar businesses in an aggregate amount outstanding at any time not to exceed the greater of $17,000,000 and 56.5% of Consolidated EBITDA for the most recently ended Test Period;

(gg) (i) IPO Reorganization Transactions and (ii) reorganizations and other activities related to tax planning and other reorganizations; provided, in the case of this clause (ii) that, in the reasonable business judgment of the Borrower, after giving effect to any such reorganizations and activities, there is no material adverse impact on the value of the (A) Collateral granted (or the security interests granted thereon) to the Collateral Agent for the benefit of the Lenders or (B) Guarantees in favor of the Lenders, in the case of each of clauses (A) and (B), taken as a whole (any reorganizations and activities described in clause (ii) above, “Permitted Reorganizations”);

(hh) acquisitions of Equity Interests from minority investors in an aggregate amount outstanding at any time not to exceed the greater of $4,750,000 and 16.0% of Consolidated EBITDA for the most recently ended Test Period;

(ii) loans and the granting of credit arising in connection with the ordinary course provision of shared or outsourced services between Group Members in an aggregate amount outstanding at any time not to exceed the greater of $4,750,000 and 16.0% of Consolidated EBITDA for the most recently ended Test Period; and

(jj) Investments arising in connection with the equitization of outstanding intercompany Indebtedness to the extent the incurrence of such Indebtedness is permitted hereunder.

The amount of any Investment shall be the initial amount of such Investment less all returns of principal, capital, Dividends and other cash returns therefrom (including, without limitation, any repayments, interest, returns, profits, distributions, income or similar amounts received in cash in respect of any Investment in any Unrestricted Subsidiary and the designation thereof) less the proceeds from the disposition of any portion of such Investment, and less all liabilities expressly assumed by another person in connection with the sale of such Investment; provided that any reduction in the initial amount of such Investment (including upon the re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary) shall be without duplication of any increase in the Cumulative Amount.

Section 6.04 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or consummate a merger or consolidation, except that the following shall be permitted:

(a) Asset Sales or other dispositions in compliance with Section 6.05 (other than clause (d) thereof);

(b) Investments permitted pursuant to Section 6.03 (other than clause (n) thereof);

(c) (x) any Group Member (other than the Borrower) may merge or consolidate with or into the Borrower or any Subsidiary Guarantor (as long as the Borrower is the surviving person in the case of any merger or consolidation involving the Borrower, and such Subsidiary Guarantor is the surviving person in the case of any merger or consolidation involving such Subsidiary Guarantor (other than mergers or consolidations involving the Borrower)), and (y) any Restricted Subsidiary (other than the Borrower) that is not a Guarantor may merge or consolidate with or into any other Restricted Subsidiary (other than the Borrower) that is not a Guarantor;

(d) a merger or consolidation pursuant to, and in accordance with, the definition of “Permitted Acquisition” to the extent necessary to consummate such Permitted Acquisition;

(e) any Restricted Subsidiary (other than the Borrower, subject to clause (f) below) may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to have a Material Adverse Effect;

(f) the Borrower may merge or consolidate with another Borrower or any Borrower may dissolve, liquidate or wind up its affairs; provided, that if Bluefin Holding is not the surviving person of any such merger or consolidation to which Bluefin Holding is a party, the surviving person of such merger or consolidation shall assume all of the rights and obligations of Bluefin Holding hereunder and under the other Loan Documents in its role as the Borrower; provided, further, that any such merger or consolidation, as applicable, would not reasonably be expected to have a Material Adverse Effect; and

(g) Permitted Reorganizations and IPO Reorganization Transactions.

Section 6.05 Asset Sales. Sell, lease, assign, transfer or otherwise dispose of any property, except that the following shall be permitted:

(a) (x) sales, transfers, leases, subleases and other dispositions of inventory in the ordinary course of business, property no longer used or useful in the business or worn out, or obsolete, uneconomical, negligible or surplus property by any Group Member in the ordinary course of business, (y) the abandonment, allowance to lapse or other disposition of Intellectual Property that is, in the reasonable business judgment of the Borrower, immaterial or no longer economically practicable to maintain or (z) sales, transfers, leases, subleases and other dispositions of property by any Group Member (including Intellectual Property) that is, in the reasonable business judgment of the Borrower, immaterial or no longer used or useful in the business;

(b) any sale, lease, assignment, transfer or disposition (other than a sale of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries); provided that (i) such sale, lease, assignment, transfer or disposition shall be for fair market value (as determined by the Borrower in good faith) and (ii) with respect to any aggregate consideration received in respect thereof in excess of the greater of $5,625,000 and 19.0% of Consolidated EBITDA for the most recently ended Test period, at least 75% of the aggregate purchase price for all property subject to such sale, lease, assignment, transfer or disposition, when taken together with all other such dispositions effected in reliance on this Section 6.05(b) since the Closing Date, and/or shall be paid in cash or Cash Equivalents (with (x) assumed liabilities or Indebtedness (in each case, including those of Holdings, the Borrower or any Subsidiary) and (y) any long term assets used or useful in the business of Holdings or any Subsidiary that is a Credit Party, in each case, treated as cash and other Designated Noncash Consideration treated as cash so long as the total Designated Noncash Consideration outstanding at any time does not exceed the greater of $9,500,000 and 31.5% of Consolidated EBITDA for the most recently ended Test Period in the aggregate, and provided that the amount of the proceeds of any portion of any such disposition that would be permitted under Section 6.05(n) shall be excluded from the numerator and denominator of such calculation);

(c) (x) leases, assignments and subleases of real or personal property in the ordinary course of business and (y) licenses and sublicenses of Intellectual Property otherwise permitted under Section 6.02;

(d) transactions in compliance with Section 6.04 (other than Section 6.04(a));

(e) Investments in compliance with Section 6.03 (other than Section 6.03(h)), Liens in compliance with Section 6.02, Dividends in compliance with Section 6.06 and Restricted Debt Payments in compliance with Section 6.09;

(f) sales (i) of any non-core assets acquired in connection with any Permitted Acquisitions or other Investments in compliance with Section 6.03 (other than Section 6.03(h)), or (ii) to obtain the approval of an anti-trust authority to a Permitted Acquisition or other permitted Investment;

(g) sales, discounts or forgiveness of customer delinquent notes or accounts receivable (including, in all events, the disposition of delinquent accounts receivable pursuant to any factoring arrangement) in the ordinary course of business or in connection with the settlement, collection or compromise thereof;

(h) use of cash and dispositions of Cash Equivalents in the ordinary course of business;

(i) sales, transfers, leases and other dispositions of assets of Holdings and its Restricted Subsidiaries that do not constitute Collateral;

(j) sales, transfers, leases and other dispositions (i) to the Borrower or to any other Credit Party, (ii) to any Restricted Subsidiary that is not a Credit Party from another Restricted Subsidiary that is not a Credit Party, or (iii) to any of the Restricted Subsidiaries that are not Credit Parties from a Credit Party, so long as, in the case of this clause (iii), (A) the consideration received from a Restricted Subsidiary that is not a Credit Party by a Credit Party is not below fair market value and (B) to the extent any consideration received from a Restricted Subsidiary that is not a Credit Party by a Credit Party is less than fair market value, such amount below fair market value does not exceed the greater of $30,000,000 and 100% of Consolidated EBITDA for the most recently ended Test Period in the aggregate during the term of this Agreement or (C) such sale, transfer, lease or other disposition is in connection with a reorganization or other activity related to tax planning and, in the reasonable business judgment of the Borrower, upon giving effect to such sale, transfer, lease or other disposition, there is no material adverse impact on the value of the (x) Collateral granted to the Collateral Agent (including the security interests thereon) for the benefit of the Lenders or (y) Guarantees in favor of the Lenders; provided, that for purposes of this Section 6.05(j), “fair market value” shall be as determined in good faith by the Borrower;

(k) sales, transfers, leases and other dispositions of property to the extent required by any Governmental Authority or otherwise pursuant to any Requirements of Law;

(l) sales, transfers, leases and other dispositions of property to the extent that such property constitutes an Investment permitted by Section 6.03(h) or another asset received as consideration for the disposition of any asset permitted by this Section;

(m) sales or dispositions of immaterial Equity Interests to qualify directors where required by applicable Requirements of Law or to satisfy other similar Requirements of Law with respect to the ownership of Equity Interests;

(n) any concurrent purchase and sale or exchange of any asset used or useful in the business of the Borrower and the Restricted Subsidiaries or in any line of business permitted hereunder, or any combination of any such assets and cash or Cash Equivalents, between the Borrower or a Restricted Subsidiary on one hand and another person in the other;

(o) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Group Member;

(p) the sale or disposition of Unrestricted Subsidiaries; 157

(q) any disposition of Receivables Assets in connection with any Receivables Facility, any disposition of Securitization Assets in connection with any Qualified Securitization Financing and any other disposition in connection with a factoring arrangement;

(r) dispositions in process, contemplated or made pursuant to binding commitments in effect on the Closing Date and (to the extent in excess, individually, of the greater of $3,750,000 or 12.5% of Consolidated EBITDA for the most recently ended Test Period) identified on Schedule 6.05(r);

(s) other sales or dispositions in an amount not to exceed the greater of $4,750,000 and 16.0% of Consolidated EBITDA for the most recently ended Test Period per transaction (or series of related transactions);

(t) Sale Leaseback Transactions;

(u) surrender or waiver of contractual rights and settlements, releases or waivers of contractual or litigation claims in the ordinary course of business;

(v) any disposition, unwinding or termination of Hedging Agreements or transactions contemplated thereby;

(w) Permitted Reorganizations and IPO Reorganization Transactions; and

(x) forgiveness of Indebtedness resulting from equitization of outstanding intercompany Indebtedness.

To the extent the Required Lenders or all of the Lenders, as applicable, waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Credit Party) shall be sold automatically free and clear of the Liens created by the Security Documents, and the Agents shall take all actions they reasonably deem appropriate in order to effect the foregoing. Notwithstanding anything to the contrary herein, the issuance of capital stock by any Restricted Subsidiary of Holdings shall not constitute a sale, lease, assignment, transfer or disposition of property.

Section 6.06 Dividends. Authorize, declare or pay any Dividends with respect to any Group Member, except that the following shall be permitted (subject to the provisos in each of subclause (l) of Section 6.01 and subclause (q) of Section 6.03):

(a) Dividends by any Group Member (x) to the Borrower or any Subsidiary Guarantor, (y) to any Subsidiary that is not a Guarantor; provided that any such Dividend under this clause (y) is either (I) paid only in Equity Interests of such Group Member (other than Disqualified Capital Stock) or (II) if paid in cash, is paid to all equityholders on a pro rata basis, and (z) to Holdings paid only in Equity Interests in kind;

(b) payments to Holdings (and/or (without duplication) any direct or indirect parent company of Holdings) to permit Holdings (or any such direct or indirect parent company of Holdings) to repurchase or redeem Qualified Capital Stock of Holdings (or any direct or indirect parent company of Holdings) held by current or former officers, directors, employees or consultants (or their respective transferees, spouses, ex-spouses, heirs, family members, estates or beneficiaries under their estates) of any Group Member (including, without limitation, upon their death, disability, retirement, severance or termination of employment or service or to make payments on Indebtedness issued to buy such Qualified Capital Stock, including, without limitation, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration (for the avoidance of doubt excluding cancellation of Indebtedness owed by such person) paid for all such redemptions and payments shall not exceed, in any fiscal year, the sum of (i) the greater of $7,500,000 and 25.0% of Consolidated EBITDA (or, following the consummation of an IPO, $9,500,000 and 31.5% of

Consolidated EBITDA) for the most recently ended Test Period; provided, that such amount may be increased by (x) up to the greater of $3,750,000 and 12.5% of Consolidated EBITDA (or, following the consummation of an IPO, $5,625,000 and 19.0% of Consolidated EBITDA) for the most recently ended Test Period, solely to the extent the amount available under this clause (i) was not utilized in the immediately preceding fiscal year or (y) by up to the greater of $3,750,000 and 12.5% of Consolidated EBITDA (or, following the consummation of an IPO, $5,625,000 and 19.0% of Consolidated EBITDA) for the most recently ended Test Period solely to the extent that any such additional amount utilized pursuant to this clause (y) shall reduce the amount of Dividends permitted pursuant to this Section 6.06(b)(i) in the subsequent fiscal year on a dollar-for-dollar basis, plus (ii) the net cash proceeds of any “key-man” life insurance policies of any Group Member that are used to repurchase or redeem Qualified Capital Stock of Holdings (or any direct or indirect parent company of Holdings) held by the Person covered by the applicable “key-man” life insurance policy or such Person’s spouse, ex-spouse, estate or beneficiaries under the estate of the Person covered by the applicable “key-man” life insurance policy or to make payments on Indebtedness issued to buy such Qualified Capital Stock upon such Person’s death or disability;

(c) the Borrower and any Subsidiaries of Holdings may make Dividends to Holdings (and Holdings may pay to any direct or indirect parent company of Holdings) to permit Holdings (or any such direct or indirect parent company of Holdings) to make tax distributions to Topco’s members pursuant to Section 4.1(b) of that certain Second Amended and Restated Limited Liability Company Agreement of Topco, dated July 1, 2019 (as amended by that certain Amendment No. 1 thereto, dated as of the Closing Date), by and between the members signatory thereto (as such agreement may be further amended, restated, amended and restated, supplemented and/or modified from time to time following the date hereof in a manner that is not materially adverse to the interests of the Lenders or with the prior written consent of the Administrative Agent in the Administrative Agent’s sole discretion);

(d) repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represent a portion of the exercise price or withholding tax thereof;

(e) distributions or payments of Receivables Fees and Securitization Fees;

(f) the Group Members may make Dividends to Holdings and/or (without duplication) Holdings’ direct or indirect equity holders using the Cumulative Amount; provided that any Limited Condition Transaction remains subject to the terms of Section 1.06 hereof; provided further that to the extent such Dividend is made in reliance on clause (b) of the definition of “Cumulative Amount”, (i) the Total Leverage Ratio computed on a Pro Forma Basis as of the Applicable Date of Determination and for the most recently ended Test Period is no greater than 8.25 to 1.00 and (ii) no Event of Default under Section 8.01(a) or (b) shall have occurred and be continuing or would immediately result therefrom;

(g) Dividends made solely in Equity Interests of Holdings (other than Disqualified Capital Stock);

(h) Dividends to finance payments expressly permitted by Section 5.18(d) and payments for reasonable director fees and reasonable and documented director indemnities and expenses (which for the avoidance of doubt, may be paid as a Dividend);

(i) Dividends to the extent that payment for such Dividends is made solely with cash contributions from the issuance of Equity Interests (other than Disqualified Capital Stock) of Holdings, which are contributed as cash common equity to any Credit Party and Not Otherwise Applied;

(j) so long as no Event of Default under Section 8.01(a) or (b) shall have occurred and be continuing or would immediately result therefrom, additional Dividends may be made by any Group Member to Holdings and/or (without duplication) Holdings’ direct or indirect equity holders) in an aggregate amount not to exceed the greater of $15,000,000 and 50.0% of Consolidated EBITDA for the most recently ended Test Period, less, for the avoidance of doubt, the aggregate amount re-allocated by the Borrower pursuant to Section 6.01(r), Section 6.03(y), or Section 6.09(a)(I);

(k) distributions for (i) administrative, overhead and related expenses (including franchise and similar taxes required to maintain corporate existence and other legal, accounting and other overhead expenses) of Holdings or any direct or indirect parent of Holdings to the extent directly attributable to the operations or ownership of the Group Members, and (ii) Public Company Costs;

(l) so long as no Event of Default under Section 8.01(a), (b), (g) or (h) shall have occurred and be continuing or would immediately result therefrom, distributions to any of Holdings’ direct or indirect equity holders of any working capital adjustment or any other purchase price adjustment received in connection with any Permitted Acquisition or any other Investment permitted under Section 6.03; provided that, with respect to any Permitted Acquisition or other Investment, the amount of such distribution shall be limited to the Equity Funded Portion thereof;

(m) Dividends by any Group Member to any direct or indirect holder of any Equity Interests in the Borrower:

(i) to finance any Investment permitted to be made pursuant to Section 6.03; provided that (A) such Dividend shall be made substantially concurrently with the closing of such Investment and (B) Holdings or such other parent shall, immediately following the closing thereof, cause (1) all property so acquired (whether assets or Equity Interests) to be held by or contributed to the Borrower or a Restricted Subsidiary or (2) the merger (to the extent permitted in Section 6.04) of the Person formed or acquired into the Borrower or any other Restricted Subsidiary in order to consummate such Permitted Acquisition;

(ii) the proceeds of which shall be used to pay customary costs, fees and expenses (other than to Affiliates) related to any successful or unsuccessful equity or debt offering, debt incurrence, Investment (including, for the avoidance of doubt, any Permitted Acquisition) or other transaction, in each case, to the extent not prohibited by this Agreement;

(iii) the proceeds of which shall be used to pay customary salary, bonus, severance (including, in each case, payroll, social security and similar taxes in respect thereof) and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent company or partner of the Borrower to the extent such salaries, bonuses, severance and other benefits are attributable to the ownership or operation of the Borrower and their Restricted Subsidiaries;

(iv) the proceeds of which are used to pay any withholding, employment or similar taxes payable by and future, present or former employee, director, manager or consultant of any Restricted Subsidiary or any direct or indirect parent of any Restricted Subsidiary and any repurchase of Equity Interest deemed to occur upon exercise, vesting or settlement of, or payment with respect to, any equity or equity-based award, including, without limitation, stock or other equity options, stock or other equity appreciation rights, warrants, restricted equity units, restricted equity, deferred equity units or similar rights if such Equity Interests are used by the holder of such award to pay a portion of the exercise price of such options, appreciation rights, warrants or similar rights or to satisfy any required withholding or similar taxes with respect to any such award

(n) Dividends to the extent required to pay AHYDO catch-up payments relating to a borrowing of any Credit Party;

(o) so long as no Event of Default shall have occurred and be continuing, unlimited additional Dividends; provided that on a Pro Forma Basis, the Total Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period shall be no greater than 7.50 to 1.00; provided that any Limited Condition Transaction remains subject to the terms of Section 1.06 hereof;

(p) the distribution, by dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to Holdings or any Restricted Subsidiary by, or any assets of an Unrestricted Subsidiaries or the proceeds thereof;

(q) following the consummation of an IPO, so long as no Event of Default under Section 8.01(a), (b), (g) or (h) shall have occurred and be continuing on the date of declaration of any such Dividend, the Borrower may (or may make Dividends to Holdings or any parent company of the Borrower to enable it to) make Dividends with respect to any Equity Interest in an amount of up to 8.75% per annum of the market capitalization of Holdings (or the applicable public filing entity) and its Subsidiaries, plus 8.75% per annum of the net proceeds from such IPO;

(r) (i) Dividends constituting any part of (x) a Permitted Reorganization (and to pay any costs or expenses related thereto) and (y) an IPO Reorganization Transaction and (ii) Dividends to pay costs or expenses related to any IPO (or IPO Reorganization Transactions), in each case, whether or not such IPO (and any related IPO Reorganization Transactions) is consummated;

(s) Dividends and distributions among Credit Parties in connection with transfer pricing or shared services agreements to the extent advances related thereto are permitted pursuant to Section 6.03(z);

(t) the Borrower or any Restricted Subsidiary may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split, distribution, exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any other Restricted Subsidiary or any merger, consolidation, amalgamation or other business combination of the Borrower or any other Restricted Subsidiary or any combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(u) Dividends made in the form of assets (excluding any cash or Cash Equivalents (other than cash and Cash Equivalents held by entities the Equity Interests of which are not Collateral)) of Holdings and its Restricted Subsidiaries that do not constitute Collateral; and

(v) the Closing Date Distribution.

Section 6.07 Reserved.

Section 6.08 Total Leverage Ratio. Except with the written consent of the Required Lenders, permit the Total Leverage Ratio as of the last day of and for any Test Period then ended as of any date set forth below to be greater than the maximum ratio set forth in the table below opposite such date (it being understood that calculation of compliance with this Section 6.08 shall be determined as of the last day of and for each applicable Test Period):

Test Period Ending	Maximum Total Leverage Ratio
December 31, 2019	15.00 to 1.00
March 31, 2020	15.00 to 1.00
June 30, 2020	15.00 to 1.00
September 30, 2020	15.00 to 1.00
December 31, 2020	14.0625 to 1.00
March 31, 2021	13.4375 to 1.00
June 30, 2021	12.8125 to 1.00
September 30, 2021	12.1875 to 1.00
December 31, 2021	11.5625 to 1.00
March 31, 2022	10.9375 to 1.00
June 30, 2022	10.3125 to 1.00
September 30, 2022	9.6875 to 1.00
December 31, 2022	9.0625 to 1.00
March 31, 2023	8.4375 to 1.00
June 30, 2023	7.8125 to 1.00
September 30, 2023	7.1875 to 1.00
December 31, 2023 and each Test Period thereafter	6.5625 to 1.00

Section 6.09 Prepayments and Modifications of Certain Indebtedness, Etc.

(a) Make any voluntary or optional payment or prepayment of, or repurchase, redemption or acquisition for value of, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness for borrowed money (other than Indebtedness owed to Holdings or any of its Restricted Subsidiaries) outstanding under Subordinated Indebtedness Documents evidencing any Indebtedness that is, in each case, in excess of the greater of $7,500,000 and 25.0% of Consolidated EBITDA in aggregate outstanding principal amount (“Restricted Debt Payment”) except (A) to the extent not prohibited by any applicable Intercreditor Agreement or any subordination terms applicable to any such Subordinated Indebtedness (including pursuant to a Permitted Refinancing), with the Cumulative Amount; provided that to the extent such payment is made in reliance on clause (b) of the definition of “Cumulative Amount”, the Total Leverage Ratio computed on a Pro Forma Basis as of the Applicable Date of Determination and for the most recently ended Test Period is no greater than 8.25 to 1.00, (B) in connection with any Permitted Refinancing thereof or to the extent made with the proceeds of Qualified Capital Stock of Holdings that are Not Otherwise Applied; provided that in the case of any refinancing of Permitted Junior Refinancing Debt or other Indebtedness subject to any applicable Intercreditor Agreement, such refinancing must be permitted by such Intercreditor Agreement or, if applicable, the other customary subordination documentation related to such Permitted Junior Refinancing Debt or such other Indebtedness, (C) refinancings or exchanges of Subordinated Indebtedness for like or other Subordinated Indebtedness with a maturity not earlier than such refinanced or exchanged Subordinated Indebtedness, (D) prepaying, redeeming, purchasing, defeasing or otherwise satisfying prior to the scheduled maturity thereof (or setting apart any property for such purpose) (1) in the case of any Group Member that is not a Credit Party, any Indebtedness owing by such Group Member to any other Group Member, (2) otherwise, any Indebtedness owing to any Credit Party and (3) so long as no Event of Default under Section 8.01(a), (b), (g) or (h) is continuing or would immediately result therefrom, any mandatory prepayments of Indebtedness incurred under clauses (b) and (e) of Section 6.01 and any Permitted Refinancing thereof, (E) making regularly scheduled or otherwise required payments of interest and mandatory prepayments (including for the avoidance of doubt, any payment of accrued and unpaid interest in connection with a mandatory prepayment) in respect of such Indebtedness (and any Permitted Refinancing of any of the foregoing) and payments of fees, expenses and indemnification obligations thereunder, (F) to the extent that such payment is made solely with cash contributions from the issuance of Equity Interests (other than Disqualified Capital Stock) of Holdings, which are contributed as cash common equity to any Credit Party and Not Otherwise Applied, (G) converting (or exchanging) any Indebtedness to (or for) Qualified Capital Stock of Holdings, (H) if applicable, any AHYDO catch-up payments with respect thereto, (I) making prepayments, redemptions, purchases, defeasance or other satisfaction of Indebtedness in an amount not to exceed (x) the greater of $16,000,000 and 50.0% of Consolidated EBITDA (plus any accrued and unpaid interest thereon) for the most recently ended Test Period less (y) the aggregate amount re-allocated to Section 6.03(y) by the Borrower pursuant to Section 6.03(y), plus (z) any unused amounts under Section 6.06(j) (and, for the avoidance of doubt, any accrued but unpaid interest on such principal amount may also be so prepaid, without counting against the dollar thresholds set forth or incorporated by reference above), (J) so long as no Event of Default under Section 8.01(a), (b), (g) or (h) is continuing, making prepayments, redemptions, purchases, defeasance or other satisfaction of such Indebtedness, so long as the Total Leverage Ratio computed on a Pro Forma Basis as of the Applicable Date of Determination and for the most recently ended Test Period is no greater than 8.25 to 1.00, (K) making prepayments, redemptions, purchases, defeasance or other satisfaction of such Indebtedness in connection with a Permitted Reorganization or an IPO Reorganization Transaction, (L) in connection with the refinancing of any Indebtedness acquired in connection with a Permitted Acquisition or similar Investment to the extent such Indebtedness was not incurred in contemplation of such Permitted Acquisition or similar Investment), (M) any payments of intercompany obligations permitted under the Intercompany Subordination Agreement or the other subordination terms approved by the Administrative Agent pursuant to Section 6.01(m) hereunder and (N) any payments of Subordinated Indebtedness within one year prior to the stated maturity thereof;

(b) amend, modify or change any term or condition of documents evidencing Subordinated Indebtedness in excess of the greater of $9,500,000 and 31.5% of Consolidated EBITDA for the most recently ended Test Period in violation of an Intercreditor Agreement or applicable Subordinated Debt Documents without the consent of the Required Lenders (not to be unreasonably withheld or delayed); and

(c) amend, modify or change any term or condition of the Organizational Documents of any Credit Party in a manner materially adverse to the interests of the Lenders without the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed).

Section 6.10 Holding Company Status. With respect to Holdings, engage in any business or activity, hold any assets or incur any Indebtedness or other liabilities, other than (i) its ownership of Equity Interests in its Subsidiaries, intercompany notes permitted hereunder, cash and Cash Equivalents, notes of officers, directors and employees permitted hereunder, and all other activities incidental to its ownership of Equity Interests in its Subsidiaries or related to the management of its investment in its Subsidiaries, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as a member of the consolidated group of companies including the Credit Parties, (iv) executing, delivering and performing rights and obligations under the Loan Documents (including any documents governing the terms of, or entered into in connection with, any Incremental Facility or Permitted Incremental Equivalent Debt or, in each case, any Credit Agreement Refinancing Indebtedness in respect thereof or Permitted Debt Exchange Notes issued in exchange therefor), the First Lien Documents (including any documents governing the terms of, or entered into in connection with, any First Lien Incremental Facility or any First Lien Permitted Incremental Equivalent Debt or, in each case, any First Lien Credit Agreement Refinancing Indebtedness in respect thereof or First Lien Permitted Debt Exchange Notes issued in exchange therefor), the other Loan Documents, any documents and agreements relating to any Permitted Acquisition or Investment permitted hereunder to which it is a party, or the documents governing any other Indebtedness permitted hereunder and not described above that is guaranteed by (and permitted to be guaranteed by) Holdings, (v) performance of rights and obligations under any management services agreement (including the Management Services Agreement) to which it is a party, (vi) making any Dividend permitted by Section 6.06, (vii) purchasing or acquiring Qualified Capital Stock in any Subsidiary, (viii) making capital contributions to its first-tier Subsidiaries, (ix) taking actions in furtherance of and consummating an IPO, and fulfilling all initial and ongoing obligations related thereto, (x) executing, delivering and performing rights and obligations under any employment agreements and any documents related thereto, (xi) purchasing Obligations (including obligations under any Incremental Facility, any Permitted Incremental Equivalent Debt or any Indebtedness pursuant Section 6.01(u) or (x) or any other Indebtedness permitted hereunder or, in each case, any Credit Agreement Refinancing Indebtedness or Permitted Refinancing in respect thereof or Permitted Debt Exchange Notes issued in exchange therefor) or First Lien Obligations (including obligations under First Lien Incremental Facilities and First Lien Permitted Incremental Equivalent Debt or, in each case, any First Lien Credit Agreement Refinancing Indebtedness in respect thereof or First Lien Permitted Debt Exchange Notes issued in exchange therefor) in accordance with this Agreement, the First Lien Credit Agreement or the documents governing any Incremental Facility, Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Permitted Debt Exchange Notes, First Lien Incremental Facility, First Lien Permitted Incremental Equivalent Debt, First Lien Credit Agreement Refinancing Indebtedness or First Lien Permitted Debt Exchange Notes, (xii) the buyback and sales of equity from or to officers, directors and managers of Holdings and its Subsidiaries and other persons in accordance with Section 6.06(b), (xiii) the making of loans to officers, directors (or other Persons in comparable positions), and employees and others in exchange for Equity Interests of any Credit Party or its Subsidiaries purchased by such officers, directors (or other Persons in comparable positions), employees or others pursuant to Section 6.03(e) and the acceptance of notes related thereto, (xiv) transactions expressly described herein as involving Holdings and permitted under this Agreement, (xv) the incurrence of unsecured Indebtedness that requires the payment of interest in cash solely to the extent that the Borrower and its Restricted Subsidiaries are permitted by the terms of this Agreement to make Dividends to Holdings for such purpose, (xvi) Permitted Reorganizations or any IPO Reorganization Transaction (including, in each case, without limitation, the transactions incidental thereto (including, without limitation, formation of acquisition vehicle entities or special purpose vehicles and intercompany loans and/or investments), in each case, in contemplation of consummation thereof), (xvii) with respect to intercompany loans otherwise permitted hereunder, (xviii) providing guarantees with respect to the performance of rights and obligations under contracts and agreements of its Subsidiaries and taking actions in furtherance thereof, and (xix) activities incidental to the businesses or activities described in clauses (i) through (xviii) above.

Section 6.11 No Further Negative Pledge; Subsidiary Distributions. Enter into any agreement, instrument, deed or lease which (a) prohibits or limits the ability of any Credit Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation or (b) prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary that is not a Credit Party from paying dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Restricted Subsidiary or to Guarantee Indebtedness of any Restricted Subsidiary, in each case, except the following: (i) this Agreement and the other Loan Documents, and any documents governing any Incremental Facility, any Permitted Incremental Equivalent Debt, any Indebtedness incurred pursuant to Section 6.01(u) or (x) or otherwise permitted hereunder or, in each case, any Credit Agreement Refinancing Indebtedness or Permitted Refinancing in respect thereof or Permitted Debt Exchange Notes issued in exchange therefor; provided that such Incremental Facilities, Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Permitted Debt Exchange Notes and other Indebtedness are no more materially restrictive with respect to such prohibitions, restrictions and conditions than the applicable terms of this Agreement; (ii) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (iii) the First Lien Documents (including for the avoidance of doubt any documents governing any First Lien

Incremental Facility or any First Lien Permitted Incremental Equivalent Debt or, in each case, any First Lien Credit Agreement Refinancing Indebtedness in respect thereof or First Lien Permitted Debt Exchange Notes issued in exchange therefor); provided that such First Lien Incremental Facilities, First Lien Permitted Incremental Equivalent Debt, First Lien Credit Agreement Refinancing Indebtedness and First Lien Permitted Debt Exchange Notes are no more materially restrictive with respect to such prohibitions, restrictions and conditions than the applicable terms of the First Lien Credit Agreement; (iv) any other agreement that does not restrict in any manner Liens created pursuant to the Loan Documents on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Credit Party to secure the Obligations; (v) customary covenants and restrictions in any indenture, agreement, document, instrument or other arrangement relating to non-material assets or business of any Subsidiary existing prior to the consummation of a Permitted Acquisition in which such Subsidiary was acquired (and not created in contemplation of such Permitted Acquisition); (vi) customary restrictions on cash or other deposits; (vii) net worth provisions in leases and other agreements entered into by a Group Member in the ordinary course of business and/or in the documents entered into in connection with any Qualified Securitization Financing or Receivables Facility; (viii) contractual encumbrances or restrictions existing on the Closing Date and identified on Schedule 6.11; and (ix) any prohibition or limitation that (I) exists pursuant to applicable Requirements of Law, (II) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.05, stock sale agreement, joint venture agreement, sale/leaseback agreement, purchase agreements, or acquisition agreements (including by way of merger, acquisition or consolidation) entered into by a Credit Party or any Subsidiary solely to the extent pending the consummation of such transaction, which covenant or restriction is limited to the assets that are the subject of such agreements, (III) restricts subletting or assignment of leasehold interests contained in any Lease governing a leasehold interest of a Credit Party or a Subsidiary, or (IV) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in immediately preceding clauses (i) through (ix) of this Section 6.11; provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

ARTICLE VII

GUARANTEE

Section 7.01 The Guarantee. Each Guarantor and the Borrower hereby jointly and severally guarantees, as a primary obligor and not as a surety, to each Secured Party and its successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, or acceleration or otherwise) of the principal of and interest on (including any interest, fees, costs or charges that would accrue but for the provisions of Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) the Term Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Obligations from time to time owing to the Secured Parties by any Credit Party or any of its Restricted Subsidiaries under any Loan Document, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). Each Guarantor and the Borrower hereby jointly and severally agree that if, in the case of such Guarantor, the Borrower or any other Guarantor, and in the case of the

Borrower, any Guarantor, shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors and the Borrower in its capacity as a Guarantor under this Article VII will, promptly following the occurrence and during the continuance of a Declared Default, pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise), following the occurrence and during the continuance of a Declared Default, in accordance with the terms of such extension or renewal.

Section 7.02 Obligations Unconditional. The obligations of the Guarantors and the Borrower under Section 7.01 shall constitute a guaranty of payment of Guaranteed Obligations and, to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, and joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower or the applicable Guarantor under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full (other than contingent indemnity obligations and unasserted expense reimbursement obligations)). Without limiting the generality of the foregoing and subject to applicable law, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to the Borrower or the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted (except in each case for payment in full of the Guaranteed Obligations (other than contingent indemnity obligations and unasserted expense reimbursement obligations);

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, any Lender, Agent or other Secured Party as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e) the release of any other Guarantor pursuant to Section 7.09 or Section 9.10.

The Guarantors and the Borrower hereby expressly waive, to the extent permitted by law, diligence, presentment, demand of payment, protest and all notices whatsoever (except as specifically provided for herein or in any other Loan Document), and any requirement that any

Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors and the Borrower waive, to the extent permitted by law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment of the Guaranteed Obligations without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors and the Borrower hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the Borrower and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and permitted assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03 Reinstatement. The obligations of the Guarantors and the Borrower under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any other Credit Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, in each case, including as a result of any proceedings in bankruptcy or reorganization or pursuant to a Debtor Relief Law.

Section 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that, until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent indemnification obligations and unasserted expense reimbursement obligations) and the expiration or termination of the Commitments of the Lenders under this Agreement, it shall subordinate and not exercise any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Credit Party permitted pursuant to Section 6.01(m) shall be subordinated to such Credit Party’s Guaranteed Obligations; provided that upon the payment and satisfaction in full of all Guaranteed Obligations (other than contingent indemnification obligations and unasserted expense reimbursement obligations), the expiration or termination of the Commitments of the Lenders under this Agreement, without any further action by any person, the Guarantors shall be automatically subrogated to the rights of the Administrative Agent and the Lenders, and may exercise their rights of contribution pursuant to Section 7.10, in each case to the extent of any payment hereunder.

Section 7.05 Remedies. Subject to the terms of any applicable Intercreditor Agreement, the Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion or action under New York CPLR Section 3213.

Section 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Credit Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests of any Subsidiary Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is the Borrower or a Guarantor, such Transferred Guarantor shall, effective immediately upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be automatically released, and the Collateral Agent shall (at the expense of the Borrower) take such actions as are necessary or reasonably requested to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents (and, for the avoidance of doubt, the Secured Parties shall be deemed to have irrevocably authorized and directed the Administrative Agent and the Collateral Agent to take such actions), so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement.

Section 7.10 Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment, in an amount not to exceed the highest amount that would be valid and enforceable and not subordinated to the claims of other creditors as determined in any action or proceeding involving any state corporate, limited partnership or limited liability law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally. Each such Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default. For so long as this Agreement remains outstanding, upon the occurrence and during the continuance of the following events (“Events of Default”):

(a) default shall be made in the payment of any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for mandatory prepayment thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Term Loan or any Fee or any other amount (other than an amount referred to in clause (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of ten (10) Business Days;

(c) (x) on the Closing Date, any Specified Representations and (y) thereafter, any representation or warranty, in each case, made or deemed made by or on behalf of any Group Member in any Loan Document or Borrowing Request or any representation, warranty, statement or information contained in any certificate furnished by or on behalf of any Group Member pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made or deemed made, and such false or misleading representation, warranty, statement or information, to the extent capable of being cured, shall continue to be false, misleading or otherwise unremedied, or shall not be waived, for a period of thirty (30) days after receipt of written notice thereof from the Administrative Agent to the Borrower;

(d) default shall be made in the due observance or performance by any Group Member of any covenant, condition or agreement contained in Sections 5.02(a) or 5.03(a) (only with respect to legal existence in the Borrower’s jurisdiction of organization), or in Article VI; provided that (i) the failure of Holdings and its Subsidiaries to observe or perform their obligations under Section 6.08 shall not constitute an Event of Default unless and until, if the Borrower then has the right to receive an Equity Cure Contribution, the date occurs that is fifteen (15) Business Days after the day on which financial statements are required to be delivered for the applicable fiscal quarter or fiscal year pursuant to Section 5.01(a) or (b), as applicable, and, (ii) for the avoidance of doubt, an Event of Default under this Section 8.01(d) resulting from a breach of Section 6.08 shall be subject to cure pursuant to Section 8.03;

(e) default shall be made in the due observance or performance by any Group Member of any covenant, condition or agreement contained in any Loan Document other than those specified in clauses (a), (b) or (d) immediately above and such default shall continue unremedied or shall not be waived for a period of thirty (30) days after receipt of written notice thereof from the Administrative Agent to the Borrower;

(f) any Credit Party shall fail to (i) pay any principal or interest due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness (after giving effect to all grace periods and waivers and delivery of all required notices), if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause (with or without the giving of notice, but taking into account any applicable grace periods or waivers (including forbearances)), such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that this clause (ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement and such Indebtedness is repaid in accordance with its terms) or (y) any breach or default that is (1) remedied or being contested in good faith by the Borrowers or the applicable Restricted Subsidiary or (2) waived (including in the form of an amendment or forbearance) by the required holders of the applicable Indebtedness, in either case, prior to the acceleration of the Loans pursuant to Section 8.01; provided, further, that no Event of Default shall occur pursuant to this clause (f) unless the aggregate principal amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds the greater of $9,500,000 and 31.5% of Consolidated EBITDA for the most recently ended Test Period at any one time (provided that, any noncompliance with this clause (f) with respect to Indebtedness held exclusively by a Group Member (other than Holdings or the Borrower) which individually, does not account for 10% or more of Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period or in the aggregate, do not account for 20% or more of Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended Test Period shall not apply (any such Group Member, a “Non-Threshold Subsidiary”); provided, further, that in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Credit Parties if such Hedging Obligations were terminated at such time; provided, further, that such failure is unremedied, is not waived by the holders of such Indebtedness, all applicable grace periods have expired and the holders of applicable Indebtedness have provided notice of any applicable “event of default” thereunder; provided further that, notwithstanding the foregoing, this Section 8.01(f) shall not apply to Indebtedness under the First Lien Credit Agreement (or, for the avoidance of doubt, any First Lien Incremental Facility, First Lien Permitted Incremental Equivalent Debt, First Lien Credit Agreement Refinancing Indebtedness or First Lien Permitted Debt Exchange Notes, in each case secured on a senior basis with respect to the Obligations (including, for the avoidance of doubt, to the extent secured on a pari passu basis with the First Lien Obligations) unless and until (x) all Indebtedness under the First Lien Credit Agreement (or the applicable First Lien Incremental Facility, First Lien Permitted Incremental Equivalent Debt, First Lien Credit Agreement Refinancing Indebtedness or First Lien Permitted Debt Exchange Notes, as applicable) becomes due prior to its stated maturity, (y) default shall be made in the payment of principal of any Indebtedness under the First Lien Credit Agreement (or the applicable First Lien Incremental Facility, First Lien Permitted Incremental Equivalent Debt, First Lien Credit Agreement Refinancing Indebtedness or First Lien Permitted Debt Exchange Notes, as applicable), in each case at the final maturity thereof or (z) an Event of Default (as defined in the First Lien Credit Agreement or in the definitive documentation governing such other Indebtedness, as applicable) occurs pursuant to Section 8.01(a), (b), (g) or (h) of the First Lien Credit Agreement (or under the corresponding provisions of the definitive documentation governing such other Indebtedness, as applicable) which Event of Default remains unwaived and uncured for a period of sixty (60) days);

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction (i) seeking relief in respect of any Group Member (other than any Non-Threshold Subsidiary), or of all or substantially all of the property of any Group Member (other than any Non-Threshold Subsidiary), under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) which results in the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Group Member (other than any Non-Threshold Subsidiary) or for all or substantially all of the property of any Group Member (other than any Non-Threshold Subsidiary); or (iii) seeking the winding-up or liquidation of any Group Member (other than any Non-Threshold Subsidiary); and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Group Member (other than any Non-Threshold Subsidiary) shall (i) voluntarily commence any proceeding, or file any petition, seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Group Member (other than any Non-Threshold Subsidiary) or for a substantial part of the property of any Group Member (other than any Non-Threshold Subsidiary); (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) admit in writing its inability to, or fail generally to, pay its debts as they become due; or (vii) take any corporate (or equivalent) action for purposes of effecting any of the foregoing;

(i) there is entered against any Credit Party or any Restricted Subsidiary (in each case other than an Immaterial Subsidiary) a final judgment or order for the payment of money in an aggregate amount in excess of the greater of $9,500,000 and 31.5% of Consolidated EBITDA for the most recently ended Test Period (to the extent not covered by independent third-party insurance or a third-party indemnification agreement) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days;

(j) any material provision of the Security Agreement or any other Security Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.04 or Section 6.05) or solely as a result of acts or omissions by the Administrative Agent or any Lender, or the satisfaction in full in cash of all of the Obligations (other than contingent indemnification obligations and unasserted expense reimbursement obligations), ceases to be in full force and effect and, as a result thereof, ceases to create a valid lien (subject to Permitted Liens) on the Collateral covered thereby; or any material Guarantee for any reason other than as expressly permitted hereunder (including as a result of a transaction permitted under Section 6.04 or Section 6.05) or solely as a result of acts or omissions by the Administrative Agent or any Lender, or the satisfaction in full of all of the Guaranteed Obligations (other than contingent indemnification obligations and unasserted expense reimbursement obligations) and termination of the Commitments, ceases to be in full force and effect; or any Credit Party contests in writing the validity or enforceability of any material provision of any Loan Document or any material Guarantee other than as a result of the express provisions hereof or thereof; or any Credit Party contests in writing the validity or enforceability of any material provision of an Intercreditor Agreement or subordination agreement; or any Credit Party denies in writing that it has any or further liability or obligation under any material provision of any Loan Document or any material Guarantee (in each case, other than as a result of the express provisions hereof or thereof or repayment in full in cash of the Obligations (other than contingent indemnification obligations and unasserted expense reimbursement obligations) and termination of the Commitments), or purports in writing to revoke or rescind any material portion of any Loan Document, the grant or assignment of any material security interest or any material Guarantee;

(k) there shall have occurred an ERISA Event that, when taken either alone or together with all such other ERISA Events, could reasonably be expected to have a Material Adverse Effect; or

(l) there shall have occurred a Change of Control.

Then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, with the prior consent of the Required Lenders, and at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times, subject to the terms of any applicable Intercreditor Agreement or subordination agreement: (i) subject to the last paragraph of Section 1.06, terminate forthwith the Commitments and (ii) subject to the last paragraph of Section 1.06, declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to the events with respect to the Borrower described in clause (g) or (h) above, the Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, any Default or Event of Default under this Agreement or similarly defined term under any other Loan Document, other than any Event of Default which cannot be waived without the written consent of each Lender directly and adversely affected thereby, shall be deemed not to “exist” or be “continuing” (or other similar expression with respect thereto) if the events, acts or conditions that gave rise to such Default or Event of Default have been remedied or cured (including by payment, notice, taking of any action or omitting to take any action) or have ceased to exist or if such Default or Event of Default shall have been waived.

Section 8.02 Application of Proceeds. Subject to the terms of any applicable Intercreditor Agreement, the proceeds received by the Administrative Agent or the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral or the Guarantees pursuant to the exercise by the Administrative Agent or the Collateral Agent, as the case may be, in accordance with the terms of the Loan Documents, of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Administrative Agent or the Collateral Agent, as the case may be, as follows:

(a) first, to the payment of all reasonable and documented costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent, the Collateral Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent or the Collateral Agent in connection therewith and all amounts for which the Administrative Agent or the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing and unpaid until paid in full;

(b) second, to the payment of all other reasonable and documented costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing and unpaid until paid in full;

(c) third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal and any premium thereon), in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) fourth, to the payment in full in cash, pro rata, of the principal amount of the Obligations and any premium thereon; and

(e) fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in the preceding sentences of this Section 8.02, the Credit Parties shall remain liable, jointly and severally, for any deficiency.

Section 8.03 Equity Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, but subject to Section 8.03(b), solely for the purpose of determining whether an Event of Default has occurred under the financial covenant set forth in Section 6.08 (the “Financial Covenant”) as of the end of and for any Test Period ending on the last day of any fiscal quarter (such fiscal quarter, a “Cure Quarter”), the then existing direct or indirect equity holders of Holdings shall have the right to make an equity investment or shareholder loan (to the extent such shareholder loan is subject to the terms and provisions of an Intercompany Subordination Agreement), directly or indirectly (which equity contribution shall not be Disqualified Capital Stock), in Holdings in cash, which Holdings shall contribute, directly or indirectly, to the Borrower in cash (which equity contribution shall not be Disqualified Capital Stock) on or prior to the fifteenth Business Day after the date on which financial statements are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, with respect to such Cure Quarter or the fiscal year ending on the last day of such Cure Quarter, as applicable (the “Cure Expiration Date”), and such cash will, together with any Eligible Equity Issuances which have been included in clause (c) of the Cumulative Amount (to the extent Not Otherwise Applied), in each case, if so designated by Holdings, be included in the calculation of Consolidated EBITDA for purposes of determining compliance with the Financial Covenant as of the end of and for the Test Period ending on the last day of such Cure Quarter and any Test Periods ending on the last day of any of the subsequent three fiscal quarters (any such equity contribution so included in the calculation of Consolidated EBITDA, an “Equity Cure Contribution,” and the amount of such Equity Cure Contribution, the “Cure Amount”); provided that such Equity Cure Contribution is Not Otherwise Applied (other than, for the avoidance of doubt pursuant to this Section 8.03(a)). All Equity Cure Contributions shall be disregarded for all purposes of this Agreement other than inclusion in the calculation of Consolidated EBITDA for the purpose of determining compliance with the Financial Covenant as of the end of and for the Test Period ending on the last day of such Cure Quarter and any Test Periods ending on the last day of any of the subsequent three (3) fiscal quarters, including being disregarded for purposes of the determination of the Cumulative Amount and all components thereof and any baskets or other ratios with respect to the covenants contained in Article VI (other than Section 6.08). There shall be no pro forma reduction in Consolidated Total Funded Indebtedness (by netting or otherwise) with the proceeds of any Equity Cure Contribution for determining compliance with the Financial Covenant under Section 6.08 as of and for the Test Period ending on the last day of the Cure Quarter; provided that such Equity Cure Contribution shall reduce Consolidated Total Funded Indebtedness in future fiscal quarters to the extent used to prepay any applicable Indebtedness. Notwithstanding anything to the contrary contained in Section 8.01, (A) upon receipt of the Cure Amount by Holdings (and the subsequent contribution in cash to the Borrower (which equity contribution shall not be Disqualified Capital Stock in the Borrower)) in at least the amount necessary to cause the Borrower to be in compliance with the

Financial Covenant as of the end of and for the Test Period ending on the last day of such Cure Quarter, the Financial Covenant under Section 6.08 shall be deemed satisfied and complied with as of the end of and for such Test Period with the same effect as though there had been no failure to comply with the Financial Covenant under Section 6.08, and any Default or Event of Default related to any failure to comply with the Financial Covenant shall be deemed not to have occurred for purposes of the Loan Documents, and (B) upon receipt by the Administrative Agent of a notice from the Borrower (“Notice of Intent to Cure”) and through the Cure Expiration Date: (i) no Default or Event of Default shall be deemed to have occurred on the basis of any failure to comply with the Financial Covenant unless such failure is not cured by the making of an Equity Cure Contribution on or prior to the Cure Expiration Date, (ii) none of the Administrative Agent, the Collateral Agent or any Lender shall exercise any of the remedial rights otherwise available to it upon an Event of Default, including the right to accelerate the Term Loans, to terminate Commitments or to foreclose on the Collateral solely on the basis of an Event of Default having occurred or purportedly occurred as a result of a violation of Section 6.08, unless the Equity Cure Contribution is not made on or before the Cure Expiration Date and (iii) if the Equity Cure Contribution is not made on or before the Cure Expiration Date, such Event of Default or potential Event of Default shall spring into existence after such time and the Administrative Agent, the Collateral Agent and any Lender may take any actions or remedies pursuant to this Agreement and the other Loan Documents.

(b) There shall be no more than five (5) Equity Cure Contributions made during the term of this Agreement and no more than two (2) Equity Cure Contributions made during any four (4) consecutive fiscal quarters; provided, that any Equity Cure Contribution shall be counted for purposes of the foregoing limitations solely to the extent such Equity Cure Contribution is necessary to satisfy the Financial Covenant hereunder. No Equity Cure Contribution shall be any greater than the greater of (x) the minimum amount required for the Borrower to be in compliance with the Financial Covenant in the applicable Cure Quarter including, without limitation, for purposes of calculating any amounts to be added back to Consolidated EBITDA pursuant to clause (o) of the definition thereof and (y) the maximum amount of any Equity Cure Contribution (as defined in the First Lien Credit Agreement) permitted to be made for the applicable Fiscal Quarter under the First Lien Credit Agreement.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 9.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints New Mountain to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and irrevocably authorizes the Administrative Agent (including through its agents or employees) to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions (except for the provisions in Sections 9.01, 9.06 and 9.10). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law.

Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto and such Lender acknowledges and agrees that the Administrative Agent may also act, subject to and in accordance with the terms of the First Lien/Second Lien Intercreditor Agreement and any Other Intercreditor Agreement, as applicable, as the collateral agent for the lenders and other secured parties under any documents evidencing Indebtedness permitted hereunder secured on a senior, a junior basis, or on a pari passu basis to the Obligations. In this connection, the Administrative Agent, as “collateral agent”, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.03) (in the case of co-agents, sub-agents and attorneys-in-fact, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Any entity holding Collateral for and on behalf of the Administrative Agent in its role as collateral agent shall be deemed to be appointed as a sub-agent of the Administrative Agent in accordance with the provisions of Section 9.05.

Section 9.02 Rights as a Lender. At any time that any such Person is also a Lender hereunder, any Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include such Person serving as the Administrative Agent hereunder in its individual capacity. Any such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties);

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided for herein or in the other Loan Documents) or otherwise; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default (and identifying it as such) is given in writing to the Administrative Agent by the Borrower or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral or that the Liens granted to the Collateral Agent pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more co-agents, sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory and indemnification provisions of this Article IX and Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

Section 9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice (and, if at any time the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, the Borrower may request and upon ten (10) Business Days prior written notice from the Borrower of such request, the Administrative Agent shall be required to give notice) of its resignation to the Lenders and the Borrower and such notice shall also be effective in respect of its role as Collateral Agent unless the Administrative Agent otherwise agrees in writing; provided, that any such notice provided by the Administrative Agent shall provide for at least ten (10) Business Days prior notice to such persons of such resignation unless the Borrower expressly consents to a shorter notice period in its sole discretion. If a Lender acting as Administrative Agent is, or the Administrative

Agent is an Affiliate of a Lender that is, removed pursuant to Section 2.16(b), then such Lender or such Administrative Agent, as applicable, shall be deemed to have submitted its notice of resignation as Administrative Agent concurrent with such removal (and, for the avoidance of doubt, the Borrower shall be deemed to have waived the notice period required pursuant to this Section 9.06). Upon receipt of any such notice of resignation, or removal, the Required Lenders shall have the right, with the Borrower’s consent (absent an Event of Default under Section 8.01(a), (b), (g) (with respect to the Borrower only), or (h) (with respect to the Borrower only)) (such consent not to be unreasonably withheld or delayed), to appoint a successor that is not a Disqualified Institution, which shall be a commercial bank or trust company with an office in the United States, or an Affiliate of any such commercial bank or trust company with an office in the United States having capital and surplus aggregating in excess of $1,000,000,000, with any prohibited appointment to be absolutely void ab initio. If no such successor shall have been so appointed by the Required Lenders with the consent of the Borrower (if required) and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above (including the Borrower’s consent and that such successor not be a Disqualified Institution), with any prohibited appointment to be absolutely void ab initio. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date, (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security granted to or held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders or the resigning Administrative Agent appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 2.15 and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Credit Parties and their Subsidiaries and made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender expressly acknowledges that the Administrative Agent and its Affiliates have not made any representation or warranty to it. Except for documents expressly required by the Loan Documents to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall have no duty or responsibility (either express or implied) to provide any Lender with any credit or other information concerning any Credit Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of a Credit Party, that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers or the Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder

Section 9.09 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be reasonably necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Sections 2.05 and 10.03 or otherwise) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee,

liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 10.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Requirements of Law in any other jurisdictions to which a Credit Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Requirements of Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (xi) of the first proviso to Section 10.02(b) of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata, and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.10 Collateral and Guarantee Matters. Each of the Lenders irrevocably authorizes and instructs the Administrative Agent and Collateral Agent (without any further consent of any Lender or any other Secured Party):

(a) to release any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document (i) upon termination of the Commitments of the Lenders under this Agreement and payment in full of all Obligations (other than contingent indemnification obligations and unasserted expense reimbursement obligations), (ii) that is sold or otherwise disposed of (other than to a Credit Party) or (A) to be sold or otherwise disposed of as part of or (B) in connection with any conveyance, sale, transfer or other disposition not prohibited hereunder or under any other Loan Document or so that a Lien may be granted (or continue to subsist) over such property which is (including as to priority) not prohibited by (and subject to any conditions in) Section 6.02(c), (d), (f), (i), (k), (l), (m), (s), (t), (u), (w), (x), (z), (bb), (cc) and (dd), (iii) in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (iv) on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is not prohibited by clauses (c), (k), (m), (z), (aa) (but with respect to Indebtedness incurred pursuant to Section 6.01(u), only Indebtedness secured by Liens on specific assets rather than “all assets” of the Credit Parties) or (ee) of Section 6.02 in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property, (v) on property that is or becomes Excluded Property, (vi) subject to Section 10.02, if approved, authorized or ratified in writing by the Required Lenders and (vii) in accordance with Section 10.02(c) and in each case of the foregoing clauses (i) through (vii), the Administrative Agent and the Collateral Agent shall release any such Liens upon request of the Borrower, if prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying (x) in the case of a request pursuant to clause (iv) of this sentence, that such Lien is not prohibited under this Agreement, (y) in the case of a request pursuant to clause (iv) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (v) of this sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 6.11;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document to the holder of any Lien on such property that is not prohibited from ranking senior to the Liens securing the Obligations pursuant to Section 6.02;

(c) to release any Guarantor from its obligations under its Guarantee if such Person (x) ceases to be a Restricted Subsidiary as a result of a transaction not prohibited under the Loan Documents (including, without limitation, in accordance with Section 10.02(c)) or (y) becomes an Excluded Subsidiary (including, for the avoidance of doubt, (1) a Restricted Subsidiary that becomes an Immaterial Subsidiary or (2) an Excluded Subsidiary that had become a Guarantor in accordance with the last proviso to the definition of “Excluded Subsidiary” and is re-designated as an Excluded Subsidiary in accordance therewith); and

(d) to enter into (or amend, renew, extend, supplement, restate, replace, waive or otherwise modify) the First Lien/Second Lien Intercreditor Agreement or any other Intercreditor Agreement or subordination agreement, collateral trust agreement, or other intercreditor agreement (including a payment waterfall) (including, without limitation, those consistent with either (x) the terms of Exhibits I or M or (y) any other terms set forth in this Agreement, in each case, to the extent the Indebtedness being incurred or secured in connection therewith is not prohibited from being incurred under Section 6.01 or 6.02 of this Agreement, which the Administrative Agent and Collateral Agent shall be required to enter into upon the delivery a certificate described in the following sentence) in connection with any refinancing facilities or notes (including, without limitation, Permitted Pari Passu Refinancing Debt, Permitted Junior Refinancing Debt and Permitted Unsecured Refinancing Debt), Incremental Facilities, Permitted Incremental Equivalent Debt or other Indebtedness or obligations (including, without limitation, to the extent secured by Liens on Collateral) not prohibited (including with respect to priority) hereunder and that if any such Intercreditor Agreement or Other Intercreditor Agreement, subordination agreement, collateral trust agreement or other intercreditor agreement (including a payment waterfall) (or, in each case, any such amendment or modification thereto or restatement thereof) is substantially in the other form of Exhibit I or Exhibit M, as applicable, without changes thereto that are materially adverse to the Administrative Agent or the Lenders, the Lenders shall be deemed to have agreed that the Administrative Agent’s or the Collateral Agent’s entry into such Intercreditor Agreement, Other Intercreditor Agreement, subordination agreement, collateral trust agreement or other intercreditor agreement (including a payment waterfall) is reasonable and to have consented to such Intercreditor Agreement or Other Intercreditor Agreement or subordination agreement (or, in each case, any such amendment or modification thereto or restatement thereof) and such Agent’s execution thereof. The Lenders and the other Secured Parties expressly and irrevocably agree that (x) the Collateral Agent shall rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any Indebtedness or Liens are not prohibited (including with respect to priority) and (y) any Intercreditor Agreement, Other Intercreditor Agreement, subordination agreement, collateral trust agreement or other intercreditor agreement (including a payment waterfall) entered into by the Administrative Agent and/or Collateral Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby expressly and irrevocably agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement, Other Intercreditor Agreement, subordination agreement, collateral trust agreement or other intercreditor agreement (including a payment waterfall).

(e) The foregoing provisions of this Section 9.10 are intended as an inducement to any provider of any Indebtedness not prohibited by Section 6.01 hereof to extend credit to the Credit Parties and such persons are intended third-party beneficiaries of such provisions.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s irrevocable authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under its Guarantee pursuant to this Section 9.10; provided, that, for the avoidance of doubt, the Administrative Agent shall not be required to request such confirmation in writing. In each case as specified in this Section 9.10, the Administrative Agent will (and each Lender irrevocably requires the Administrative Agent to), at the Borrower’s expense, promptly execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to (i) evidence the release of any such item of Collateral from the assignment and security interest granted under the Security Documents (including the filing of termination statements or the return of pledged collateral) or (ii) or to subordinate its interest in any such item, or to release any such Guarantor from its obligations under its Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 9.10; it being acknowledged and agreed by each Lender that the Administrative Agent and/or Collateral Agent, in each case in its capacity as such, shall have no liability with respect to taking such actions to evidence such release.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate (including any certificate described in the immediately following sentence) prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. Each of the Lenders and the other Secured Parties irrevocably authorizes and directs the Administrative Agent to rely on any certificate of a Responsible Officer of the Borrower to the effect that a release of Collateral is in compliance with the Loan Documents, without independent investigation, and release its interests in any Collateral or release any Guarantor from its obligations under the Loan Documents pursuant to this Section 9.10 (including, each case of the foregoing, by filing applicable termination statements and/or returning pledged Collateral). Any such certificate shall be conclusive and binding.

Section 9.11 Reserved.

Section 9.12 Withholding Tax. To the extent required by any applicable Requirements of Law (including for this purpose, pursuant to any agreements entered into with a Governmental Authority), the Agents may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other Governmental Authority asserts a claim that an Agent did not properly withhold Tax from any amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so) and shall make payable in respect thereof within 10 days after demand therefor, for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including any interest, additions to Tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by an Agent shall be deemed presumptively correct absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Agents under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of an Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. Unless required by applicable laws, at no time shall any Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid to or for the account of such Lender.

Section 9.13 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Term Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 9623 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement, or

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Commitments and this Agreement, and (C) the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (a) through (g) of Part I of PTE 84-14.

(b) The Administrative Agent and each of the Lead Arrangers hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Term Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Term Loans or the Commitments for an amount less than the amount being paid for an interest in the Term Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows:

if to any Credit Party, to the Borrower at:

Bluefin Holding, LLC

c/o Vertice Technologies, LLC

9350 S Dixie Hwy Suite 1420

Miami, FL 33156

Attn: Chief Financial Officer

Email: [***]

with a copy (which shall not constitute notice) to:

Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

Attention: [***]

Email: [***]

and (which shall not constitute notice):

Kirkland & Ellis LLP

555 California Street, Suite 2700

San Francisco, CA 94104

Attention: [***]

Email: [***]

if to the Sponsor to:

Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

Attention: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

555 California Street, Suite 2700

San Francisco, CA 94104

Attention: [***]

Email: [***]

if to the Administrative Agent or Collateral Agent at:

New Mountain Finance Servicing, L.L.C.

787 7th Avenue, 48th Floor

New York, NY 10019

Attention: [***]

Email: [***]

With copy (which shall not constitute notice) to:

White & Case LLP

111 South Wacker Dr., Ste 5100

Chicago, IL 60606-4302

Attention: [***]

Email: [***]

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, they shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including electronic mail, FpML messaging, Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or the Borrower may agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its electronic mail address as described in the foregoing clause (b) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, etc. Any party hereto may change its address or telecopier number or electronic mail address for notices and other communications hereunder by written notice to the other parties hereto.

(d) Posting. Each Credit Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication (unless otherwise approved in writing by the Administrative Agent) that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides a Notice of Intent to Cure, (iv) provides notice of any Default under this Agreement or (v) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at such e-mail address(es) provided to the Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Credit Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall reasonably request. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Credit Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

(e) Platform. Each Credit Party further agrees that any Agent or Lead Arranger may make the Communications available to the Lenders by posting the Communications on IntraLinks, ClearPar, Debt Domain or SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents and Lead Arrangers do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent or Lead Arranger in connection with the Communications or the Platform. In no event shall any Agent or Lead Arranger or any of their Related Parties have any liability to the Credit Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or such Agent’s or Lead Arranger’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s bad faith, gross negligence or willful misconduct.

(f) Public/Private.

(i) Each Credit Party hereby authorizes the Administrative Agent to distribute (A) to Public Siders all Communications that the Borrower identifies in writing as containing no MNPI (“Public Side Communications”), and the Borrower represents and warrants that no such Public Side Communications contain any MNPI, and, at the reasonable written request of the Administrative Agent, the Borrower shall use commercially reasonable efforts to identify Public Side Communications by clearly and conspicuously marking the same as “PUBLIC”; and (B) to Private Siders all Communications other than Public Side Communications (such Communications, “Private Side Communications”). The Borrower agrees to designate as Private Side Communications only those Communications or portions thereof that it reasonably believes in good faith contains MNPI, and agrees to use commercially reasonable efforts not to designate any Communications provided under Sections 5.01(a), (b) and (c) as Private Side Communications. “Private Siders” shall mean Lenders’ employees and representatives who have declared that they are authorized to receive MNPI. “Public Siders” shall mean Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to the Borrower’s or its Affiliates’ securities or loans. “MNPI” shall mean material non-public information (within the meaning of United States federal securities laws assuming that Holdings is a public reporting company under federal securities laws (regardless of whether Holdings is actually a public reporting company under federal securities laws)) with respect to Holdings, its Affiliates, its Subsidiaries and any of their respective securities.

(ii) Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person. Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.

(iii) Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI. Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one individual to receive Private Side Communications on its behalf in compliance with its procedures and applicable Requirements of Law and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent in writing from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Private Side Communications may be sent by electronic transmission.

Section 10.02 Waivers; Amendment.

(a) Generally. No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Required Consents. Subject to Section 10.02(c), (d), (e) and (g), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or, in the case of any other Loan Document (other than the Fee Letters, either which may be amended in accordance with its respective terms), pursuant to an agreement or agreements in writing entered into by the Credit Party or Credit Parties that are party thereto and the Required Lenders (or the Administrative Agent or the Collateral Agent (in the case of any Security Document) with the consent of the Required Lenders); provided that no such agreement shall be effective if the effect thereof would be to:

(i) increase the Commitment of any Lender without the written consent of such Lender (but not, for the avoidance of doubt, the Required Lenders) (other than with respect to any Incremental Facilities to which such Lender has agreed) (it being understood that no amendment, modification, termination, waiver or consent with respect to any financial definitions, ratios (including in connection with incurrence tests), covenants, condition precedent, covenant, mandatory prepayment or Default or Event of Default shall constitute an increase in the Commitment of any Lender);

(ii) reduce the principal amount of or premium, if any, on any Term Loan or reduce the rate of interest thereon, including any provision establishing a minimum rate or reduce any fees (including any Fees or any prepayment fee or premium) payable hereunder, without the written consent of each Lender directly and adversely affected thereby but not the Required Lenders (in each case, it being understood that any waiver, extension or reduction of interest pursuant to Section 2.06(c), any amendment, modification, waivers or extensions of mandatory prepayments, waivers of the provisions of Section 2.20(f), any amendment or modification to the financial definitions or ratios

(including, those used in calculating any interest rate or fee (or component definition thereof), any amendment, modification or waiver of a conditions precedent, or any amendment, modification or waiver of a Default or Event of Default, in each case, in this Agreement shall not constitute a reduction in the rate of interest, any fee, principal or premium for purposes of this clause (ii));

(iii) (A) extend the scheduled final maturity of any Term Loan(other than, for the avoidance of doubt, any mandatory prepayment) except in accordance with Section 2.20, Section 2.21, Section 2.22 and Section 2.23 or (B) postpone the date for payment of any interest, premium or fees payable hereunder, in any case, without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders) (other than, in each case of (A) and (B), amendments, modifications or waivers of conditions precedent, default interest, Defaults or Events of Default, amendments, modifications, waivers or extension of any mandatory prepayments, for the avoidance of doubt, waivers of the provisions of Section 2.20(f) or to the extent resulting from any amendment, modification or waiver of a financial definition, ratio or covenant,);

(iv) release Holdings or the Borrower (in each case other than as provided for in Section 6.04) or release all or substantially all of the value of the other Subsidiary Guarantors from their Guarantees (except as expressly provided in Article IX or X or as provided for in the First Lien/Second Lien Intercreditor Agreement or Other Intercreditor Agreement), without the written consent of each Lender;

(v) release all or substantially all of the Collateral from the Liens of the Security Documents without the written consent of each Lender (except as otherwise expressly permitted by Section 9.10(a)(i) or Section 10.02(c)(iii) (other than clause (iv) thereof) or by the Security Documents); provided that, for the avoidance of doubt, any transaction permitted under Section 6.04 or Section 6.05 shall not be subject to this clause (v) to the extent such transaction does not result in the release of all or substantially all of the Collateral;

(vi) change any provision of this Section 10.02(b) that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver (or the approval of any Agent), without the written consent of each Lender (or such Agent);

(vii) decrease the percentage set forth in the definition of “Required Lenders”, without the written consent of each Lender, other than to increase such percentage or number or to give any Additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent; or

(viii) change or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

provided that, notwithstanding the foregoing, this Agreement may be amended to make any change that by its terms only affects the rights and duties of Lenders holding Term Loans or

Commitments of a particular Tranche (and not Lenders holding Term Loans or Commitments of any other Class) with the consent of the Lenders holding the relevant Term Loans or Commitments voting as if such Tranche were the only Tranche hereunder; provided, further, that notwithstanding the foregoing, any repricing transaction whereby the Applicable Margin or other interest rate applicable to any Term Loans or Tranches is reduced, shall require only the consent of Lenders that will continue to hold commitments and/or Term Loans of the applicable Tranche after giving effect to such transaction provided, further, that notwithstanding the foregoing, the Credit Parties may provide any Lien additional to the Collateral by entering into a Security Document without the consent of the Lenders, and, for purposes of such Security Document, the Credit Parties may expressly unilaterally waive their rights under the Agreed Security Principles and the Lenders hereby authorize the Collateral Agent to negotiate and enter into such Security Documents without the consent of the Lenders.

Notwithstanding anything herein to the contrary, (I) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii) or (iii) in the proviso to the first sentence of this Section 10.02(b) and, but only to the extent that any such matter disproportionately affects such Defaulting Lender (other than because of its status as a Defaulting Lender), clauses (iv) or (v) of such proviso (and any such Defaulting Lender shall be excluded from the calculation of any requisite voting percentage by excluding the Defaulting Lender (and all Loans or Commitments held thereby) from both the numerator and the denominator of the applicable calculation), (II) this Agreement and any other Loan Document may be amended, modified or supplemented solely with the consent of the Administrative Agent (or the Collateral Agent, as applicable) and the Borrower, each in their sole discretion, without the need to obtain the consent of any other Lender, if such amendment, modification or supplement is delivered in order to (u) amend, modify supplement or otherwise consent to any change with respect to the Loan Documents (or this Agreement) to the extent contemplated by Section 1.04 in connection with any Tax Change or change in GAAP in accordance with the terms thereof, (v) cure ambiguities, defects, errors, mistakes, omissions or to effect any administrative change of a technical, administrative or immaterial nature in this Agreement or the applicable Loan Document, (w) add terms that are favorable to the Lenders (as reasonably determined by the Administrative Agent) in connection with any Incremental Facility, Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Refinancing Term Loans (or Refinancing Term Commitments) or Permitted Debt Exchange Notes, (x) create a fungible Tranche of Term Loans (including by increasing (but, for the avoidance of doubt, not by decreasing) the amount of amortization due and payable with respect to any Tranche of Term Loans), (y) amend, modify, supplement or otherwise consent to any changes to Exhibits I, J or M or (z) otherwise amend, modify supplement or otherwise consent to any change with respect to the Loan Documents (or this Agreement) in a manner which is not materially adverse to any Lender (provided that, at the election of the Administrative Agent in its sole discretion, except to the extent otherwise required to be entered into pursuant to this Agreement (including, without limitation, Section 9.10), any amendment described in clauses (v) through (z) shall not become effective unless the Lenders have received at least three (3) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within three (3) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment) or, in the case of any applicable Intercreditor Agreement, any Other Intercreditor Agreement (or any other intercreditor agreement (including any payment waterfall), Intercompany

Subordination Agreement and/or subordination agreement pursuant to, or contemplated by, the terms of this Credit Agreement (including with respect to Indebtedness not prohibited pursuant to Section 6.01 and defined terms referenced therein)) (or, in each case, any form of the foregoing (including to the extent to be entered into at a later time)), if such amendment relates to obligations other than the Obligations hereunder, or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property and (III) this Agreement and the other Loan Documents may be amended, modified or supplemented solely with the consent of the Administrative Agent (or the Collateral Agent, as applicable) and the Borrower in order to give effect to the appointment of an Additional Borrower in accordance with Section 2.24.

Any waiver, amendment, supplement or modification in accordance with this Section 10.02 shall apply equally to each of the affected Lenders and shall be binding upon Holdings, the Borrower, such Lenders, the Administrative Agent, the Collateral Agent and all future holders of the affected Term Loans. In the case of any such waiver, Holdings, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default so waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

(c) Collateral.

(i) Without the consent of any other Person, but subject to the terms of any applicable Intercreditor Agreement, the applicable Credit Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion), or shall, to the extent required by any Loan Document, enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion (including to cover additional amounts as secured obligations thereunder) or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable Requirements of Law, or to alter the terms of any applicable Security Documents or collateral arrangements to be consistent with the terms of the this Agreement.

(ii) Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent and/or, as applicable, the Collateral Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Sections 5.10 and 5.11 or of any Security Document in respect of any particular Collateral or any particular Subsidiary.

(iii) The Lenders, the Administrative Agent and the Collateral Agent hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (and the Lenders instruct the Collateral

Agent to effect and document such release) (i) in full, upon the termination of this Agreement and the payment in full of all Obligations (other than contingent indemnification obligations and unasserted expense reimbursement obligations), (ii) upon the sale or other disposition (including, without limitation, through any Investment not prohibited pursuant to Section 6.03, Dividend not prohibited pursuant to Section 6.06, disposition not prohibited pursuant to Section 6.05 or transaction not prohibited pursuant to Section 6.04, as applicable) of such Collateral (including as part of or in connection with any other sale or other disposition not prohibited hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent shall rely conclusively on a certificate in which the Borrower certifies that the applicable transaction or series of transactions is not prohibited under the Loan Documents without further inquiry and shall upon receipt thereof execute such appropriate release documentation as the Borrower may reasonably request to document or evidence such release), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 10.02), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (including in accordance with the second following sentence) (and the Collateral Agent shall rely conclusively on a certificate in which the Borrower certifies that the applicable Guarantor is no longer required to Guarantee the Obligations under the Loan Documents without further inquiry and shall upon receipt thereof execute such appropriate release documentation as the Borrower may reasonably request to document or evidence such release), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, or (vii) if such assets constitute Excluded Property at any time (including, without limitation, following any transaction or series of transactions not prohibited by the terms of this Agreement (and the Collateral Agent shall rely conclusively on a certificate in which the Borrower certifies that the applicable transaction or series of transactions is not prohibited under the Loan Documents or that such assets constitute Excluded Property, in each case, without further inquiry and shall upon receipt thereof execute such appropriate release documentation as the Borrower may reasonably request to document or evidence such release). Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor shall be released from the Guarantees upon consummation of any transaction not prohibited by this Agreement resulting in such Subsidiary ceasing to constitute a Wholly-Owned Restricted Subsidiary or upon becoming an Excluded Subsidiary (and Liens on any former Collateral of such Excluded Subsidiary shall be automatically released in connection therewith) (including, without limitation, through any Investment not prohibited pursuant to Section 6.03, Dividend not prohibited pursuant to Section 6.06, disposition not prohibited pursuant to Section 6.05 or transaction not prohibited pursuant to Section 6.04, as applicable; provided, that the Collateral Agent shall rely conclusively on a certificate in which the Borrower certifies that the applicable transaction or series of transactions is not prohibited under the Loan Documents without further inquiry and shall upon receipt thereof execute such appropriate release documentation as the Borrower may reasonably request to document or evidence such release); provided, further, that the Lenders hereby irrevocably agree that any Guarantor shall be automatically released from the Guarantee if such Guarantor is released from the Guarantee (as defined in the First Lien Credit Agreement) under the First Lien Loan Documents or pursuant to and to the extent required by the terms of the First Lien/Second Lien Intercreditor Agreement. The Lenders hereby authorize and instruct the Administrative Agent and the Collateral Agent, as applicable, to, and the Administrative Agent and the Collateral Agent agree to, execute and deliver any instruments, acknowledgments, documents and agreements necessary or desirable or reasonably requested by the Borrower to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender and without any representation or warranty of any such Agent.

(d) Certain Other Amendments. Notwithstanding anything in this Agreement (including, without limitation, this Section 10.02) or any other Loan Document to the contrary, (i) this Agreement and the other Loan Documents may be amended to effect an Increase Joinder, Refinancing Amendment, Extension Amendment pursuant to Sections 2.20, 2.21 or 2.22 (and the Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Loan Documents without the consent of any other party, as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such Increase Joinder, Refinancing Amendment or Extension Amendment); and (ii) the Loan Documents may be amended to add syndication or documentation agents and make customary changes and references related thereto with the consent of only the Borrower and the Administrative Agent.

(e) Reserved.

(f) Non-Consenting Lenders. The Borrower may, at its sole expense and effort, upon notice to a Non-Consenting Lender and the Administrative Agent, require such Lender to (i) be paid off in full for all of its Term Loans and interest due related thereto and relinquish all rights it has under the Loan Documents (including any amount pursuant to Section 2.10(j)) and/or have its Commitments terminated, or (ii) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12, Section 2.15 and Section 2.16) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment, or, solely in the case of Term Loans, Holdings or the Borrower (in which case such Term Loans shall, after such assignment, be immediately deemed cancelled for all purposes and no longer outstanding (and may not be resold) for all purposes of this Agreement and the other Loan Documents) or any Affiliated Debt Fund (in its sole discretion)); provided that in the case of this clause (ii), (A) the Borrower shall have paid to the Administrative Agent (unless waived by the Administrative Agent) the assignment fee (if any) specified in Section 10.04(b); (B)

such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable (including any amount pursuant to Section 2.10(j)) to it hereunder in connection with any prepayment of its Term Loans and under the other Loan Documents from the assignee or the Borrower, (iii) such assignment does not conflict with applicable Requirements of Law; and (iv) the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(g) Additional Credit Facilities. Subject to Sections 2.21 and 2.22 hereof, this Agreement may be amended (or amended and restated) (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

Section 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay, promptly following written demand therefor: (i) all reasonable and documented out-of-pocket expenses incurred by the Lead Arrangers, the Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel to the Lead Arrangers, the Administrative Agent, the Collateral Agent and their respective Affiliates, taken as a whole (plus one additional counsel for such similarly situated affected parties desirable due to actual conflicts of interest among such parties), plus, if reasonably necessary, the reasonable fees, charges and disbursements of one local counsel per appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), for the Administrative Agent and/or the Collateral Agent (plus one additional counsel for such similarly situated affected parties desirable due to actual conflicts of interest among such parties)) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Term Loans), the preparation, negotiation, execution, delivery, filing and administration of this Agreement including any expenses incurred as a result of trades not permitted by Section 10.04 and the other Loan Documents and any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made, (ii) [reserved], (iii) [reserved], (iv) all reasonable and documented out-of-pocket expenses incurred by the Lead Arrangers, the Administrative Agent, the Collateral Agent or any Lender (including the reasonable and documented out-of-pocket fees, charges and disbursements of any one counsel to the Administrative Agent, the Collateral Agent, the Lead Arrangers and the Lenders, taken as a whole (plus one additional counsel for such similarly situated affected parties desirable due to actual conflicts of interest among such parties), plus, if reasonably necessary, the reasonable and documented out-of-pocket fees, charges and disbursements of one local counsel per appropriate jurisdiction (plus one additional counsel for such similarly situated affected parties desirable due to actual conflicts of interest among such parties) and, upon the Borrower’s prior written consent (which may be withheld or delayed in its sole discretion), other counsel to and consultants for the Administrative Agent, the Collateral Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Term Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans and (v) all Other Taxes, as provided in Section 2.15.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Lead Arrangers, the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing persons (but excluding in any case any Excluded Affiliate) (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual and direct losses (other than lost profits), claims, damages, liabilities and related reasonable and documented out-of-pocket expenses (including the reasonable and documented out-of-pocket fees and reasonable out-of-pocket expenses of one counsel for all Indemnitees (plus one additional counsel for such similarly situated affected Indemnitees desirable due to actual conflicts of interest among the Indemnitees) plus, if reasonably necessary, the reasonable and documented out-of-pocket fees and expenses of one local counsel per appropriate jurisdiction (plus one additional counsel for such similarly situated affected Indemnitees desirable due to actual conflicts of interest among such parties) and, solely following the Borrower’s prior written consent which may be withheld or delayed in its sole discretion), consultants and advisors) (but excluding allocated costs of in-house counsel) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Term Loan, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any Real Property or facility now, or hereafter owned, leased or operated by any Credit Party or any of their respective Subsidiaries at any time, or any Environmental Claim or liability under any Environmental Law related in any way to any Credit Party or any of their respective Subsidiaries, or (iv) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (v) arise out of actions taken or omissions to act by such Indemnitee in its capacity as a co-investor in Holdings and its Restricted Subsidiaries or a financial advisor of Holdings its Restricted Subsidiaries, Sponsor or the other Equity Investors or Permitted Holders with respect to any transaction, (w) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (to the extent involved in or aware of the Transactions) any of its Controlling Persons, Controlled Affiliates or any of the officers, directors, employees, partners or agents, advisors or representatives, of any of the foregoing, (x) result from a claim brought by the Borrower or any other Credit Party against such Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document (by such Indemnitee or its Controlling Persons or Controlled Affiliates), if the

Borrower or such other Credit Party has obtained a final non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (y) arises from disputes arising solely among Indemnitees that do not involve an Agent or Lead Arranger acting in its capacity as such or any act or omission by any Group Member or its Affiliates and are unrelated to any dispute involving, or any claim by, an Agent, a Lead Arranger, any Lender or Secured Party against any Group Member or its Affiliates, or (z) are payable as a result of a settlement agreement related to the foregoing effected without the written consent of the Borrower (which may be withheld or delayed in its sole discretion ) (in the case of this clause (z), for the avoidance of doubt, if settled with the Borrower’s written consent, or if there is a final judgment for the plaintiff against an Indemnitee in any proceeding, the Borrower shall indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above); provided, however, that such Indemnitee shall promptly refund and return to the Borrower any amount paid to such Indemnitee for fees, expenses, damages, indemnification or contribution, in each case, pursuant to this Section 10.03(b) to the extent that there is a final, non-appealable judicial determination that such Indemnitee was not entitled to the payment of such amounts pursuant to the express terms of this Section 10.03. For the avoidance of doubt, this Section 10.03(b) shall not apply to Taxes other than Taxes that represent losses, claims, damages, liabilities, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required under clause (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay (whether or not any such amount arises, in whole or in part, out of the comparative, contributory or sole negligence of the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent thereof) or such Related Party) to the Administrative Agent, the Collateral Agent or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with such outstanding Term Loans and Commitments as in effect immediately prior to such date) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), or any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Term Loans and unused Commitments at the time.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no party shall assert, and each party hereby waives, any claim against any other party hereto or any of its Related Parties on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof (in each case, other than, in the case of any Credit

Party, in respect of any such damages incurred or paid by an Indemnitee to an un-affiliated third party and otherwise required to be indemnified by a Credit Party under this Section 10.03). No party hereto nor any of its Related Parties shall be liable for any damages (other than those damages resulting from bad faith, gross negligence or willful misconduct of such Person, as determined by a court of competent jurisdiction by final and nonappealable judgment) arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than 30 Business Days after written demand (including detailed invoices) therefor.

Section 10.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than in connection with a transaction permitted by Section 6.04) without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender (and any other attempted assignment or transfer by the Borrower shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 10.04, Section 2.16(b) or Section 10.02(f), (ii) by way of participation in accordance with the provisions of clause (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest in accordance with clause (f) of this Section 10.04. Nothing in this Agreement or any other Loan Document, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans at the time owing to it), subject to, (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, an Affiliated Debt Fund, the Borrower or an Affiliate of the Borrower (in each case, other than a Disqualified Institution), the prior written consent of the Administrative Agent, and (ii) so long as (other than in the case of a proposed assignment to a Disqualified Institution, for which the Borrower’s consent (the request for such consent to be delivered both to the Borrower and the Sponsor) shall always be required; and provided that the Borrower shall have the right to withhold or delay their consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) no Event of Default under Section 8.01(a), (b), (g) with respect to the Borrower, or (h) with respect to the Borrower shall have occurred and be continuing, the Borrower (the request for such consent to be delivered both to the Borrower and the Sponsor; and the Borrower’s consent to any such assignment to be deemed to have been given if (except in the case of a proposed assignment to a Disqualified Institution) the Borrower has not responded within ten (10) Business Days of a written request for such consent); provided that:

(i) except in the case of any assignment (a) of the entire remaining amount of the assigning Lender’s Commitment and the Term Loans at the time owing to it or (b) to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment or the outstanding principal balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, in the case of any assignment in respect of Term Loans and/or Commitments, and, in each case $1,000,000 increments thereof, or if less, all of such Lender’s remaining Term Loans and Commitments of the applicable Tranche (provided that contemporaneous assignments to or by two or more affiliated Approved Funds shall be aggregated for purposes of meeting such minimum transfer amount), unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (b), (g), or (h) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed (it being understood that, without limitation, the Borrower shall have the right to withhold or delay its consent to any assignment if, (x) in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority or (y) such assignment is to a Disqualified Institution), and which consent shall be deemed to have been given by the Borrower if the Borrower shall not have responded within ten (10) Business Days of a written request for such consent);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent (which shall promptly deliver a copy of such document to the Borrower) an Assignment and Assumption, together with (other than in the case of an assignment to an Affiliate of the assigning Lender or to the Sponsor, Permitted Holders, Equity Investors, Holdings, any Subsidiaries of Holdings, or any of their respective Affiliates (including, for the avoidance of doubt, any Debt Fund Affiliate) or) a processing and recordation fee of $3,500 (which fee may be waived or reduced by the Administrative Agent in its discretion), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all other know-your-customer documentation reasonably requested by the Administrative Agent;

(iv) no assignment shall be made to a Disqualified Institution without the Borrower’s prior consent in writing (the request for such consent to be delivered both to the Borrower and the Sponsor) (which consent may be withheld in its sole discretion), and upon an inquiry by any Lender to the Administrative Agent as to whether a specific potential assignee or prospective participant is a Disqualified Institution, the

Administrative Agent shall be permitted to disclose to such inquiring Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Institutions; provided that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions and shall not be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or have any liability with respect to or arising out of any assignment or participation to or disclosure of confidential information to, a Disqualified Institution; provided, further, that the Administrative Agent shall not disclose (verbally or in writing) the list of entities that are Disqualified Institutions to any person, but may, upon the request or inquiry by any Lender, whether a particular potential assignee or participant is a Disqualified Institution (provided, that, such Lender agrees to keep such information confidential and each Lender party to this Agreement (on or after the Closing Date) expressly acknowledges that the Disqualified Institutions list (and the presence of each name thereon) shall be treated as “Information” subject to the restrictions of Section 10.12 except to the extent disclosure of a particular Disqualified Institution’s status is required in connection with a potential assignment to such particular Disqualified Institution));

(v) notwithstanding anything to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans (including, for the avoidance of doubt, through open market purchases) to Sponsor, the other Equity Investors or any other Person who is or, after giving effect to such assignment, would be an Equity Investor (other than Affiliated Debt Funds) or an Affiliate of Holdings (other than Holdings, the Borrower or any of their respective Subsidiaries or any natural person or any Affiliated Debt Funds) (collectively, the “Sponsor Investors”) (without the consent of any Person); provided that (1) the assigning Lender and each Sponsor Investor purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system or by manual execution, (2) at the time of such assignment after giving effect to such assignment, the aggregate principal amount of all outstanding Term Loans held by the Sponsor Investors shall not exceed 30% of the aggregate principal amount of all Term Loans then outstanding under this Agreement, and (3) no Sponsor Investor shall be required to make any representation that it is not in possession of MNPI with respect to Holdings, its Subsidiaries or their respective securities, and all parties to the relevant repurchases shall render customary “big boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the Assignment and Assumption; and provided, further, that:

(A) notwithstanding anything to the contrary in this Agreement, the Sponsor Investors shall not have any right to (1) attend (including by telephone or electronic means) any meeting, calls or discussions (or portions thereof) among the Administrative Agent or any Lender to which representatives of the Credit Parties are not invited or (2) receive any information or material provided by the Administrative Agent or any Lender solely to the Lenders or any communication by or among the Administrative Agent and/or one or more Lenders or have access to the Platform used to distribute information to the Lenders, except to the extent such information or materials have been made available to (or were prepared by, on behalf of, or otherwise provided by) any Credit Party or its representatives or Affiliates;

(B) notwithstanding anything in Section 10.04(b) or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders (or all Lenders or affected Lenders) have consented (or not consented) to any amendment, modification, waiver or consent with respect to any of the terms of any Loan Document or any departure by any Credit Party therefrom, the Term Loans of such Sponsor Investor shall not be included in the calculation of Required Lenders (or if such non-voting designation is unenforceable for any reason, such Sponsor Investor shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Sponsor Investors); provided that no amendment, modification, waiver or consent with respect to any Loan Document shall deprive such Sponsor Investor of its pro rata share of any payments to which such Sponsor Investor is entitled under the Loan Documents and such Sponsor Investor shall be entitled to vote on any amendment pursuant to clauses (i)-(vii) and/or (xi) of the first proviso to Section 10.02(b) or which disproportionately affects such Sponsor Investor in its capacity as a Lender; and in furtherance of the foregoing, such Sponsor Investor agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 10.04(b)(v); provided that if such Sponsor Investor fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this paragraph; and

(C) in the event that any proceeding under the Bankruptcy Code shall be instituted by or against the Borrower or any Guarantor, each Sponsor Investor shall acknowledge and agree that it is an “insider” under Section 101(31) of the Bankruptcy Code and, as such, the claims associated with the Term Loans and Commitments owned by it shall not be included in determining whether the applicable class of creditors holding such claims has voted to accept a proposed plan for purposes of section 1129(a)(10) of the Bankruptcy Code, or, alternatively, to the extent that the foregoing designation is deemed unenforceable for any reason, such Sponsor Investor shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Sponsor Investors, except to the extent that any plan of reorganization proposes to treat the Obligations held by such Sponsor Investor in a manner that is less favorable in any material respect to such Sponsor Investor than the proposed treatment of similar Obligations held by Lenders that are not Sponsor Investors.

(vi) notwithstanding anything to the contrary herein, each Sponsor Investor, in its capacity as a Lender, in its sole and absolute discretion, may make one or more capital contributions or assignments of Term Loans that it acquires in accordance with Section 10.04(b)(v) directly or indirectly to Holdings or the Borrower solely in exchange for Equity Interests of Holdings (other than Disqualified Capital Stock) or a direct or indirect parent thereof or debt securities of a parent entity of Holdings, in each case upon written notice to the Administrative Agent. Immediately upon Holdings’ or the Borrower’s acquisition of Term Loans from a Sponsor Investor, such Term Loans and all rights and obligations as a Lender related thereto shall for all purposes (including under this Agreement, the other Loan Documents and otherwise) be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and the Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such capital contribution or assignment;

(vii) [reserved];

(viii) notwithstanding anything to the contrary contained in this Section 10.04(b) or any other provision of this Agreement, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loans owing to it to Holdings, the Borrower or any of their Subsidiaries on a non-pro rata basis, subject to the following limitations:

(A) Holdings and its Restricted Subsidiaries may not make any purchases or receive Term Loans through an assignment pursuant to this Section 10.04(b)(viii) at any time after an Event of Default has occurred and is then continuing;

(B) Holdings, the Borrower or any of their Subsidiaries shall repurchase such Term Loans through either (y) conducting one or more modified Dutch auctions or other buy-back offer processes (each, an “Offer Process”) with a third party financial institution as auction agent to repurchase all or any portion of the Term Loans; provided that, (A) notice of such Offer Process shall be made to all Lenders, and (B) such Offer Process shall be conducted pursuant to procedures mutually established by the Administrative Agent and the Borrower which are consistent with this Section 10.04(b)(viii) or (z) open market purchases on a non-pro rata basis;

(C) with respect to all repurchases made by Holdings, the Borrower or any of their Subsidiaries pursuant to this Section 10.04(b)(viii), (u) none of Holdings, the Borrower or any of their respective Subsidiaries shall be required to make any representations that Holdings, the Borrower or such Subsidiary is not in possession of any information regarding Holdings, its Subsidiaries or its Affiliates, or their assets, the Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any offer or enter into any Assignment and Assumption or any of the transactions contemplated thereby that has not previously been disclosed to the Administrative Agent and Private Siders, (x) the repurchases are in compliance with Sections 6.03 and 6.06 hereof (to the extent applicable), (y) the assigning Lender and Holdings, the Borrower or such Subsidiary, as applicable, shall execute and deliver to the Administrative Agent an Assignment and Assumption in form and substance reasonably satisfactory to the Administrative Agent, and (z) all parties to the relevant repurchases shall render customary “big boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the Assignment and Assumption; and

(D) following repurchase by Holdings, the Borrower or any Restricted Subsidiary pursuant to this Section, the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Holdings, the Borrower or such Restricted Subsidiary), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (3) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document and the Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such repurchase (without limiting the foregoing, in all events, such Term Loans may not be resold or otherwise assigned, or subject to any participation, or otherwise transferred by the Borrower). In connection with any Term Loans repurchased and cancelled pursuant to this Section 10.04(b)(viii), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

Subject to the recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.04, from and after the date such recordation in the Register is made, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (including, for the avoidance of doubt, any rights and obligations pursuant to Section 2.15), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be (1) entitled to the benefits of Sections 2.12, 2.13, 2.15, and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment and (2) bound by the provisions of Section 10.12. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 10.04.

Notwithstanding anything to the contrary, each Lender that assigns its Term Loans pursuant to Section 10.04(b)(v) or (viii) acknowledges and agrees that (i) the Sponsor Investors, Holdings or

Holdings’ Subsidiaries may come into possession of additional information regarding the Loans or the Credit Parties at any time after an assignment has been effected pursuant thereto that was not known to such Lender, the applicable Sponsor Investor, Holdings or Holdings’ applicable Subsidiary at the time such assignment was effected, and that, when taken together with information that was known to the applicable Sponsor Investor, Holdings or Holdings’ applicable Subsidiary at the time of such assignment, may be information that would have been material to such Lender’s decision to enter into such assignment (such information, the “Applicable Information”; (ii) such Lender shall make independently its own analysis and determination to effect such assignment notwithstanding such Lender’s lack of knowledge of any Applicable Information; and (iii) none of the direct or indirect equityholders of Holdings, any Sponsor Investor, or any of their respective Affiliates, or any other Person, shall have any liability to such Lender with respect to nondisclosure of the Applicable Information.

(c) Register. The Administrative Agent, acting solely for this purpose as a non- fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and stated interest amounts of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be presumptively correct absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. No assignment shall be effective unless recorded in the Register. The Register is intended to cause each Term Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version) and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender (with respect to its own interests), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.

(i) Any Lender may at any time, without the consent of the Administrative Agent, the Borrower or any other person, sell participations to any person (other than a natural person or the Borrower or any of its Affiliates (other than Affiliated Debt Funds) or any Disqualified Institutions) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the

Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided, further, that any Lender selling a participation to any other person shall inquire to the Administrative Agent whether any prospective Participant is a Disqualified Institution (and upon an inquiry by any Lender to the Administrative Agent as to whether a specific potential participant is a Disqualified Institution, the

Administrative Agent shall be permitted to disclose to such inquiring Lender whether such specific prospective participant is on the list of Disqualified Institutions; provided that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions and shall not be obligated to ascertain, monitor or inquire as to whether any prospective participant is a Disqualified Institution or have any liability with respect to or arising out of any participation or disclosure of confidential information to, a Disqualified Institution; provided, further, that the Administrative Agent shall not disclose (verbally or in writing) the list of entities that are Disqualified Institutions to any person, but may, upon the request or inquiry by any Lender, whether a particular potential participant is a Disqualified Institution (provided, that, such Lender agrees to keep such information confidential and each Lender party to this Agreement (on or after the Closing Date) expressly acknowledges that the Disqualified Institutions list (and the presence of each name thereon) shall be treated as “Information” subject to the restrictions of Section 10.12 except to the extent disclosure of a particular Disqualified Institution’s status is required in connection with a potential assignment to such particular Disqualified Institution).

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with regard to amendments, modifications or waivers described in clauses (i)-(v) of the first proviso in Section 10.02(b), in each case, that directly affects such Participant. Subject to clause (e) of this Section, the Borrower agrees that each Participant shall (subject to clause (e) below) be entitled to the benefits of and subject to the obligations and requirements of Sections 2.12 and 2.15 (provided that any documentation required to be provided by a Participant pursuant to Section 2.15(e) shall be provided to the participating Lender and, if Additional Amounts are required to be paid pursuant to Section 2.15, to the Borrower and the Administrative Agent), and the definition of Excluded Taxes shall apply to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant shall be subject to Section 2.14 as though it were a Lender. Notwithstanding anything to the contrary, no Lender shall enter into any agreement with any Participant that will permit such Participant to influence or control the voting rights of such Lender except with regard to amendments, modifications and waivers described in clauses (ii)-(v) of the first proviso in Section 10.02(b) which require the consent of all Lenders or all directly affected Lenders, as applicable, in each case, that directly affects such Participant.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal and stated interest amounts of each participant’s interest in the Term Loans or other obligations under this Agreement (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of a Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version) and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code or to confirm a Participant is not a Disqualified Institution. The entries in a Participant Register shall be presumptively correct absent manifest error, and such Lender shall treat each person whose name is recorded in a Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(iv) Any such participation that does not comply with this Section shall be void ab initio and, promptly following such Lender becoming aware that any such participation has been made in breach of this Section, the Participant Register shall be modified by it to reverse such participation and shall be disclosed to the Borrower and the Administrative Agent.

(v) The Administrative Agent shall have no liability (in its capacity as Administrative Agent) for (i) maintaining a Participant Register and (ii) any Lender’s compliance with this Section 10.04, including any sale of participations to a Disqualified Institution in violation hereof by any Lender.

(e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent the right to greater payment results from a Change in Law after the Participant becomes a Participant.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender without restriction, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of the Borrower or the Administrative Agent or any other Person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Term Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Disqualified Institutions. Notwithstanding anything to the contrary herein, if any Term Loans are assigned or any participations are purchased or otherwise acquired, without the Borrower’s consent (including, without limitation, in violation of Section 10.04(b) or (d)), to any Disqualified Institution, then: (i) the Borrower may, at its sole option, expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent (provided, that the Administrative Agent shall provide appropriate cooperation to assist and facilitate the Borrower in effecting this Section 10.04(g), in each case, at the Borrower’s sole expense and provided that the Administrative Agent shall have no liability (in its capacity as Administrative Agent) for any costs or liabilities resulting from a Disqualified Institution becoming a Lender or participant in violation hereof), (I) (x) terminate any commitment of such Disqualified Institution and repay any applicable outstanding Term Loans (in the case of Term Loans, at a price equal to the least of (A) par, (B) the amount that the applicable Disqualified Institution paid to acquire such Term Loans or participation and (C) the average trading price for such Term Loans over the immediately prior five (5) trading days), without premium, penalty, prepayment fee, breakage or accrued interest, and/or (y) require such Disqualified Institution to assign its rights and obligations to one or more Eligible Assignees at the price indicated in the immediately preceding clause (x), without premium, penalty, prepayment fee, accrued interest or breakage (which assignment shall not be subject to the processing and recordation fee described in Section 10.04(b)(iii)) or (II) force the termination of any participation with respect to any Participant which is a Disqualified Institution or terminate any commitment of a Lender which has sold a participation to a Participant which is a Disqualified Institution and repay any applicable outstanding Term Loans of such Lender (in the case of Term Loans, at a price equal to the least of (A) par, (B) the amount that the applicable Disqualified Institution paid to acquire such participation in such Term Loans and (C) the average trading price for such Loans over the immediately prior five (5) trading days), without premium, penalty, prepayment fee, breakage or accrued interest, and/or (y) require such Participant which is a Disqualified Institution to assign its rights and obligations to one or more Eligible Assignees at the price indicated in the immediately preceding clause (x), without premium, penalty, prepayment fee, accrued interest or breakage (which assignment shall not be subject to the processing and recordation fee described in Section 10.04(b)(iii)), (ii) no such Disqualified Institution shall (x) receive any information or reporting provided by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders, (iii) for purposes of voting, any Term Loans, Commitments or participations held by such Disqualified Institution shall be deemed not to be outstanding and such Disqualified Institution shall have no voting or consent rights with respect to “Required Lender” or Tranche votes or consents, in each case notwithstanding Section 10.02(b), (iv) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such Disqualified Institution shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected Tranche so approves and (v) such Disqualified Institution shall not be entitled to any expense reimbursement or indemnification rights ordinarily afforded to Lenders or Participants hereunder or in any Loan Document and such Disqualified Institution shall be treated in all other respects as a Defaulting Lender.

Section 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Credit Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement (other than contingent indemnification obligations and unasserted expense reimbursement obligations) is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14, 2.15 and Article X (other than Section 10.12 which Section shall survive and remain in full force and effect for two (2) years after such consummation, repayment, payment, expiration and termination) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans and the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (PDF or TIFF format) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time due and owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party (but excluding amounts held in payroll, employee benefits, tax and other fiduciary or trust accounts) against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing, due or owing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be due and owing to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York; provided that, notwithstanding the foregoing, (i) the interpretation of the definition of Material Adverse Effect (as defined in the Closing Date Acquisition Agreement) and whether or not a Material Adverse Effect (as defined in the Closing Date Acquisition Agreement) shall have occurred and be continuing, (ii) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof the Parent (as defined in the Closing Date Acquisition Agreement) (or Parent’s applicable Affiliates) has the right to terminate their obligations under the Closing Date Acquisition Agreement or decline to consummate the Closing Date Acquisition pursuant to the terms thereof, and (iii) the determination of whether the Closing Date Acquisition has been consummated in accordance with the terms of the Closing Date Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination of any aspect thereof shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws thereof.

(b) Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the State of New York and of the United States District Court of the Southern District of New York sitting in Borough of Manhattan in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Requirements of Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto hereby irrevocably andunconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

Section 10.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (in each case, other than to a Disqualified Institution) (a) to its Affiliates and to its and its Affiliates’ respective Related Parties and numbering, administration and settlement services providers (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law, (d) to any other party hereto, (e) in connection with the exercise or enforcement of any remedies hereunder or under any other Loan Document or, in connection with any litigation, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, but only to the extent required in connection with such exercise or enforcement, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant (except, in each case, for the avoidance of doubt, for any Disqualified Institution) in, any of its rights or obligations under this Agreement and in connection with any pledge or assignment made pursuant to Section 10.04(f), (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Credit Party or to the credit facilities hereunder, (g) with the prior consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower not known by them to be subject to disclosure restrictions with respect to such Information; provided that with respect to clauses (b) and (c) above, if the Administrative Agent or any Lender receives a subpoena, interrogatory or other request (verbal or otherwise) for any Information, or believes that it is legally required to disclose any of the Information to a third party, it shall, in advance of such disclosure, to the extent legally permissible and unless such disclosure is made to any Governmental Authority or regulatory or self-regulatory authorities in the course of routine audits and reviews of such Person or any of its Related Parties, promptly provide to the Borrower written notice of any such request or requirement so that the Borrower or the applicable Credit Party (or Subsidiary thereof) may seek a protective order or other remedy; provided further that no such disclosure shall be made to any Excluded Affiliates other than to a limited number of senior employees of a Lead Arranger who are required, in accordance with industry regulations or such Lead Arranger’s internal policies and procedures, to act in a supervisory capacity and such Lead Arranger’s internal legal, compliance, risk management, credit or investment committee members, in each case solely to the extent that any such Information is disclosed to such persons on a “need to know” basis solely in connection with the transactions contemplated by this Agreement and any such persons are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of such type confidential. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section, “Information” means all non-public information received from or on behalf of Holdings or any of its Subsidiaries relating to Holdings or any of its Subsidiaries or any of their respective businesses. Except with respect to disclosing any Information to any Disqualified Institution, any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Section 10.13 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests that is required in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable Requirements of Law (collectively, the “Rate Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Term Loan hereunder, together with all Rate Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Rate Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Rate Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.15 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Credit Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Credit Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Credit Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver, of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances that might otherwise constitute a defense (other than the indefeasible payment in full of the Obligations (other than contingent indemnification obligations and unasserted expense reimbursement obligations)) available to, or a discharge of, the Credit Parties.

Section 10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers, and the Lenders, on the other hand, (B) each of the Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent, the Lead Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent, the Lead Arrangers nor any Lender has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and neither the Administrative Agent, the Lead Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower and each other Credit Party hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.17 Intercreditor Agreement.

(a) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (a) the Liens granted to the Collateral Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of any applicable Intercreditor Agreement, (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of any applicable Intercreditor Agreement, on the other hand, the terms and provisions of such Intercreditor Agreement shall control, and (c) each Lender authorizes and instructs the Administrative Agent and/or the Collateral Agent to execute any such Intercreditor Agreement or Intercompany Subordination Agreement on behalf of such Lender and to subject the Liens on the Collateral securing the Obligations to the provisions thereof, including with respect to Indebtedness that is secured by Liens and required or permitted to be pari passu with or senior to or junior to the Liens securing the Obligations (including, without limitation, any Liens incurred pursuant to Section 6.02(x), and such Lender agrees to be bound by the terms thereof.

(b) Each Secured Party hereby agrees that the Administrative Agent and/or Collateral Agent may, and authorizes and directs such Agents to enter into any intercreditor agreement and/or subordination agreement pursuant to, or contemplated by, the terms of this Credit Agreement (including with respect to Indebtedness permitted pursuant to Section 6.01 and defined terms referenced therein), and including with respect to Indebtedness that is (i) required or permitted to be subordinated in right of payment hereunder and/or (ii) secured by Liens and required or permitted to be pari passu with or senior to or junior to the Liens securing the Obligations including, without limitation, any Liens incurred pursuant to Section 6.02(x))) on its behalf and agrees to be bound by the terms thereof and, in each case, consents and agrees to the appointment of New Mountain (or its affiliated designee, representative or agent) on its behalf as collateral agent thereunder.

Section 10.18 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all or a portion of such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.19 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, Assignment and Assumptions, Borrowing Requests, Interest Election Requests, amendments or other modifications, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 10.20 Lender Action. Each Secured Party shall act collectively through the Administrative Agent. Without limiting the delegation of authority to the Administrative Agent set forth herein, the Required Lenders shall direct the Administrative Agent with respect to the exercise of rights and remedies hereunder and under the other Loan Documents (including with respect to alleging the existence or occurrence of, and exercising rights and remedies as a result of, any Default or Event of Default), and the exercise of rights and remedies with respect to (i) the Obligations, (ii) any Collateral, and (iii) any other property of any Credit Party or any past, present or future Related Party of any Credit Party. Any such rights and remedies shall not be exercised other than through the Administrative Agent. Each Secured Party agrees that it shall not, and hereby expressly and irrevocably waives any right to, take or institute any actions or proceedings, judicial or otherwise, for any right or remedy or assert any other Cause of Action against any Credit Party or any past, present or future Related Party of any Credit Party (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings or any other Cause of Action, or otherwise commence any remedial procedures, against Holdings and/or any of its Subsidiaries or their respective past, present or future Related Parties, in each case concerning this Agreement, the other Loan Documents, the Obligations, any Collateral, or any other property of any Credit Party or any past, present or future Related Party of any Credit Party or any Guarantee, other than through the Administrative Agent; provided that, for the avoidance of doubt, this paragraph may be enforced against any Secured Party by the Required Lenders, the Agents or the Borrower (or any of their Affiliates), and each Secured Party and each Agent expressly acknowledge that this sentence shall be available as a defense of the Borrower (or any of its Related Parties) in any action, proceeding, Cause of Action or remedial procedure. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and the Guarantees, to have agreed to the foregoing provisions.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BLUEFIN INTERMEDIATE HOLDINGS, LLC,
a Delaware limited liability company, as Holdings and a Guarantor

By:	/s/ Reinaldo Acosta
Name:	Reinaldo Acosta
Title:	Chief Executive Officer

BLUEFIN HOLDING, LLC,
a Delaware limited liability company, as the Borrower

By:	/s/ Reinaldo Acosta
Name:	Reinaldo Acosta
Title:	Chief Executive Officer

BLACK MOUNTAIN SYSTEMS, LLC,
a California limited liability company
LITHEO, LLC,
a Delaware limited liability company
MARIANA SYSTEMS, LLC,
a Delaware limited liability company
VERTICE TECHNOLOGIES, LLC,
a Florida limited liability company, each as a Guarantor

By:	/s/ Reinaldo Acosta
Name:	Reinaldo Acosta
Title:	Chief Executive Officer

[Signature Page to Project Arrow - Second Lien Credit Agreement]

NEW MOUNTAIN FINANCE SERVICING, L.L.C.,
as Administrative Agent and Collateral Agent

By:	/s/ James W. Stone
Name:	James W. Stone
Title:	Managing Director, Authorized Person

[Signature Page to Project Arrow - Second Lien Credit Agreement]

NEW MOUNTAIN GUARDIAN III SPV, L.L.C.

By:	/s/ James W. Stone
Name: James W. Stone
Title: Authorized Person

NEW MOUNTAIN FINANCE DB, L.L.C.,
as a wholly-owned subsidiary of New Mountain Finance Corporation

By:	/s/ James W. Stone
Name: James W. Stone
Title: Managing Director, Authorized Person

[Signature Page to Project Arrow - Second Lien Credit Agreement]

LENDERS:
TCP DIRECT LENDING FUND VIII-A, LLC

By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager

By:	/s/ Philip Tseng
Name:	Philip Tseng
Title:	Managing Director

TCP DLF VIII-L FUNDING, LP
By:	TCP DLF VIII-L GP, LLC
Its:	General Partner

By:	TCP DLF VIII ICAV, an umbrella type Irish collective asset management vehicle acting solely for and on behalf of its sub-fund TCP Direct Lending Fund VIII-L (Ireland)
Its:	Sole Member

By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager acting as attorney-in-fact

By:	/s/ Philip Tseng
Name:	Philip Tseng
Title:	Managing Director

TCP DLF VIII-S FUNDING, LLC

By:	TCP Direct Lending Fund VIII-S, LLC
Its:	Sole Member

By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager

By:	/s/ Philip Tseng
Name:	Philip Tseng
Title:	Managing Director

[Signature Page to Project Arrow - Second Lien Credit Agreement]

TCP DLF VIII-T FUNDING, LLC

By:	TCP Direct Lending Fund VIII-T, LLC
Its:	Sole Member

By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager

By:	/s/ Philip Tseng
Name:	Philip Tseng
Title:	Managing Director

BLACKROCK CREDIT STRATEGIES FUND

By:	/s/ Philip Tseng
Name:	Philip Tseng
Title:	Managing Director

BLACKROCK CAPITAL INVESTMENT CORPORATION

By:	/s/ Philip Tseng
Name:	Philip Tseng
Title:	Managing Director

[Signature Page to Project Arrow - Second Lien Credit Agreement]